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                                                                    Exhibit 2.17





                                                                  EXECUTION COPY



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                            ASSET PURCHASE AGREEMENT

                                    between

                           AGILENT TECHNOLOGIES, INC.

                                      and

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.


                         Dated as of November 17, 2000


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
ASSET PURCHASE AGREEMENT..............................................   1

ARTICLE I  DEFINITIONS AND RULES OF CONSTRUCTION......................   1
        1.1.  Definitions and Rules of Construction...................   1

ARTICLE II SALE OF ASSETS AND ASSUMPTION OF LIABILITIES...............   1
        2.1.  Asset Purchase..........................................   1
        2.2.  Assumption by Purchaser of Certain Liabilities;
                Retention by Seller of Remaining Liabilities..........   2
        2.3.  Transfer of Purchased Assets and Assumed Liabilities....   5
        2.4.  Approvals and Consents..................................   5
        2.5.  Novation and Assignment.................................   7

ARTICLE III. PURCHASE PRICE AND ADJUSTMENTS...........................   7
        3.1.  Purchase Price..........................................   7
        3.2.  Payment of Purchase Price...............................   8
        3.3.  Net Asset Adjustment....................................   8
        3.4.  Allocation of Purchase Price............................  10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER...................  11
        4.1.  Corporate Existence.....................................  11
        4.2.  Corporate Authority.....................................  11
        4.3.  Equity Interests........................................  12
        4.4.  Governmental Approvals and Consents.....................  12
        4.5.  Financial Information...................................  13
        4.6.  Absence of Certain Changes..............................  13
        4.7.  Properties..............................................  14
        4.8.  Contracts...............................................  15
        4.9.  Litigation..............................................  17
        4.10.   Intellectual Property Rights..........................  17
        4.11.   Finders; Brokers......................................  19
        4.12.   Tax Matters...........................................  19
        4.13.   Employment and Benefits...............................  19
        4.13A    Non-U.S. Benefit Plans...............................  21
        4.14.   Compliance with Laws..................................  22
        4.15.   Labor Matters.........................................  22
        4.16.   Environmental Matters.................................  23
        4.17.   Transfer of Purchased Assets..........................  23
        4.18.   Undisclosed Liabilities...............................  24
        4.19.   Products..............................................  24
        4.20.   Customers.............................................  24
        4.21.   Suppliers.............................................  25
        4.22.   No Other Representations or Warranties................  25

ARTICLE V REPRESENTATIONS OF PURCHASER................................  25
        5.1.  Corporate Existence.....................................  25


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
        5.2.    Corporate Authority........................................  26
        5.3.    Governmental Approvals and Consents........................  26
        5.4.    Financial Capacity.........................................  27
        5.5.    Finders; Brokers...........................................  27
        5.6.    Purchase for Investment....................................  27
        5.7.    No Other Representations or Warranties.....................  27

ARTICLE VI  AGREEMENTS OF PURCHASER AND SELLER.............................  28
        6.1.    Operation of the Business..................................  28
        6.2.    Investigation of Business; Confidentiality.................  30
        6.3.    Commercially Reasonable Efforts; No Inconsistent Action....  32
        6.4.    Public Disclosures.........................................  34
        6.5.    Access to Records and Personnel............................  34
        6.6.    Employee Relations and Benefits............................  36
        6.7.    Non-U.S. Employees.........................................  40
        6.8.    Post-Closing Arrangements..................................  41
        6.9.    Certain Performance Obligations............................  42
        6.10.   Non-Competition............................................  42
        6.11.   Non-Solicitation...........................................  43
        6.12.   Jointly Developed Intellectual Property....................  44
        6.13.   Use of Name and Marks......................................  44
        6.14.   Intellectual Property License Agreement....................  44
        6.15.   Insurance Matters..........................................  45
        6.16.   Tax Matters................................................  45

ARTICLE VII  CONDITIONS TO CLOSING.........................................  48
        7.1.    Conditions Precedent to Obligations of Purchaser and
                  Seller...................................................  48
        7.2.    Conditions Precedent to Obligation of Seller...............  49
        7.3.    Conditions Precedent to Obligation of Purchaser............  50

ARTICLE VIII  CLOSING......................................................  51
        8.1.    Closing Date...............................................  51
        8.2.    Purchaser Obligations......................................  51
        8.3.    Seller Obligations.........................................  51

ARTICLE IX  INDEMNIFICATION................................................  52
        9.1.    Indemnification............................................  52
        9.2.    Certain Limitations........................................  53
        9.3.    Procedures for Third-Party Claims and Excluded
                  Liabilities..............................................  54
        9.4.    Certain Procedures.........................................  55
        9.5.    Remedies Exclusive.........................................  57
        9.6.    Mitigation.................................................  57
        9.7.    Certain Environmental Matters..............................  57

ARTICLE X  TERMINATION.....................................................  59
        10.1.   Termination Events.........................................  59
        10.2.   Effect of Termination......................................  60

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
        10.3.   Termination Fee............................................  60

ARTICLE XI  MISCELLANEOUS AGREEMENTS OF THE PARTIES........................  61
        11.1.   Dispute Resolution.........................................  61
        11.2.   Notices....................................................  62
        11.3.   Bulk Transfers.............................................  63
        11.4.   Severability...............................................  63
        11.5.   Further Assurances; Further Cooperation....................  63
        11.6.   Counterparts...............................................  63
        11.7.   Expenses...................................................  63
        11.8.   Non Assignability..........................................  63
        11.9    Amendment; Waiver..........................................  64
        11.10.  Specific Performance.......................................  64
        11.11.  Third Parties..............................................  64
        11.12.  Governing Law..............................................  64
        11.13.  Consent to Jurisdiction; Waiver of July Trial..............  64
        11.14.  Schedules..................................................  65
        11.15.  Entire Agreement...........................................  65
        11.16.  Section Headings; Table of Contents........................  65

EXHIBIT A       1

EXHIBIT B       1

EXHIBIT C       1

EXHIBIT D       1

EXHIBIT E       1

EXHIBIT F       1

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement, dated as of November 17, 2000 (hereinafter, the "Agreement"), between AGILENT TECHNOLOGIES, INC., a Delaware corporation ("Seller"), and KONINKLIJKE PHILIPS ELECTRONICS N.V., a company incorporated under the laws of the Netherlands ("Purchaser").

                              W I T N E S S E T H:

        WHEREAS, Seller and certain direct and indirect Subsidiaries of Seller are engaged in, among other things, the Business (as defined herein); and

        WHEREAS, Purchaser, through one or more of its direct or indirect Subsidiaries, desires to purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, desires to sell, transfer and assign, substantially all of the assets and liabilities of the Business to Purchaser, on the terms and subject to the conditions specified in this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

        1.1. Definitions and Rules of Construction

            (a) Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Annex A.

            (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

            (c) Whenever the words "include", "including", or "includes" appear in this Agreement, they shall be read to be followed by the words "without limitation" or words having similar import.

                                   ARTICLE II
                  SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

        2.1. Asset Purchase

            Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall or shall cause one or more of its Subsidiaries to sell, assign, transfer, convey and deliver to Purchaser and/or its Designees and Purchaser shall or shall cause one or more of its Designees to purchase, acquire and accept from Seller or its Subsidiaries, as appropriate, all of Seller's and its Subsidiaries' respective right, title and interest in and to the Purchased Assets.

            As of and at the Closing, risk of loss as to the Purchased Assets shall pass from Seller and its Subsidiaries to Purchaser and its Designees except as may otherwise be provided herein.

        2.2. Assumption by Purchaser of Certain Liabilities; Retention by Seller of Remaining Liabilities

               (a) Any other provision of this Agreement notwithstanding, on the terms and subject to the conditions set forth in this Agreement, as of and following the second anniversary of the Closing Date, Purchaser or one of its Designees shall assume, pay, perform and discharge when due any and all liabilities, obligations, damages, losses, debts, claims, demands, judgments or settlements of any nature or kind, whether known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, including all costs and expenses (legal, accounting or otherwise) relating thereto (collectively, "Liabilities") of Seller and its Subsidiaries arising out of or relating to the Business and the Purchased Assets other than the Excluded Liabilities (as defined below). Any other provision of this Agreement notwithstanding, and without in any way limiting the foregoing, as of and following the Closing Date, Purchaser or one of its Designees shall assume, pay, perform and discharge when due the following Liabilities of Seller and its Subsidiaries (collectively with the Liabilities referred to in the immediately preceding sentence, the "Assumed Liabilities"):

                   (i) all Liabilities arising out of or related to the assets and liabilities reflected on the Final Closing Statement of Purchased Net Assets;

                   (ii) all Liabilities of Seller or its Subsidiaries arising after the Closing Date under the Assumed Contracts;

                   (iii) all Liabilities of Seller or its Subsidiaries arising on or prior to or after the Closing Date under or relating to Customer Contracts, Supplier Contracts and, to the extent of Seller's ability to transfer or assign such Contracts, Contracts relating to Business Intellectual Property;

                   (iv) any Liabilities arising on or prior to or after the
               Closing Date for any infringement or alleged infringement by the Business of (i) the rights of any other Person relating to Intellectual Property, or (ii) any right of any other Person relating to Intellectual Property pursuant to any license, sublicense or agreement;

                   (v) all Liabilities in respect of Medical Products sold by the Business at any time, including Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims, other than the Excluded Liabilities described in Section 2.2(b)(xii);

                   (vi) except for any Liabilities of Seller or its Subsidiaries under Section 6.6 of this Agreement, all Liabilities relating to any Transferred Employee or Business Employee and work-related claims;
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                                                                               3



                   (vii) all Liabilities of Seller or its Subsidiaries to the
               extent arising in connection with the conduct of the Business on or prior to or after the Closing Date relating to personal injury or property damage other than the Excluded Liabilities described in Section 2.2(b)(xii);

                   (viii) all Liabilities to the extent arising out of or
               relating to any activity undertaken by, or any failure to act by, Purchaser or the Business after the Closing Date;

                   (ix) all Liabilities under or relating to Environmental Law to the extent such Liabilities arise from events or conditions first occurring or existing after the Closing Date that are not related to any Release of any Hazardous Materials or violation of Environmental Law occurring or existing prior to the Closing Date;

                   (x) all other Liabilities arising out of or relating to or incurred in connection with the Business, including the operation of the Business, after the Closing Date (including the use of any of the Business Intellectual Property by Purchaser, its Designees or permissible licensees and any condition arising after the Closing Date with respect to the Purchased Assets), other than the Excluded Liabilities;

                   (xi) Liabilities of the Seller or its Subsidiaries arising out of modifications to the Restructuring made at the written request of Purchaser; and

                   (xii) after the second anniversary of the Closing Date, all
               Liabilities of Seller and its Subsidiaries arising out of or relating to the Business, whether arising prior to, on or after the Closing Date, other than the Excluded Liabilities.

               (b) Any other provision of this Agreement notwithstanding, neither Purchaser nor any Designee shall be obligated to assume, pay, perform, discharge or be responsible for any Liabilities of Seller or any of its Subsidiaries other than the Assumed Liabilities. Seller and its Subsidiaries shall retain and shall be responsible for the payment, performance and/or discharge of all Liabilities of Seller and its Subsidiaries, whether arising before or after the Closing Date, other than the Assumed Liabilities (such Liabilities, collectively, the "Excluded Liabilities"), including the following:

                   (i) any Liability of Seller or its Subsidiaries to the extent arising out of or relating to the operation or conduct by Seller or any of its Subsidiaries or Affiliates of any business other than the Business;

                   (ii) any Liability or obligation of Seller or its
               Subsidiaries to the extent arising out of or relating to any Excluded Asset;

                   (iii) any Liability in respect of Taxes that are to be borne by Seller pursuant to Sections 6.16(a) and (b);

                   (iv) any Environmental Liability;

                   (v) except for any Liabilities of Purchaser under Sections
               6.6 and 6.7, all Liabilities to or in respect of any employees of Seller or its Subsidiaries other than Transferred Employees;

                   (vi) except for any Liabilities of Purchaser under Sections
               6.6 and 6.7, all Liabilities under any Seller Plans, including any medical, life insurance, disability or other welfare plan, expenses and benefits incurred or claimed in respect of any Transferred Employee or other employee of Seller or its Subsidiaries, and any claims by such Transferred Employees, their covered dependents, or any other employees of Seller or its Subsidiaries, for benefits or claims arising or incurred prior to the Closing Date other than the Assumed Liabilities described in
               Section 2.2(a)(vi);

                   (vii) any interest expense and indebtedness (whether as
               obligor, guarantor or otherwise) of Seller or its Subsidiaries to third parties for borrowed money (other than accounts payable and amounts due in the ordinary course of business consistent with past practice under any Assumed Contract or amounts set forth on the Final Closing Statement of Purchased Net Assets);

                   (viii) any direct cost or expense or any Liability, in each case of Seller or its Subsidiaries, incurred before or after the Closing Date to the extent arising out of, resulting from or incurred in accordance with the Restructuring except for direct costs or expenses or Liabilities arising out of modifications to the Restructuring made at the written request of Purchaser;

                   (ix) any Liability for checks drawn on bank accounts of
               Seller or its Subsidiaries that have been issued but not cleared as of the Closing Date;

                   (x) (i) all accounts payable of Seller or its Subsidiaries incurred in connection with the operation of the Business prior to the Closing Date and (ii) any other Liability of Seller or any of its Subsidiaries for payment with respect to services performed or goods acquired in connection with the operation of the Business prior to the Closing Date that is not reflected on the Final Closing Statement of Purchased Net Assets;

                   (xi) any Liability of Seller or its Subsidiaries to any
               broker, finder or agent for any investment banking or brokerage fees, finder's fees or commission with respect to the transactions contemplated by this Agreement;

                   (xii) any Liability of Seller or its Subsidiaries in respect of any claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding in the nature of products liability made on or prior to the second anniversary of the Closing Date and relating to (i) Medical Products manufactured by Seller or Hewlett-Packard Company or their respective Subsidiaries prior to the Closing Date or (ii) relating to Medical Products manufactured by Purchaser or its Subsidiaries (A) on or prior to the six month anniversary of the Closing Date and (B) in all respects according to Seller's design, manufacturing and quality control specifications, practices and controls, as actually applied and implemented by the Business immediately prior to the Closing (it being understood that (1) Purchaser shall promptly notify Seller as soon as it becomes aware of any flaw or alleged flaw in such design, manufacturing and quality control specifications, practices and controls and (2) Purchaser and Seller shall work together in good faith to minimize any Losses that could result from such flaw or alleged flaw) without any alteration or deviation therefrom by Purchaser or its Subsidiaries, or other tort or wrongful act by Purchaser or its Subsidiaries, other than liabilities described in Sections 2.2(a)(iii), (iv) and (vii); and

                   (xiii) to the extent any claim, legal action, suit,
               arbitration, governmental investigation, action or other legal or administrative proceeding is or has been made by a third party on or prior to the second anniversary of the Closing Date in respect of Medical Products, the Purchased Assets or the operation or conduct by Hewlett-Packard Company or any of its Subsidiaries or Seller or any of its Subsidiaries of the Business prior to the Closing Date, including as a result of any violations of Law, all Liabilities of Seller or its Subsidiaries in respect of any such claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding other than claims, legal actions, suits, arbitrations, governmental investigations, actions or other legal or administrative proceedings relating to the Assumed Liabilities referred to in Sections 2.2(a)(i) through (xii).

        2.3. Transfer of Purchased Assets and Assumed Liabilities

            The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary to effect a conveyance of the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements shall be prepared by Seller and shall be in substantially the form attached hereto as Exhibit C (the "Local Asset Transfer Agreement"), with only such deviations therefrom as are required by local law, and shall be executed no later than at or as of the Closing by Seller and/or one or more of its Subsidiaries, as appropriate and Purchaser and/or one or more of its Designees, as appropriate.

        2.4. Approvals and Consents

            Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Purchaser or any Designee of any Purchased Asset (including any Assumed Contract or any other asset that would be a Purchased Asset pursuant to clauses (e), (f),
(i), (n) and (p) of Exhibit A if it were transferable) would result in a violation of any applicable law or would require any governmental or third-party authorizations, approvals, consents or waivers of any Governmental Authority or third party and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable law or the rights of any third party; provided, however, that the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account of such required authorization. Following the Closing, the parties shall use commercially reasonable efforts, and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, further, however, that neither Seller nor Purchaser nor any of their respective Affiliates shall be required to pay any consideration therefor, other than Transfer Taxes payable to any Governmental Authority in accordance with Section 6.16(a)(ii). Pending or in the absence of such authorization, approval, consent or waiver, Seller shall, and shall cause its Subsidiaries to, hold such Purchased Asset for the use and benefit, insofar as reasonably possible, of Purchaser and its Designees. The parties shall cooperate with each other to enter into mutually agreeable and lawful arrangements designed to provide to Purchaser the costs and benefits of use of such Purchased Asset and to Seller or its Subsidiaries the benefits, including any indemnities, that they would have obtained had the Purchased Asset been conveyed to Purchaser at the Closing. Once such authorization, approval, consent or waiver is obtained, Seller shall or shall cause its Subsidiaries to sell, assign, transfer, convey and license such Purchased Asset to Purchaser for no additional consideration. Purchaser and Seller shall be required to pay any applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license in accordance with Section 6.16(a)(ii). To the extent that any Purchased Asset cannot be provided to Purchaser following the Closing pursuant to this Section 2.4, Purchaser and Seller shall use commercially reasonable efforts to enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties the economic (taking into account Tax costs and benefits) and, to the extent permitted, operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Purchaser of its obligations thereunder. Seller and its Subsidiaries shall hold in trust for and pay to Purchaser promptly upon receipt thereof such Purchased Assets and all income, proceeds and other monies received by Seller or any of its Subsidiaries in connection with its use of any such Purchased Asset in connection with the arrangements under this Section 2.4. Seller and its Subsidiaries shall be permitted to set off against such amounts any direct costs (it being understood that Seller does not waive any claim for indirect costs) associated with the retention and maintenance of such Purchased Assets. Notwithstanding the foregoing, Seller shall have no obligation whatsoever to retain any portion of the Business, other than any individual asset or Contract (but only until such time as the transfer thereof may be effected in accordance with this Agreement), in order to obtain any such authorizations, approvals, consents or waivers referred to in this Section 2.4 or elsewhere in this Agreement. Seller and Purchaser acknowledge that the Consent of certain Governmental Authorities that are parties to Assumed Contracts may be required to assign such Assumed Contracts to Purchaser or that such Assumed Contracts may be required to be rebid; in connection therewith Purchaser acknowledges that such rebids may not be won and that such Consents may not be obtained prior to the Closing and that the failure to obtain any such Consents or win any such re-bids shall not delay the Closing or provide Purchaser with any recourse against Seller following the Closing (it being understood that this Section 2.4 shall apply, to the extent feasible, to such Assumed Contracts with Governmental Authorities).

2.5. Novation and Assignment

               (a) Each party hereto, at the request of the other, shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal governmental contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or liabilities of any nature whatsoever that constitute the Purchased Assets and the Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Purchaser and its Subsidiaries will be solely responsible for such assets and liabilities, provided, however, that neither party nor its respective Subsidiaries shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

               (b) If either party or any of its respective Subsidiaries is unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, Seller or the applicable Other Seller shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by applicable Law or the terms thereof (except to the extent expressly set forth in this Agreement or any other Transaction Document), Purchaser shall, as agent or subcontractor for Seller or such Other Seller, as the case may be, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of Seller or such Other Seller, as the case may be, thereunder from and after the Closing Date. Seller shall, without further consideration, pay and remit, or cause to be paid or remitted, to Purchaser or its appropriate Designee promptly all money, rights and other consideration received by it in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Seller shall thereafter assign, or cause to be assigned, all its rights, obligations and other liabilities thereunder to Purchaser or its Designee without payment of further consideration and Purchaser or its Designee shall, without the payment of any further consideration, assume such rights and obligations.

                                  ARTICLE III
                         PURCHASE PRICE AND ADJUSTMENTS

        3.1. Purchase Price

            The purchase price in respect of the Purchased Assets and Assumed Liabilities shall be an amount in cash equal to One Billion, Seven Hundred Million Dollars and no cents ($1,700,000,000) (the "Purchase Price"), as such amount may be adjusted pursuant to Section 3.3.

        3.2. Payment of Purchase Price

            On the Closing Date, Purchaser shall pay for itself (where it is acting as Purchaser) and otherwise as agent for and on behalf of each of the relevant Designees to Seller for its own account (where it is acting as Seller) and otherwise as agent for each of the relevant Other Sellers the Purchase Price. Such amount shall be payable in United States dollars in immediately available federal funds to such bank account or accounts as shall be designated by Seller no later than the second Business Day prior to the Closing.

        3.3. Net Asset Adjustment

               (a) Calculation of Net Asset Adjustment. In accordance with the provisions of this Section 3.3(a), Purchaser and Seller agree that to the extent that the Final Closing Purchased Net Assets exceed $400 million, Purchaser for itself (where it is acting as Purchaser) and otherwise as agent for and on behalf of each of the relevant Designees shall pay to Seller for itself (where it is acting as Seller) and otherwise as agent for and on behalf of each of the relevant Other Sellers such excess (the "Excess Amount"), and to the extent that the Final Closing Purchased Net Assets are less than $400 million, Seller for itself (where it is acting as Seller) and otherwise as agent for each of the relevant Other Sellers shall pay to Purchaser for itself (where it is acting as Purchaser) and otherwise as agent for and on behalf of each of the relevant Designees such shortfall (the "Deficiency Amount"). For purposes of this Agreement, "Final Closing Purchased Net Assets" shall mean the excess of the Purchased Assets over the Assumed Liabilities, as of the close of business on the Closing Date, calculated in accordance with the accounting principles and procedures set forth in
        Schedule 3.3.

               (b) Final Closing Statement of Purchased Net Assets. As promptly as practicable following the Closing, but in no event later than 120 days following the Closing Date, Seller shall: (i) prepare and deliver to Purchaser (A) a Final Closing Statement of Purchased Net Assets, prepared in accordance with the accounting principles and procedures set forth in Schedule 3.3 showing the Purchased Assets and Assumed Liabilities on a consolidated basis as of the close of business on the Closing Date (the "Final Closing Statement of Purchased Net Assets"),
        (B) a calculation of the Excess Amount or the Deficiency Amount, if any, as the case may be, (C) a certificate of the Chief Financial Officer of Seller stating that the Final Closing Statement of Purchased Net Assets has been calculated in accordance with the accounting principles and procedures set forth in Schedule 3.3 and that the Excess Amount or Deficiency Amount, if any, as the case may be, has been calculated in accordance with Section 3.3(a) and (D) a report from PricewaterhouseCoopers LLP ("PWC") substantially in the form set forth in Schedule 3.3 and a separate report from PWC stating that the Excess Amount or Deficiency Amount, if any, as the case may be, has been calculated in accordance with Section 3.3(a); and (ii) make available to Purchaser all relevant books and records relating to the Final Closing Statement of Purchased Net Assets and the calculation of the Excess Amount or the Deficiency Amount, if any, as the case may be. Purchaser shall cooperate with Seller in the preparation of the Final Closing Statement of Purchased Net Assets and the calculation of the Excess Amount or the Deficiency Amount, if any, as the case may be. Without limiting the generality of the foregoing, Purchaser shall provide

        Seller and its representatives with reasonable access, during normal business hours, to the facilities, personnel and accounting records of the Business acquired by Purchaser or its Designee, to the extent reasonably necessary to permit Seller to prepare the Final Closing Statement of Purchased Net Assets and the calculation of the Excess Amount or Deficiency Amount, if any, as the case may be.

               (c) Review of the Final Closing Statement of Purchased Net Assets. During the 45-day period following Purchaser's receipt of the Final Closing Statement of Purchased Net Assets and the calculation of the Excess Amount or Deficiency Amount, if any, as the case may be (the "Review Period"), Purchaser and its representatives, including its independent auditors, shall be afforded the opportunity to review the Final Closing Statement of Purchased Net Assets and the calculation of the Excess Amount or Deficiency Amount, if any, as the case may be, and the relevant supporting documentation and accountants' workpapers relating thereto. To the extent Seller retains any information of the Business, Seller shall provide reasonable assistance to Purchaser and its representatives, including its independent auditors, in connection with such review.

               (d) Proposed Adjustment Notice. If Purchaser believes that the Final Closing Statement of Purchased Net Assets was not calculated in accordance with the accounting principles and procedures set forth in
        Schedule 3.3 or the Excess Amount or Deficiency Amount, if any, as the case may be, was not prepared in accordance with Section 3.3(a), Purchaser shall deliver to Seller, prior to the expiration of the Review Period, a proposed adjustment notice ("Proposed Adjustment Notice"). If Purchaser does not deliver a Proposed Adjustment Notice to Seller prior to the expiration of the Review Period, the Final Closing Statement of Purchased Net Assets and the Excess Amount or Deficiency Amount, if any, as the case may be, shall become final, binding and conclusive on both Purchaser and Seller.

               (e) Dispute Resolution. If a Proposed Adjustment Notice is delivered within the period set forth in Section 3.3(d), Purchaser and Seller shall negotiate in good faith for a 30 day period commencing on the date of delivery of the Proposed Adjustment Notice to resolve such dispute. If Purchaser and Seller cannot resolve such dispute within such 30 day period, Purchaser and Seller shall retain Arthur Andersen LLP to act as the arbitrator (the "Arbitrator") of such dispute; provided, however, that if either party shall reasonably discover a conflict of interest associated with the Arbitrator, the parties shall promptly select another mutually acceptable accounting firm of internationally recognized reputation to act as the Arbitrator of such dispute. Purchaser and Seller agree to execute an engagement letter retaining the Arbitrator, which engagement letter shall contain customary terms. Any such arbitration shall be conducted in New York, New York, and such proceedings shall be in English. The Arbitrator shall be requested to act promptly to resolve any dispute in accordance with the terms of this Agreement, it being understood that the sole issues for the Arbitrator shall be whether the Final Closing Statement of Purchased Net Assets was prepared in accordance with the accounting principles and procedures set forth in Schedule 3.3, and whether the Excess Amount or Deficiency Amount, if any, as the case may be, was calculated in accordance with

        Section 3.3(a). The agreement with the Arbitrator shall provide that the Arbitrator shall issue its written decision within thirty days after the appointment of such Arbitrator, which decision shall be final, binding and conclusive on both Purchaser and Seller. Purchaser and Seller shall cooperate with the Arbitrator in connection with this Section 3.3(e). Without limiting the generality of the foregoing, Purchaser and Seller shall each provide, or cause to be provided, to the Arbitrator all information, and to make available at the arbitration proceeding all personnel, as are reasonably necessary to permit the Arbitrator to resolve any disputes pursuant to this Section 3.3(e). The expenses of the Arbitrator in resolving any disputes under this Section 3.3(e) shall be borne equally by Purchaser and Seller.

               (f) Payment of Excess Amount or Deficiency Amount. If the Final Closing Statement of Purchased Net Assets results in a Deficiency Amount, then Seller shall pay to an account designated by Purchaser in immediately available funds an amount equal to the Deficiency Amount plus interest for the number of days from and including the thirtieth day following the Closing Date to but excluding the payment date, at a rate equal to the Prime Rate, compounded on the basis of actual days elapsed over a 365-day year, or if the Final Closing Statement of Purchased Net Assets results in an Excess Amount, then Purchaser shall pay to an account designated by Seller in immediately available funds an amount equal to the Excess Amount plus interest for the number of days from and including the thirtieth day following the Closing Date to but excluding the payment date, at a rate equal to the Prime Rate, compounded on the basis of actual days elapsed over a 365-day year, in each case within three Business Days of the Final Closing Statement of Purchased Net Assets becoming final and binding in accordance with
        Section 3.3(d) or Section 3.3(e). The payment of any Excess Amount or Deficiency Amount, including any interest accrued pursuant to this
        Section 3.3(f), shall not be subject to any hold-backs, escrows or other reductions or restrictions.

        3.4. Allocation of Purchase Price

               (a) Seller and Purchaser agree to allocate the Purchase Price (and all other capitalizable costs) for all tax purposes as shown on an allocation schedule (the "Allocation Schedule") prepared by an internationally recognized accounting firm selected by Purchaser with Seller's consent, which consent shall not be unreasonably withheld. Seller and Purchaser agree to cooperate with each other and such accounting firm in the preparation of the Allocation Schedule. Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated according to the Allocation Schedule by Seller or Purchaser, as appropriate.

        3.5. Adjustment for Purchased Subsidiaries

            If, pursuant to a valuation to be performed within 45 days of the date of this Agreement by the accounting firm selected pursuant to Section 3.4 (the "Preliminary Valuation"), the Purchased Subsidiaries are valued at an amount greater than $40,500,000, then Seller will, within ten Business Days after receipt of the Preliminary Valuation, at its option, either (i) pay to Purchaser an amount equal to 23% of the excess of (x) the amount determined pursuant to the Preliminary Valuation over (y) $40,500,000 or (ii) transfer to Purchaser the assets of the Purchased Subsidiaries in lieu of the capital stock thereof.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller (on behalf of itself and the Other Sellers) represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

        4.1. Corporate Existence

            Seller and each Other Seller (as defined in Section 4.2) (a) is duly organized and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of Seller and each Other Seller has the requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets, including the properties and assets included in the Purchased Assets, and to carry on the Business as the same is now being conducted, and (b) is duly authorized, qualified or licensed to do business in every jurisdiction wherein, by reason of the nature of the Business, the same is required, except where the failure of the foregoing to be true and correct would not have a Seller Material Adverse Effect.

        4.2. Corporate Authority

               (a) This Agreement and the other agreements, instruments and documents to be executed, delivered and/or filed in connection herewith (collectively with this Agreement, the "Transaction Documents") to which Seller and the Subsidiaries of Seller entering into the Transaction Documents (such Subsidiaries being referred to herein collectively as the "Other Sellers" and each individually as an "Other Seller") is a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been or, in the case of the other Transaction Documents will be prior to the Closing, duly authorized by the Board of Directors (or a duly authorized committee or representative thereof) of Seller and such Other Seller, and will be duly authorized by each applicable Other Seller by all requisite corporate, shareholder, partnership or other action prior to the Closing, and Seller and each Other Seller has or, in the case of the Other Sellers, will have at or prior to the Closing full power and authority to execute, deliver and/or file the Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Seller, and the other Transaction Documents will be duly executed, delivered and/or filed by Seller and any Other Seller party thereto, and this Agreement constitutes, and the other Transaction Documents when so executed, delivered and/or filed will constitute, a valid and legally binding obligation of Seller and/or any Other Seller, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               (b) Except (a) for required filings under the HSR Act (as defined in Section 6.3(b)), and any other applicable laws or regulations relating to antitrust or competition (collectively, "Antitrust Regulations"), (b) if determined to be necessary by Seller, the filing of this Agreement with the Securities and Exchange Commission (the "SEC") and (c) as set forth in Schedule 4.2, the execution, delivery and/or filing of this Agreement and the other Transaction Documents by Seller and/or each of the Other Sellers and the consummation by Seller and each of the Other Sellers of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Seller and/or any Other Seller, (B) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, or result in the creation of any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien (including any lien for unpaid Taxes), claim, charge, security interest, option or any restriction or other encumbrance of any kind (collectively, "Liens") under, any Contract set forth in Schedule 4.8(a), or (C) violate, conflict with or result in any breach under any provision of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller and/or any Other Seller or any of their respective properties or assets, except, in the case of clauses
        (B) and (C), to the extent that any such breach, default, termination, cancellation, acceleration, loss, Lien, violation, conflict, breach or loss would not have a Seller Material Adverse Effect.

        4.3. Equity Interests

            Schedule 4.3 sets forth the capital stock of or other equity interests in any corporation, partnership or other entity that are included in the Purchased Assets (the "Purchased Subsidiaries"). Except for the equity securities specified in Schedule 4.3, Zymed, Inc. and Anesthesia Recording Inc. (collectively, the "Wholly Owned Subsidiaries") have no equity securities reserved for issuance. Except as set forth in Schedule 4.3, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Wholly Owned Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Wholly Owned Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Wholly Owned Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of such Wholly Owned Subsidiaries on any matter. Except as set forth in Schedule 4.3, at the time of the Closing, Seller or one of its Subsidiaries will have good and marketable title to all such capital stock or other equity interests described in Schedule 4.3, free and clear of all Liens.

        4.4. Governmental Approvals and Consents

            Except as set forth in Schedule 4.4 hereto and except for any consents required under any Antitrust Regulations, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any United States or foreign, federal, state, provincial, municipal or local government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality ("Governmental Authority"), is required on the part of Seller or any Other Seller in connection with the execution, delivery, performance and/or filing of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, orders or authorizations, licenses or permits, filings or notices which have been or will as of the Closing Date be obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have a Seller Material Adverse Effect.

        4.5. Financial Information

            Schedule 4.5 contains a statement setting forth the Purchased Assets and the Assumed Liabilities as of July 31, 2000 (the "Statement of Purchased Net Assets"), and a statement of operating revenues and expenses of the Business for the nine months ended July 31, 2000 (the "Statement of Operating Revenues and Expenses" and, together with the Statement of Purchased Net Assets, the "Business Financial Statements"). The Business Financial Statements (i) have been prepared in accordance with the accounting principles and procedures set forth in the notes to the Business Financial Statements, (ii) are derived from the unaudited consolidated financial statements of Seller and its Subsidiaries as of and for the nine months ended July 31, 2000 (the "Seller Financial Statements") and (iii) fairly present in all material respects the Purchased Assets and Assumed Liabilities as of the date of such Business Financial Statements and the results of operations of the Business for the period covered by the Business Financial Statements in accordance with the accounting principles and procedures set forth in the notes to the Business Financial Statements.

        4.6. Absence of Certain Changes

            Except (a) for the Restructuring, (b) as set forth in Schedule 4.6,
(c) to the extent disclosed in the Seller SEC Reports with respect to the Business or (d) as otherwise permitted pursuant to this Agreement, since October 31, 1999, (i) the Business has been conducted in all material respects in the ordinary course and in substantially the same manner as previously conducted and
(ii) there has been no fact or occurrence that has had or is reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect, other than as a result of (A) changes in Sellers' customers (including dealers and distributors), suppliers, licensors that are parties to the Business Intellectual Property Licenses or employees (or in Sellers' relationships with any such Persons) to the extent arising in connection with the announcement of the transactions contemplated by this Agreement, (B) changes in prevailing interest rates, in general economic conditions, in applicable Law or the official interpretations thereof or in United States generally accepted accounting principles in effect from time to time ("GAAP") or (C) changes affecting the Medical Products industry generally, which shall include the design, development, research, manufacture, supply, distribution, sale and maintenance of Medical Products.

        4.7. Properties

               (a) Seller or one or more of the Other Sellers has, or at the Closing will have, good title to the personal property owned by Seller and the Other Sellers in respect of the Business and to be transferred to Purchaser in accordance with Article II hereof, free and clear of all Liens, except (i) as disclosed in the Business Financial Statements,
        (ii) as disclosed in Schedule 4.7(a), (iii) Liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings, (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (v) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (vi) Liens that do not materially affect the value or use of the underlying asset.

               (b) Schedule 4.7(b) contains a list of all real property to be transferred to Purchaser or its Designees in accordance with Article II ("Owned Real Property"). Seller or one or more of the Other Sellers has good, marketable and insurable fee simple title to the Owned Real Property, free and clear in all material respects of all Liens, excluding all matters shown as exceptions to title in the Title Policy. A true and complete copy of the Title Policy has been delivered to Purchaser. Seller or the Other Sellers have not disposed of, or taken any steps to dispose of, the Owned Real Property and are not under any commitment to dispose of it in whole or in part. All certificates of occupancy, permits, licenses, approval and authorizations (collectively, "Real Property Permits") of all Governmental Authorities having jurisdiction over the Owned Real Property or any portion thereof have been obtained and are in full force in effect to operate and occupy such Owned Real Property, except to the extent the absence or invalidity of any Real Property Permit does not materially and adversely affect the value or operation and occupancy of such Owned Real Property. None of Seller or the Other Sellers has received any written notice from any Governmental Authority having jurisdiction over any of the Owned Real Property suspending, revoking or canceling any Real Property Permit, or modifying any Real Property Permit in a manner which materially and adversely effects the operation of the Business or the occupancy of the Owned Real Property. There are no actions or orders pending, or to the knowledge of Seller or any of the Other Sellers, threatened against or relating to the condemnation of the Owned Real Property, or any portion thereof. Schedule 4.7(b) describes certain transactions related to the Owned Real Property (the "Entrance Project"). Prior to the Closing, Seller shall use commercially reasonable efforts to procure in the ordinary course the permits and licenses necessary to complete the Entrance Project and to obtain the property contemplated to be obtained at no cost in connection therewith, but shall not be required to commence construction of the Entrance Project. In the event Purchaser elects to continue the Entrance Project and the construction thereof following the Closing, Seller shall have no liability for any costs or other expenses in connection therewith.

               (c) Schedule 4.7(c) contains a list of all leases or subleases of real property to be assigned to Purchaser in accordance with Article II ("Leased Real Property" and, together with the Owned Real Property, "Real Property"). True and complete copies of each lease or sublease relating to each Leased Real Property have been delivered to Purchaser. Seller or one of the Other Sellers has a good, valid and subsisting leasehold or subleasehold estate in each Leased Real Property for the full term of the lease thereof. None of Seller or the Other Sellers has received a written notice from any landlord or sublandlord of any default (or condition or event which, after notice or lapse of time or both, would constitute a default) under any such lease.

        4.8. Contracts

        (a) Except as set forth in Schedule 4.8(a), no Contract that constitutes an Assumed Contract is:

                   (i) a written employment agreement or employment contract
               that provides for an annual salary in excess of $200,000 and is not terminable by Seller or its Subsidiaries by notice of not more than 60 days for a cost of less than $200,000;

                   (ii) [reserved];

                   (iii) contains a covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement) that materially limits the conduct of the Business as presently conducted or that would be applicable following the Closing to the conduct or operation of the business of Purchaser and its Subsidiaries (other than the Business), other than covenants or other agreements entered into in the ordinary course of business in connection with (A) third party licenses or other agreements concerning rights to the Business Intellectual Property to which Seller or any Other Seller is a party, (B) distribution or supply arrangements and (C) joint development or product development agreements;

                   (iv) a lease, sublease or similar Contract with any Person under which (A) Seller or any of its Subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) Seller or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any Person, any machinery, equipment, vehicle or other tangible personal property owned or leased by Seller or its Subsidiaries in any such case that has an aggregate future liability or receivable, as the case may be, in any fiscal year in excess of $2,000,000 and is not terminable by Seller or any of its Subsidiaries by notice of not more than 60 days for a cost of less than $2,000,000;

                   (v) (A) a continuing Contract for the future purchase by
               Seller or its Subsidiaries of materials, supplies, equipment or services (other than purchase orders for inventory (i.e., raw materials, work in process and finished goods) in the ordinary course of business consistent with past practice), (B) a management, consulting or other similar Contract for services to be provided to Seller or any of its Subsidiaries or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability in any fiscal year to any Person in excess of $2,000,000 and is not terminable by Seller or any of its Subsidiaries by notice of not more than 60 days for a cost of less than $2,000,000;

                   (vi) a Contract under which Seller or any of its Subsidiaries has borrowed any money from, incurred any indebtedness to, or issued any note, bond, debenture or other evidence of indebtedness to, any Person, other than Contracts relating to trade payables, in excess of $2,000,000 individually or $10,000,000 in the aggregate;

                   (vii) a Contract (including any take-or-pay or keepwell
               agreement) under which (A) any Person has guaranteed indebtedness, liabilities or obligations of Seller or its Subsidiaries or (B) Seller or any of its Subsidiaries has guaranteed indebtedness, liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of the Business consistent with past practice), in each case in excess of $2,000,000 individually or $10,000,000 in the aggregate;

                   (viii) a Contract under which Seller or any of its
               Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Seller or any of its Subsidiaries or the equity investments discussed in Section 4.3, other than extensions of trade credit in the ordinary course of the Business consistent with past practice and loans to employees in the ordinary course of business consistent with past practice not in excess of $200,000 per employee) in excess of $2,000,000 individually or $10,000,000 in the aggregate;

                   (ix) a Contract granting a Lien upon any property used in
               connection with the Business or any other Purchased Asset which Lien secures an obligation in excess of $2,000,000, other than conditional sales agreements, title retention agreements or similar installment contracts;

                   (x) a Contract with (A) Seller, Hewlett-Packard Company or any of their respective Subsidiaries or Affiliates or (B) any officer, director or employee of Seller or Hewlett-Packard Company or any of their respective Affiliates (other than employment agreements covered by clause (i) above);

                   (xi) a Contract for any joint venture or partnership;

                   (xii) a Contract providing for the services of any dealer, distributor, sales representative, franchise or similar representative that are reasonably likely to involve the payment or receipt in any fiscal year in excess of $2,000,000 by Seller or any of its Subsidiaries, other than such contracts (including with original equipment manufacturers) entered into in the ordinary course of the Business consistent with past practice;

                   (xiii) a Contract providing for or relating to any exchange or hedge of risks relating to the prices or level of currencies, commodities or interest rates; or

                   (xiv) a Contract providing for any financing arrangement,
               agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that would provide for recourse to Purchaser or any of its Subsidiaries following the Closing.

        (b) Except as set forth in Schedule 4.8(b), all Assumed Contracts are valid, binding and in full force and effect with respect to Seller or its Subsidiary party thereto, except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, and have not been amended or modified in any material respect except as set forth therein. Except as set forth in
Schedule 4.8(b), Seller and its Subsidiaries have performed all material obligations required to be performed by them to date under the Assumed Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the knowledge of Seller, no other party to any Assumed Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except in either of the foregoing cases for any breach or default that would not, individually or in the aggregate, have a Seller Material Adverse Effect.

        (c) Notwithstanding the foregoing, this Section 4.8 shall not apply to Business Intellectual Property (which is covered by Section 4.10), real property (which is covered by Section 4.7) and Employee Plans (which are covered by Section 4.13).

        4.9. Litigation

            Neither Seller nor any Other Seller is subject to any order, judgment, stipulation, injunction, decree or agreement with any Governmental Authority, which would prevent or materially interfere with or delay the consummation of the Purchase or has or is reasonably likely to have a Seller Material Adverse Effect. No claim, action, suit, proceeding or investigation is pending or, to the knowledge of Seller, threatened against Seller or any Other Seller which would prevent or materially interfere with or delay the consummation of the Purchase. Except to the extent disclosed in the Seller SEC Reports with respect to the Business or Schedule 4.9 there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller or any Other Sellers in respect of the Business which are reasonably likely to have a Seller Material Adverse Effect.

        4.10. Intellectual Property Rights

               (a) Schedule 4.10(a) sets forth a list of all of the Intellectual Property (as defined below) owned by Seller and each Other Seller that relates to or is used or has been developed in connection with the Business as currently conducted by any of them and that Seller or the Other Sellers have determined in the ordinary course of their business relates primarily to the Business. Except as set forth in Schedule 4.10(a) and except as would not reasonably be expected to result in a Seller Material Adverse Effect, to the respective knowledge of Seller and each Other Seller, (i) Seller or an Other Seller owns or has rights to all patents, inventions, discoveries, copyrights, trademarks, service marks, trade dress, trade secrets and other rights in and to intellectual property (collectively, "Intellectual Property") necessary for the conduct of the Business as currently conducted by Seller or the Other Sellers (such Intellectual Property, including the items listed on Schedule 4.10(a), together with the rights granted by Seller to Purchaser under the license agreements to be entered into pursuant to Sections 6.13 and 6.14 below, the "Business Intellectual Property");
        (ii) Seller and each Other Seller have taken commercially reasonable measures to preserve and maintain the Business Intellectual Property;
        (iii) neither Seller nor any Other Seller has received any definitive notice alleging that Seller or the Other Seller's use of the Business Intellectual Property violates any right in or to any valid Intellectual Property owned by any third party; and (iv) except as set forth in
        Schedule 4.10(a) (Part 5) or Schedule 4.10(b), Seller or an Other Seller owns the Intellectual Property listed on Schedule 4.10(a) free and clear of any Liens.

               (b) Schedule 4.10(b) sets forth a list of those third party licenses or other agreements concerning rights to the Business Intellectual Property to which Seller or any Other Seller is a party that are material to the Business (the "Business Intellectual Property Licenses"). Except as set forth in Schedule 4.10(b), to the knowledge of Seller, (i) such Business Intellectual Property Licenses are valid and in full force and effect and (ii) neither Seller nor such Other Seller is in default or breach thereunder, except (x) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing or (y) where the failure of such Business Intellectual Property Licenses to be valid or in full force and effect or where such default or breach would not have a Seller Material Adverse Effect.

               (c) Except as disclosed in Schedule 4.10(c), no proceedings have been instituted or are pending or, to the knowledge of Seller, threatened, which challenge the rights of Seller, Purchaser or any of their respective Subsidiaries with respect to the Business Intellectual Property, and none of the Business Intellectual Property is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority affecting the rights of Seller, Purchaser or any of their respective Subsidiaries with respect thereto.

               (d) Except as disclosed in Schedule 4.10(d), to the knowledge of Seller, neither Seller nor any of its Subsidiaries has, in connection with the Business or in connection with the research, development, manufacture, sale and maintenance of Medical Products, infringed or violated the Intellectual Property of any third party, except for any such infringements or violations which would not, individually or in the aggregate, have a Seller Material Adverse Effect.

               (e) Except as disclosed by Seller to Purchaser in writing prior to the Closing Date, Seller or its Subsidiaries have paid all filing, maintenance and renewal fees necessary to preserve its rights with respect to any registered Business Intellectual Property owned by Seller or any Other Seller. Seller and its Subsidiaries have used commercially reasonable efforts to prosecute those applications for registrations of the Business Intellectual Property that are pending.

               (f) The Business Intellectual Property conveyed to Purchaser pursuant to Section 2.1, together with the Business Intellectual Property licensed to Purchaser under the license agreements to be executed pursuant to Sections 6.13 and 6.14, comprise all the Intellectual Property necessary to conduct the Business in all material respects as it is currently conducted.

        4.11. Finders; Brokers

            With the exception of fees and expenses payable to Goldman, Sachs & Co., which shall be Seller's sole responsibility, none of Seller or any Other Seller has employed any finder or broker in connection with the Purchase who would have a valid claim for a fee or commission from Purchaser or any Designee in connection with the Purchase.

        4.12. Tax Matters

               (a) Except as set forth in Schedule 4.12(a), Seller has not made any material elections with respect to Taxes regarding the Purchased Assets or the Purchased Subsidiaries that Purchaser (i) cannot revoke or
        (ii) can revoke only by incurring, as the result of such revocation, a penalty or liability for a payment of any amount in addition to any Taxes it would otherwise incur in the ordinary course of the Business consistent with past practice.

               (b) Except as set forth in Schedule 4.12(b), to Seller's knowledge none of the Purchased Assets or the Purchased Subsidiaries is the beneficiary of any material state, local or foreign tax holiday or government subsidy that is not available to corporate taxpayers generally.

               (c) Except as set forth in Schedule 4.12(c), (i) Seller is not currently engaged and has not been engaged during the five year period ending on the Closing Date, in any material disputes with any Taxing Authority with respect to Taxes attributable to the Purchased Assets or the Purchased Subsidiaries, and (ii) no Taxing Authority has proposed to make or has made any material adjustment with respect to Taxes attributable to the Purchased Assets or the Purchased Subsidiaries.

               (d) There is no material liability for any unpaid Taxes in respect of the Purchased Assets or the Purchased Subsidiaries.

        4.13. Employment and Benefits

               (a) Schedule 4.13 sets forth a list of each material Seller Plan; provided, however, that, as soon as practicable following the execution of this Agreement (but no later than 30 days prior to the Closing Date), Seller shall provide Purchaser a supplemental Schedule 4.13 (the "Supplemental Schedule") that sets forth a list of all the Seller Plans not previously listed on Schedule 4.13; provided, further that, to the knowledge of Seller, the benefits under the Seller Plans listed on the Supplemental Schedule shall not consist of a material portion of the benefits provided to the Business Employees.

               (b) With respect to each material Seller Plan, Seller has provided or made available to Purchaser a current, accurate and complete copy thereof and any summary plan description; provided, that Seller shall provide or make available each Seller Plan on the Supplemental Schedule as soon as practicable following the execution of this Agreement but no later than 30 days prior to the Closing Date.

               (c) The Seller Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable U.S. laws and have been administered in accordance with their terms and such laws, except where the failure to so comply could not have a Seller Material Adverse Effect.

               (d) Except as set forth in Schedule 4.13(d), there are no pending or, to the knowledge of Seller, threatened claims and no pending or, to the knowledge of Seller, threatened litigation with respect to any Seller Plans, other than ordinary and usual claims for benefits by participants and beneficiaries, that could reasonably be expected to have a Seller Material Adverse Effect.

               (e) Except as set forth in Schedule 4.13(e), each Seller Plan which is an "employee pension benefit plan" within the meaning of
        Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

               (f) No unsatisfied liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, related to the Business and currently or formerly maintained by either Seller or any of its Subsidiaries, or the single-employer plan of any entity related to the Business which is considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Seller and the Subsidiaries have not incurred and do not expect to incur any unsatisfied withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).

               (g) Except as set forth in Schedule 4.13(g), the consummation of the transactions contemplated by this Agreement will not (x) other than as provided in Section 6.6 of this Agreement, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Seller Plans or (y) result in payments under any of the Seller Plans which would not be deductible under Section 280G of the Code.

               (h) Neither Seller nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Seller Plan, except as set forth in Schedule 4.13(h) or required by COBRA.

        4.13A Non-U.S. Benefit Plans

               (a) This Section 4.13A shall apply to the Non-U.S. Benefit Plans, as defined in Schedule 6.7(d). Terms used in this clause shall be as defined in Schedule 6.7(d).

               (b) To Seller's knowledge, there are no material intentions or commitments, which are not already described in Schedule 6.7(a)(ii), whether legally binding or not, to create any additional plan or modify or change any existing Non-U.S. Benefit Plan, that would affect any Plan Beneficiary.

               (c) Seller has delivered to Purchaser copies of all documents currently governing the Material Plans and copies of all material documents currently governing the Non-Material Plans, including any documentation relating to the commitments referred to in Section 4.13A(b) above and any financing vehicles underlying the Non-U.S. Benefit Plans. As soon as practicable following the date hereof, but prior to the Closing Date, Seller will provide to Purchaser a list of each material insurance policy maintained by Seller with respect to any of the Non-U.S. Benefit Plans used in or otherwise related to the Business as presently conducted.

               (d) To Seller's knowledge, all the Non-U.S. Benefit Plans which are intended, to the extent allowable under Applicable Local Law, to obtain tax exemption on contributions, benefits and/or invested assets under Applicable Local Law now meet, and since their inception have met, the requirements for such tax exemption under Applicable Local Law. To Seller's knowledge, the tax exemption of no Non-U.S. Benefit Plan is the subject of examination or pending cancellation.

               (e) To Seller's knowledge, no event has occurred that would subject any party to the imposition of any penalty with respect to the administration of any Non-U.S. Benefit Plan so far as it relates to Transferred Employees. Seller has not (and to the best of its knowledge, no Non-U.S. Benefit Plan, fiduciary or mandated custodian of any Non-U.S. Benefit Plan has) acted in a manner that would subject any party to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by the way of indemnity or otherwise).

               (f) To Seller's knowledge, there are no actions, suits or claims pending, threatened or anticipated (other than routine claims for benefits) against any Non-U.S. Benefit Plan or against the assets or custodians of any Non-U.S. Benefit Plan in connection with any Transferring Employee.

               (g) With respect to each Non-U.S. Benefit Plan, the benefits to be provided under such plan to or in respect of Transferring Employees which have accrued in accordance with Applicable Local Law on or prior to Closing Date have been paid and/or properly reflected on the books and records and other financial reports of Seller.

               (h) To Seller's knowledge, the value of the pension liabilities in respect of Non-U.S. Business Employees under the Material Plans as at the Closing Date, valued in accordance with the FAS assumptions applied to each plan as at April 2000, is equal to or greater than approximately 80% of the value of the total pension liabilities in respect of all Transferring Employees under all of Seller's defined benefit Non-U.S. Benefit Plans as at the Closing Date, valued in accordance with the FAS assumptions applied to each such plan as at April 2000, or, in respect of plans to which U.S. Financial Accounting Standard ("FAS") assumptions were not applied, in accordance with the local actuarial or accounting assumptions applied to each such plan for its most recent valuation.

        4.14. Compliance with Laws

            Except as may be indicated in Schedule 4.14, the Business is, and since October 31, 1997 has been, conducted by Seller and the Other Sellers (and, to the knowledge of Seller, by Hewlett-Packard Company) in all material respects in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations promulgated thereunder, except for such violations or failures so to comply, if any, that would not have a Seller Material Adverse Effect. Except as set forth in Schedule 4.14, no investigation or review by any Governmental Authority with respect to the Business is pending or, to the knowledge of Seller, threatened, nor has any Governmental Authority indicated an intention to conduct the same. To the knowledge of Seller, except as set forth in Schedule 4.14, no material change is required in the Business processes, properties or procedures in connection with any such Laws, and Seller and its Subsidiaries have not received any notice or communication of any material noncompliance with any such Laws that has not been cured. Except as set forth in Schedule 4.14, Seller and its Subsidiaries each have all permits, licenses, registrations, certificates, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct the Business in all material respects as presently conducted.

        4.15. Labor Matters

            Except as described in Schedule 4.15, neither Seller nor any Other Seller is presently (a) a party to any collective bargaining agreement in respect of the Business in any of the United States, Germany, the United Kingdom, France, Italy and China (the "Key Jurisdictions"), (b) subject to a legal duty to bargain with any trade union on behalf of employees in the Key Jurisdictions or (c) to the knowledge of Seller, the object of any attempt to organize employees for collective bargaining purposes or presently operating under an expired collective bargaining agreement in the Key Jurisdictions, in each case that could reasonably be expected to have a Seller Material Adverse Effect. Since October 31, 1999, neither Seller nor any Other Seller in respect of the Business is or has been a party to or subject to any material pending strike, work stoppage, organizing attempt, picketing, boycott or similar activity. To Seller's knowledge, since October 31, 1999, Seller and each Other Seller in respect of the Business have complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment, payment and termination of labor, including the provisions thereof relative to wages, hours, severance, vacation, collective bargaining, employee benefits, and employee benefit plans, contributions, unemployment, withholding taxes and occupational health and safety and equal opportunity and non-discrimination laws (including the Americans with Disabilities Act), except as would not have a Seller Material Adverse Effect.

        4.16. Environmental Matters

            Except as provided in Schedule 4.16 and except as would not reasonably be expected to result in a Seller Material Adverse Effect, as relating to the Business or the Purchased Assets: (a) Seller and each Other Seller in respect of the Business or the Purchased Assets are and have been in compliance with all Environmental Laws, including the possession of, and the compliance with, all permits required under Environmental Laws; (b) there has not been any Release of Hazardous Materials at or from any of the Purchased Assets in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to liability under any Environmental Laws; (c) Seller has not received any Environmental Claim; (d) Purchased Assets are not subject to any order, decree, injunction or other similar agreement with any Governmental Authority or any indemnity or other similar agreement with any third party relating to liability or obligations under any Environmental Law;
(e) there are no other circumstances or conditions involving the Business or the Purchased Assets that constitute violations of Law or Releases of Hazardous Materials that could reasonably be expected to result in any Environmental Claim, liability, investigation, cost or restriction on the ownership, use or transfer of any Purchased Asset in connection with any Environmental Law; and
(f) Seller has, to its knowledge, delivered to Purchaser, or has otherwise made available to Purchaser, copies of all material environmental reports, studies, assessments, audits, sampling data, correspondence alleging any violation of Environmental Laws and other environmental claims in their possession relating to the Purchased Assets and the Business.

            "Environmental Laws" shall mean any applicable federal, state or local laws, statutes, regulations, codes, ordinances, permits, decrees, orders or common law relating to, or imposing standards regarding, the protection, health or safety (in either case as relating to the environment) or the protection of the environment.

            "Environmental Claim" shall mean any written claim, proceeding, suit, complaint, or notice of violation alleging violation of, or liability under, any Environmental Laws.

            "Hazardous Materials" shall mean any hazardous or toxic substance or any material or waste defined, listed, or classified as such or otherwise regulated under any Environmental Law, including friable asbestos, lead, petroleum, and polychlorinated biphenyls.

            "Release" shall be defined as that term is defined in 42 U.S.C.
Section 9601 (22).

        4.17. Transfer of Purchased Assets

            Except as set forth in Schedule 4.17 or as specifically provided or disclosed elsewhere in this Agreement (including the Schedules hereto) or any Local Asset Transfer Agreement, the transfer of the Purchased Assets (together with the rights and services made available in any arrangements entered into in accordance with Section 2.4 and the rights to be granted pursuant to Section
6.13 and 6.14) will constitute a conveyance of Sellers' and the Other

Sellers' entire right, title and interest to the assets, properties and rights owned by Seller and its Subsidiaries comprising the Business and necessary to conduct the Business in all material respects as it is currently conducted and all the assets, properties and rights used to conduct the Business in all material respects as currently conducted in each case, other than the assets, properties and rights used to perform the services that are the subject of the Transition Services Agreement.

        4.18. Undisclosed Liabilities

            The Business does not have any liabilities or obligations of any nature or kind whatsoever (whether absolute, accrued, contingent or otherwise) that would be Assumed Liabilities, except (i) as are set forth or reflected in the Final Closing Statement of Purchased Net Assets or the notes thereto, (ii) Liabilities incurred in the ordinary course of business since the date of the Business Financial Statements, (iii) Liabilities disclosed in Schedule 4.18 or any other Schedule hereto, (iv) Liabilities under the Assumed Contracts, (v) Liabilities in respect of warranty obligations and general liability claims,
(vi) Liabilities not actually known as of the date hereof which would be Assumed Liabilities in accordance with Section 2.2(a), (vii) the Excluded Liabilities,
(viii) to the extent disclosed in the Seller SEC Reports with respect to the Business and (ix) such other Liabilities which would not, in the aggregate, have a Seller Material Adverse Effect. This representation shall not be deemed breached as a result of a change in law or in GAAP after the date hereof.

        4.19. Products

            Except as set forth in Schedule 4.19, since October 31, 1997, each Medical Product manufactured, marketed, supplied, installed or serviced by Seller, any Other Seller or any of their respective Subsidiaries or, to the knowledge of Seller, Hewlett-Packard Company or any of its Subsidiaries prior to the Closing and in connection with the Business (each, a "Product") has been manufactured, marketed and serviced under an established and maintained "quality system" which meets the requirements of all applicable standards promulgated by each applicable Governmental Authority and in accordance with the specifications and standards contained in the applicable licenses and approvals granted by or pending with each such Governmental Authority. Except as set forth in Schedule 4.19: (i) there are no pending or, to Seller's knowledge, threatened citations, warning letters, FDA Forms 483 or decisions by any Governmental Authority that any Product is defective, is unsafe or fails to meet any applicable standards promulgated by any Governmental Authority, (ii) there is no proceeding by the FDA or any other Governmental Authority, including a grand jury investigation, a 305 hearing or a civil penalty proceeding, pending or, to Seller's knowledge, threatened relating to the safety or efficacy of any Product, (iii) there have been no recalls ordered within the five years preceding the Closing with respect to any Product, and (iv) there are no material pending or, to Seller's knowledge, threatened product liability claims involving any Product.

        4.20. Customers

            Schedule 4.20 sets forth the 10 largest end-user customers of the Business by revenue for the fiscal year ended October 31, 1999. As of the date of this Agreement, neither

Seller nor any of its Subsidiaries has received written notification that any such customer of the Business intends to terminate or materially adversely change its relationship with Seller.

        4.21. Suppliers

            Schedule 4.21 sets forth the 10 largest suppliers of goods and services to the Business by purchase amount for the fiscal year ended October 31, 1999. As of the date of this Agreement, neither Seller nor any of its Subsidiaries has received written notification that any such supplier intends to terminate or materially adversely change its relationship with Seller.

        4.22. No Other Representations or Warranties.

            Except for the representations and warranties contained in Article IV, Purchaser acknowledges that neither Seller, the Other Sellers, the other Subsidiaries and Affiliates of Seller nor any other Person makes any other express or implied representation or warranty with respect to the Purchased Assets, the Assumed Liabilities or otherwise or with respect to any other information provided to Purchaser, whether on behalf of Seller or such other Persons, including as to (a) the physical condition or usefulness for a particular purpose of the real or tangible personal property included in the Purchased Assets (b) the use of the Purchased Assets and the operation of the Business by Purchaser after the Closing in any manner other than as used and operated by Seller or (c) the probable success or profitability of the ownership, use or operation of the Business by Purchaser after the Closing. Neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser's use of, any such information, including the Confidential Memorandum prepared by Goldman, Sachs & Co. related to the Business and any information, document, or material made available to Purchaser in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement other than circumstances involving intentional misrepresentation.

                                    ARTICLE V
                          REPRESENTATIONS OF PURCHASER

        Purchaser represents and warrants to Seller as follows:

        5.1. Corporate Existence.

            Purchaser and each Designee is duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its organization and has the requisite power and authority to execute and deliver this Agreement (in the case of Purchaser) and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. As of the Closing Date, Purchaser and each of its relevant Designees will have the requisite corporate, partnership or similar power and authority to own, lease and operate the Purchased Assets, and to carry on the Business in substantially the same manner as the same is now being conducted by Seller and its Subsidiaries.

        5.2. Corporate Authority.

            This Agreement and the other Transaction Documents to which Purchaser and/or any Designee is a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been or, in the case of the other Transaction Documents, will be prior to the Closing, duly authorized by the Board of Directors (or a duly authorized committee or representative thereof) of Purchaser and such Designee, and will be duly authorized by each Designee by all requisite corporate, shareholder, partnership or other action prior to the Closing, and Purchaser and each Designee has or, in the case of the Designees, will have at or prior to the Closing full power and authority to execute, deliver and/or file the Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Purchaser, and the other Transaction Documents will be duly executed, delivered and/or filed by Purchaser and any Designee party thereto, and this Agreement constitutes, and the other Transaction Documents when so executed, delivered and/or filed will constitute, a valid and legally binding obligation of Purchaser and/or any Designee party thereto, enforceable against it or them, as the case may be, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The execution, delivery and/or filing of this Agreement and the other Transaction Documents by Purchaser and/or any Designee party thereto and the consummation by Purchaser and/or any Designee of the transactions contemplated hereby and thereby do not and will not (A) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Purchaser and/or any Designee, (B) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Purchaser and/or any Designee is subject or is a party, or (C) violate, conflict with or result in any breach under any provision of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser and/or any Designee or any of their respective properties or assets, except, in the case of clauses (B) and
(C), to the extent that any such default, violation, conflict, breach or loss would not have a Purchaser Material Adverse Effect.

        5.3. Governmental Approvals and Consents.

            Neither Purchaser nor any of its Designees is subject to any order, judgment, decree, stipulation, injunction or agreement with any Governmental Authority which would prevent or materially interfere with or delay the consummation of the Purchase or would be reasonably likely to have a Purchaser Material Adverse Effect. No claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding is pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Designees which would prevent or materially interfere with or delay the consummation of the Purchase. Except for any consents required under any applicable Antitrust Regulations, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Purchaser or any Designee in connection with the execution, delivery, performance and/or filing of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have a Purchaser Material Adverse Effect. To Purchaser's knowledge, there are no filings of the nature contemplated by Sections 4.2 and 4.4 required to be made by Seller or any of its Subsidiaries in connection with the Purchase or the other transactions contemplated hereby on account of the business or operations of Purchaser, other than the filings expressly contemplated by Sections 4.2 and 4.4 read together with the Schedules thereto.

        5.4. Financial Capacity.

            Purchaser has available and will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

        5.5. Finders; Brokers.

            With the exception of fees and expenses payable to Morgan Stanley & Co. Incorporated, which shall be Purchaser's sole responsibility, none of Purchaser or any of its Subsidiaries has employed any finder or broker in connection with the Purchase who would have a valid claim for a fee or commission from Seller in connection with the Purchase.

        5.6. Purchase for Investment.

            With respect to any equity interests listed on Schedule 4.3 or otherwise comprising any portion of the Purchased Assets, Purchaser is aware that no such equity interests are registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws. Purchaser is purchasing such equity interests solely for investment, with no present intention to distribute any such equity interests to any Person, and Purchaser will not sell or otherwise dispose of such equity interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

        5.7. No Other Representations or Warranties

            Except for the representations and warranties contained in this
Article V, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

                                   ARTICLE VI
                       AGREEMENTS OF PURCHASER AND SELLER

        6.1. Operation of the Business.

            Except as otherwise contemplated by this Agreement or as disclosed in Schedule 6.1, Seller covenants that, in respect of the Business, until the Closing it will, and it will cause the Other Sellers to, use commercially reasonable efforts to continue, in a manner consistent with the past practice of the Business, to keep available the services of their employees, to maintain and preserve intact the Business in all material respects and to maintain in all material respects the ordinary and customary relationships of the Business with its suppliers, customers (including dealers and distributors) and others having business relationships with it with a view toward preserving for Purchaser to and after the Closing Date the Business, the Purchased Assets and the goodwill associated therewith. Except as otherwise provided in this Agreement or as disclosed in Schedule 6.1, until the Closing, Seller shall, and it shall cause the Other Sellers in respect of the Business to, continue to operate and conduct the Business in the ordinary course consistent with past practice. Except as otherwise contemplated by this Agreement or as disclosed in Schedule 6.1, without limiting the generality of the foregoing, Seller shall not and shall cause the Other Sellers not to, without the prior written approval of Purchaser (which approval shall not be unreasonably withheld), take any of the following actions with respect to the Purchased Assets or the Business:

               (a) transfer, sell, lease, license or otherwise convey or dispose of, or subject to any Lien, any of the Purchased Assets (other than Business Intellectual Property, which is covered by Sections 6.1(j), (k) and (l)) other than (i) sales of inventory in the ordinary course of business or (ii) other transfers, leases, licenses and dispositions made in the ordinary course of business consistent with past practice;

               (b) directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the initiation of inquiries or proposals that constitute, or could lead to a proposal or offer from, provide any confidential information to, or participate in any discussions or negotiations or cooperate with, any corporation, partnership, Person or other entity or group (other than Purchaser and its Subsidiaries and their respective officers, employees, representatives and agents) that involves, directly or indirectly, any sale or other disposition of the Purchased Assets (other than in connection with transactions that would be permitted pursuant to this Agreement and other than any transaction relating to the equity or debt of Seller that would not materially and adversely affect Seller's ability to consummate the Purchase and the other transactions contemplated hereby) or otherwise knowingly facilitate or encourage any effort or attempt to do or seek any of the foregoing. Seller will cease and cause to be terminated any existing activities or negotiations with any parties conducted heretofore with respect to any of the foregoing;

               (c) make any acquisition of assets having a purchase price of $5 million or more in the aggregate and which would become part of the Purchased Assets, except (i) in the ordinary course of business consistent with past practice or (ii) in connection with any merger, acquisition or business combination by or involving Seller or its Subsidiaries;

               (d) grant or sell any option or right to purchase any of the Purchased Assets that are material to the Business as a whole, except in the ordinary course of business consistent with past practice;

               (e) other than in the ordinary course of business consistent with past practice, enter into any arrangement, agreement or undertaking (including any consulting or employment agreement not terminable by Seller on 30 days' notice or less without cost or liability in excess of $200,000) relating to any Benefit Arrangements, or pay or promise to pay, any bonus, profit-sharing or special compensation to its employees referred to in Section 6.6 with respect to the business or operations of the Business or make any increase in the compensation payable or to become payable to any of such employees except for increases in compensation that are required to be paid pursuant to the current terms of any agreement that is in effect on the date hereof;

               (f) incur or pay any debt, liability or obligation, direct or indirect, whether accrued, absolute, contingent or otherwise, other than
        (i) in the ordinary course of business consistent with past practice,
        (ii) as required by the terms of any Contract, (iii) pursuant to loans and advances among Seller and its Subsidiaries or (iv) incurrence or repayment of debt, liabilities or obligations by Seller that would not constitute an Assumed Liability;

               (g) assume, guarantee, endorse or otherwise become responsible for the obligations of, or make any loans or advances to, any other Person, other than in the ordinary course of business consistent with past practice or any such obligation, loan or advance that would not constitute an Assumed Liability or Purchased Asset;

               (h) waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it, other than in the ordinary course of business consistent with past practice;

               (i) enter into, terminate or amend or modify in any material respect the terms of any Contracts other than in the ordinary course of business consistent with past practice;

               (j) sell, transfer, license or otherwise convey or dispose of any Business Intellectual Property set forth in Schedule 4.10(a), Parts 1, 2, 3 and 5, or any Purchaser Technology (as defined in the Technology License Agreement);

               (k) license or otherwise convey rights in Seller's Intellectual Property not described in Section 6.1(j) in the field of Medical Products, other than in the ordinary course of business consistent with past practice and following consultations with Purchaser;

               (l) except as provided in Section 6.1(k), sell, transfer, or otherwise dispose of any Business Intellectual Property not described in
        Section 6.1(j), or any Seller Technology (as defined in the Technology License Agreement) that is used in connection with the Business, the sale, transfer or disposal of which would materially diminish Purchaser's rights to the Business Intellectual Property, other than in the ordinary course of business consistent with past practice and following consultations with Purchaser that are reasonable in light of the degree to which such Business Intellectual Property is significant to the Business and in light of the scope and type of transaction pursuant to which such sale, transfer, or disposal is effected, it being understood that transactions with respect to Intellectual Property that are unrelated or insignificant to the Business shall not require any such consultation whatsoever;

               (m) enter into any collective bargaining agreements other than those that may be imposed by statute;

               (n) change any of its accounting policies or procedures other than as may be required by a change in applicable law or in GAAP;

               (o) enter into any financing arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse to Purchaser or any of its Subsidiaries which would constitute an Assumed Liability, other than in the ordinary course of business consistent with past practice; or

               (p) enter into any agreement to take any of the foregoing actions.

        6.2. Investigation of Business; Confidentiality.

               (a) Seller shall, and shall cause its Subsidiaries to, permit Purchaser and its authorized agents or representatives, including its independent accountants and environmental consultants, to have reasonable access to the properties, books, records and employees of the Business at reasonable hours to review information and documentation and ask questions relative to the properties, books, contracts, commitments and other records of the Business and to conduct any other reasonable investigations including ASTM 1527 Phase I environmental site assessments (but not including any invasive or destructive environmental sampling, testing or analysis); provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of Seller and its Subsidiaries and shall be at Purchaser's sole risk and expense. Notwithstanding the foregoing, Seller and its Subsidiaries shall have no obligation to disclose any information the disclosure of which is subject to a confidentiality obligation in favor of any third party. All requests for access to the offices, properties, books and records of Seller and its Subsidiaries shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Purchaser nor its Affiliates or representatives shall contact any of the employees, customers (including dealers and distributors), suppliers, joint venture partners or other Subsidiaries or Affiliates of Seller in connection with the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such representatives of Seller.

               (b) The parties hereto expressly acknowledge and agree that this Agreement and its terms and all information, whether written or oral, furnished by either party to the other party or any Affiliate of such other party in connection with the negotiation of this Agreement ("Confidential Information") shall be deemed to be confidential and shall be maintained by each party and their respective Affiliates in confidence. Except as authorized in writing by the other party, neither party shall at any time disclose or permit to be disclosed any such Confidential Information to any Person, firm, corporation or entity, (i) except as may reasonably be required in connection with the performance of this Agreement by Purchaser, Seller or its respective Subsidiaries, as the case may be, and (ii) except as may reasonably be required after the Closing in connection with the operation by Purchaser or its Affiliates of the Purchased Assets and the Business or the operation by Seller or its Affiliates of the Retained Businesses and (iii) except to the parties' agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality. The obligation not to disclose information under this Section 6.2(b) shall not apply to information that (i) is or becomes generally available to the public other than as a result of disclosure by the recipient or any of its Affiliates or representatives thereof, (ii) was readily available to the recipient or any of its Affiliates or representatives thereof on a non-confidential basis prior to its disclosure to such party by the other party, (iii) was in the recipient's or its Affiliates' lawful possession as evidenced by records kept in the ordinary course of business or by proof of actual prior possession; (iv) becomes available to the recipient or any of its Affiliates or representatives thereof on a non-confidential basis from a source other than the other party, provided that such source is not known by the recipient to be bound by confidentiality agreements with the other party or its Affiliates or by legal, fiduciary or ethical constraints on disclosure of such information, (v) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order, or (vi) for purposes of disclosure following the Closing only, constitutes a Purchased Asset other than trade secrets. Nothing in this Section 6.2(b) shall limit in any respect either party's ability to disclose information in connection with the enforcement by such party of its rights under this Agreement; provided that the proviso of clause (v) in the immediately preceding sentence shall apply to the party desiring to disclose such information. The non-disclosure agreement, dated July 18, 2000, between Seller and Purchaser shall not survive the Closing, except with respect to Sections 7 and 15 of such agreement, which shall survive in accordance with their terms.

        6.3. Commercially Reasonable Efforts; No Inconsistent Action.

               (a) Subject to Section 6.3(b) and the terms and conditions hereof, Seller and Purchaser agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents and to cause the conditions to each party's obligation to close the transactions contemplated hereby as set forth in
        Article VII to be satisfied, including using commercially reasonable efforts to obtain (i) all licenses, certificates, permits, approvals, clearances, expirations or terminations of applicable waiting periods, authorizations, qualifications and orders (each a "Consent") of any Governmental Authority required for the satisfaction of the conditions set forth in Sections 7.1(b) and (c), and (ii) all other Consents (it being understood that the failure to obtain any such Consents shall not cause the condition set forth in Section 7.3(b) to be deemed not to be satisfied and it being further understood that Seller shall not be required to expend any money or agree to any restrictions in order to obtain any Consents) necessary in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents; provided, however, that in no event shall Seller be required or expected to retain any of the Purchased Assets (including assets that would be Purchased Assets but for any inability to receive a Consent) in order to comply with its obligations in respect of the foregoing. Each of Seller and Purchaser agree that (i) no contact will be initiated with, or consent sought from, any Governmental Authority (other than in respect of antitrust or merger control approval) prior to the Closing Date without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, and (ii) each party will be given prior notice of and a reasonable opportunity to consult with the other party regarding contacts with Governmental Authorities regarding antitrust or merger control matters. Seller and Purchaser shall cooperate fully with each other to the extent reasonable in connection with the foregoing.

               (b) Purchaser and Seller shall timely and promptly make all filings which may be required for the satisfaction of the condition set forth in Sections 7.1(b) and 7.1(c) by each of them in connection with the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of Seller and Purchaser shall file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or the statutes, rules, regulations, administrative and judicial doctrines and any other antitrust or competition laws of the United States, any state thereof, any foreign country or the European Union as promptly as practicable following the date of this Agreement and in any event no later than (i) twenty Business Days following the date of this Agreement, in the case of Notification and Report Forms under the HSR Act, (ii) twenty Business Days following the date of this Agreement, in the case of initial filings pursuant to the Regulation, and (iii) the time prescribed by applicable Law, in the case of other filings. In addition, Purchaser and Seller agree, and shall cause each of their respective Subsidiaries, to cooperate and to use commercially reasonable efforts to: obtain any government Consents required for the Closing (including through compliance with the HSR Act and any applicable foreign governmental reporting requirements), to respond to any governmental requests for information, and to avoid and/or overcome any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall Seller be required or expected to retain any of the Purchased Assets (including assets that would be Purchased Assets but for any inability to receive a Consent) in order to comply with its obligations in respect of the foregoing. Each party shall furnish to the other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority. Except as required by law or regulation, each party or its attorneys shall provide the other party or its attorneys the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. Without in any way limiting the foregoing, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Antitrust Regulation.

               (c) Each of Purchaser and Seller shall notify and keep the other advised as to (i) any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby, (ii) any litigation or administrative proceeding pending and known to such party, or to its knowledge threatened, which challenges the transactions contemplated hereby and (iii) any event or circumstance which, to its best knowledge, would constitute a breach of its respective representations and warranties in this Agreement; provided, however, that the failure of Seller or Purchaser to comply with this
        Section 6.3(c) shall not subject Seller or Purchaser to any liability hereunder in respect of any claim asserted after the relevant expiration date for the relevant representation or warranty; and provided, further, that Purchaser may not separately recover pursuant to Article IX or otherwise for both a breach of this Section 6.3(c) and any related breach of the relevant representation or warranty. Subject to the provisions of Article X hereof, Seller and Purchaser shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to Purchaser's rights under this Agreement, which would materially hinder or delay the consummation of the transactions contemplated by this Agreement. Notwithstanding any other provisions of this Agreement, Purchaser will have primary responsibility for determining the strategy for dealing with antitrust regulators with respect to the Purchase and the other transactions contemplated by this Agreement, and will consult with Seller and will consider in good faith the views of Seller and its counsel in determining and pursuing such strategy and in dealing with antitrust regulators, and Seller and Purchaser shall fully cooperate in this regard.

        6.4. Public Disclosures.

            Unless otherwise required by law, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party without the prior approval of the other party. If in the judgment of either party such a news release or public announcement is required by law, the party intending to make such release or announcement shall provide prior notice to the other party of the contents of such release or announcement and shall consult with the other party with respect thereto.

        6.5. Access to Records and Personnel.

               (a) Exchange of Information. Each party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefore, any information in the possession or under the control of such party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements or (iii) to comply with its obligation under this Agreement; provided, however, that in the event that any party determines that any such provision of information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

               (b) Financial and Other Information. Except with respect to information to be provided in accordance with the Transition Services Agreement, each party shall provide, or cause to be provided, to the other party and its Subsidiaries in such form as such requesting party shall reasonably request, at no charge to the requesting party, all financial and other data and information as the requesting party reasonably determines to be necessary or advisable in order to prepare its financial statements and reports or filings, including Tax Returns, with any Governmental Authority.

               (c) Ownership of Information. Any information owned by a party that is provided to a requesting party pursuant to this Section 6.5 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

               (d) Record Retention. Except as otherwise provided herein, each party agrees to use its reasonable commercial efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Purchased Assets (the "Books and Records") in their respective possession or control for a commercially reasonable period of time, consistent with their regular document retention policies, following the Closing Date or for such longer period as may be required by law or any applicable court order or until the expiration of the relevant representation or warranty under any of the Transaction Documents. No party will destroy, or permit any of its Subsidiaries to destroy, any information that exists on the date of this Agreement (other than information that is permitted to be destroyed under the current record retention policy of such party) without first using its reasonable commercial efforts to notify the other party of the proposed destructions and giving the other party the opportunity to take possession of such information prior to such destruction.

               (e) Limitation of Liability. No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Section 6.5 is found to be inaccurate, in the absence of willful misconduct by the party providing such information. No party shall have any liability to any other party if any information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 6.5(d).

               (f) Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.

               (g) Production of Witnesses; Records; Cooperation. In the case of a legal or other proceeding (including a claim for indemnification) between the parties or between one party and a third party relating to the Business, the Purchased Assets, the Assumed Liabilities, the Excluded Liabilities, this Agreement (including any matters subject to indemnification hereunder) or the transactions contemplated hereby, each party hereto shall use its reasonable commercial efforts to make available to each other party, upon written request, the former (to the extent practicable), current (to the extent practicable) and future directors, officers, employees, other personnel and agents of such party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available (other than materials covered by the attorney-client privilege), to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all out-of-pocket costs and expenses in connection with the foregoing. The foregoing shall not limit any of Seller's rights in respect of the foregoing under Section 9.4

               (h) Confidential Information. Nothing in this Section 6.5 shall require either party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information; provided, however, that in the event that either party is required under this Section 6.5 to disclose any such information, that party shall use all commercially reasonable efforts to seek to obtain such third party's consent to the disclosure of such information.

        6.6. Employee Relations and Benefits

               (a) The parties hereto intend that there shall be continuity of employment with respect to all Business Employees as follows; (i) where local employment laws provide for an automatic transfer of employees upon the transfer of a business as a going concern, the employment of the employees shall not be terminated upon Closing and the rights, powers, duties, liabilities and obligations of Seller (or the relevant Subsidiary of Seller) to or in respect of the employees in respect of any contract of employment with the employees in force immediately before Closing shall be transferred to Purchaser and/or one of its Subsidiaries in accordance with those local employment laws, and (ii) where the local employment laws do not provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern (or in any jurisdiction where the local employment laws do provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern but for any reason any employee does not transfer by operation of law), Purchaser and/or one of its Subsidiaries shall offer employment to the Business Employees commencing on the Closing Date or upon the return of any such Business Employee to active employment with the same aggregate salary and bonus opportunity and location and the same or similar position as those provided such employees by Seller or its Subsidiaries immediately prior to the Closing Date (the "Current Employment Terms"). Seller shall provide within five Business Days of Purchaser's request an electronic roster of all Business Employees categorized as reasonably requested by Purchaser to the extent permitted by local law; provided, that Purchaser may not request such information prior to the tenth Business Day following the date of this Agreement. Seller shall not engage in any activity intended to discourage any Business Employee from accepting an offer of employment from Purchaser and/or one of its Subsidiaries and shall use commercially reasonable efforts to provide that Business Employees (other than Business Employees who have applied for a position outside the Business prior to the date hereof) will not be offered employment by businesses of Seller (other than the Business) after the date hereof and prior to the Closing Date; provided, however, that Seller and its Subsidiaries shall be permitted to take any action they are legally required to take in order to comply with local employment laws. Those employees who are transferred to Purchaser and/or one of its Subsidiaries in accordance with clause (i) above and those who accept the offer of employment from Purchaser and/or one of its Subsidiaries in accordance with clause (ii) above and, in each case, who commence active employment with Purchaser and/or one of its Subsidiaries shall be referred to herein as "Transferred Employees." Starting on the Closing Date and ending on the date two years after the Closing Date or any longer period as required under local employment laws, each Transferred Employee shall be employed by Purchaser on terms no less favorable than the Current Employment Terms (other than with respect to location) and participate in employee benefit plans, agreements, programs, policies and arrangements of Purchaser and/or one of its Subsidiaries (the "Purchaser Plans") that are no less favorable in the aggregate than the employee benefit plans, programs and arrangements in effect immediately prior to the Closing Date with respect to such Transferred Employee, and shall be offered any other additional terms and conditions of employment by Purchaser and/or one of its Subsidiaries required by local employment laws; provided, however, that nothing herein shall obligate Purchaser and/or one of its Subsidiaries to provide the Transferred Employees with retiree medical benefits unless required to do so by local laws. Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Purchaser shall, for a period ending on the date two years after the Closing Date, maintain (or cause its Subsidiaries to maintain) a severance pay practice for the benefit of each Transferred Employee that is no less favorable than the severance pay practice provided in Schedule 6.6(a). Purchaser shall assume and shall indemnify Seller and its Subsidiaries against all liabilities and obligations to provide any severance to (i) any Business Employee who is not offered employment by Purchaser and/or one of its Subsidiaries pursuant to this Section 6.6(a), (ii) any Business Employees who are entitled to severance due to Purchaser's noncompliance with Sections 6.6 or 6.7, and (iii) except as otherwise provided in
        Section 6.6(h)(ii), any Transferred Employee whose employment is terminated by Purchaser or its Subsidiaries following the Closing Date.

               (b) Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employees or their covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchaser. For purposes of this paragraph, a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and in the case of workers compensation benefits, when the event giving rise to the benefits occurs.

               (c) With respect to any plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), or any plan that would be a "welfare benefit plan" (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by Purchaser, Purchaser shall (i) cause there to be waived any pre-existing condition and waiting periods and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by Seller and its Affiliates immediately prior to the Closing Date.

               (d) Transferred Employees shall be given credit for all service with Seller or any of its Subsidiaries, to the same extent as such service was credited for such purpose by Seller, under each Purchaser Plan in which such Transferred Employees are eligible to participate for purposes of eligibility vesting and benefits accrual (other than under a defined benefit pension plan in which no assets are transferred pursuant to this Agreement).

               (e) Except as required by applicable law or as may be agreed to by Seller and Purchaser, as of the Closing Date the Transferred Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by Seller and its Subsidiaries and shall commence participation in the Purchaser Plans. Seller shall take all necessary actions to fully vest the Transferred Employees in their account balances under the Seller 401(k) plan or any other qualified profit-sharing plan maintained by

        Seller and allow such Transferred Employees to rollover any associated loan notes to the extent permitted under the applicable Seller Plan. Purchaser shall take all steps necessary to permit each such Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Seller 401(k) Plan, if any, to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution to the extent permitted by the Seller 401(k) Plan into an account under the Philips Electronics North America Corporation Employee Savings Plan (the "Purchaser's 401(k) Plan"). Notwithstanding the foregoing, Seller and Purchaser may mutually agree following the date hereof, but prior to the Closing Date, to provide for a trust to trust transfer of the account balances of Transferred Employees under the Seller 401(k) Plan to the Purchaser's 401(k) Plan.

               (f) With respect to any accrued but unused vacation time (including flexible time-off and sick pay) to which any Transferred Employee is entitled pursuant to the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date (the "Vacation Policy"), Purchaser shall assume the liability for such accrued vacation and allow such Transferred Employee to use such accrued vacation to the extent reflected on the Final Closing Statement of Purchased Net Assets; provided, however, that Purchaser shall be liable for and pay in cash an amount equal to such accrued vacation time to any Transferred Employee whose employment terminates for any reason subsequent to the Closing Date.

               (g) Seller agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act ("WARN") and any other applicable U.S. law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in WARN) or similar event affecting Business Employees and occurring on or prior to Closing (other than employment terminations and other events resulting from the affirmative action of Purchaser or its Subsidiaries). Purchaser shall indemnify and hold harmless Seller and its Subsidiaries with respect to any liability under WARN or other applicable law arising from the actions (or inactions) of Purchaser or its Affiliates after the Closing Date.

               (h) (i) Purchaser shall indemnify and hold harmless Seller and its Subsidiaries with respect to any liability under COBRA or other applicable U.S. law arising from the actions (or inactions) of Purchaser or its Subsidiaries after the Closing Date. Seller shall retain all liabilities, including with respect to any Qualifying Event, under COBRA incurred on or prior to the Closing Date or arising as a result of the transactions contemplated hereby.

                   (ii) Except for employees listed in Schedule 6.6(h)(ii),
               Purchaser shall have no liabilities associated with any current retention or severance plans entered into by Seller or its Subsidiaries, including Aurora, Global and Dragon plans, with regard to any Designated Employee. Designated Employees are employees who have been chosen by Seller and/or its Subsidiaries for retention or dismissal under any current retention or severance plan prior to the Closing Date, but whose retention or dismissal has not been carried out prior to the Closing Date; provided, however, that Designated Employees shall not include any employee chosen by

               Seller, after consultation with Purchaser, as a result of the transactions contemplated by this Agreement. Seller's liability with regard to Designated Employees is subject to the rules of the retention and severance plans as in force prior to or on the Closing Date. Seller has provided to Purchaser true and correct copies of all letters received by participants in the Aurora retention program.

                   (iii) Prior to the Closing Date, Seller shall take all
               necessary actions to fully vest the Transferred Employees in their accrued benefits or account balances under any Seller Plan maintained in the U.S. which is a non-qualified pension plan or nonqualified deferred compensation plan.

                   (iv) Prior to the Closing Date, Seller shall pay any and all accruals owed under the terms of any Seller Plan maintained in the U.S. (including any such Seller Plan with a "last day of the quarter" requirement) for any plan year that commenced prior to the Closing Date. Prior to the Closing Date, Seller shall pay to the Transferred Employees a pro-rata portion of any [target] annual cash bonuses or cash profit-sharing awards owed to such Transferred Employees under the terms of any such nonqualified Seller Plan for any plan year that commenced prior to the Closing Date.

               (i) Prior to the Closing Date, Seller shall take all necessary actions to fully vest the Transferred Employees in their accrued benefits under the Seller Retirement Plan and, to the extent permitted by the Seller Retirement Plan, allow such Transferred Employees, if they choose, to rollover any such accrued benefits to the Purchaser's 401(k) Plan. From and after the Closing Date, Purchaser shall allow the Transferred Employees to participate in its Philips Electronics North America Corporation Pension Plan for Salaried Employees (the "Purchaser Retirement Plan"), and shall grant the Transferred Employees credit for service with Hewlett-Packard Company, Seller or any of their affiliates for purposes of eligibility to participate, eligibility for any early-retirement subsidy and vesting (but not for purposes of benefit accrual) under such Purchaser Retirement Plan.

               (j) Seller shall provide that each share of restricted stock including restricted stock held by a Transferred Employee pursuant to any of the Seller Plans (including Seller's employee stock purchase plan) immediately prior to the Closing Date shall, as of the Closing Date, vest and become free of restrictions.

               (k) Seller shall take all action necessary to provide that, immediately prior to the Closing Date, each option to purchase shares of common stock of Seller (a "Seller Option") held by each Transferred Employee shall become exercisable with respect to all shares subject to such Seller Option and that each Seller Option shall be exercisable for a period ending on the earlier of (i) the date that is three months following the Closing Date or (ii) the date of expiration of the Seller Option in accordance with the terms of such Seller Option.

        6.7. Non-U.S. Employees

            This Section 6.7 applies only to Non-U.S. Employees and certain former non-U.S. Employees ("Non-U.S. Former Employees").

               (a) This Section 6.7 contains covenants and agreements of the parties on and as of the Closing Date with respect to:

                   (i) the Non-U.S. Employees; and

                   (ii) Non-U.S. Benefit Plans listed in Schedule 6.7(a)(ii)
               provided or covering such Non-U.S. Employees and Non-U.S. Former Employees.

               (b) Seller and Purchaser shall comply with all obligations either under the Transfer Regulations or other national laws to provide information to the other party for onward transmission to Non-U.S. Employees or employee representatives and/or to provide such information directly to Non-U.S. Employees or employee representatives. Seller and Purchaser shall indemnify each other against all Losses resulting from any failure to provide such information in a timely manner.

               (c) (i) Seller shall procure that any of its Subsidiaries will not, without Purchaser's consent, make any material changes in the working conditions of the Non-U.S. Employees between the signing of this Agreement and the Closing Date.

                   (i) Seller shall indemnify and keep indemnified Purchaser
               against all Purchaser Losses, arising out of or in connection with any claim by a Non-U.S. Employee (whether in contract or in tort or under statute for any remedy including for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, sex, race or disability discrimination, unlawful deductions from wages or for breach of statutory duty or of any nature) as a result of anything done or omitted to be done by the Sellers prior to the Closing Date.

                   (ii) Purchaser shall indemnify and keep indemnified Seller against all Seller Losses, arising out of or in connection with any claim by a Non-U.S. Employee (whether in contract or in tort or under statute for any remedy including for breach of contract, unfair dismissal, redundancy, statutory redundancy, equal pay, sex, race or disability discrimination, unlawful deductions from wages or for breach of statutory duty or of any nature) as a result of anything done or omitted to be done by Purchaser and its Subsidiaries arising prior to or following the Closing Date.

               (d) Schedule 6.7(d) shall apply in respect of Non-U.S. Benefit Plans.

               (e) Purchaser shall indemnify Seller from and against all Seller Losses which arise from the employment by Purchaser or its Subsidiaries of Non-U.S. Employees on or after the Closing Date or are attributable to any act, omission, breach or default by Purchaser or its Subsidiaries in relation to any of the Non-U.S. Employees. This shall include, but shall not be limited to Seller Losses arising out of the termination or dismissal of any Non-U.S. Employee, any failure by Purchaser or its Subsidiaries to offer any Non-U.S. Employee terms and conditions of employment and working conditions which are no less favorable than those which applied to the relevant Non-U.S. Employee immediately prior to the Closing Date and any failure by Purchaser or its Subsidiaries to comply with its or their obligations under any local employment laws.

               (f) Seller shall pay awards to inventors for patents that issue on Intellectual Property pursuant to the Seller's Inventor Awards Program prior to the Closing Date. Purchaser shall pay awards to inventors pursuant to Purchaser's inventor awards program for patents that issue on Intellectual Property after the Closing Date.

               (g) Seller shall provide Purchaser with a supplemental schedule of collective bargaining agreements in those countries that are not covered by Schedule 4.15 no later than 30 days prior to the Closing Date.

        6.8. Post-Closing Arrangements

               (a) At Closing, Purchaser and Seller shall execute and deliver a transition services agreement (the "Transition Services Agreement") substantially in the form attached hereto as Exhibit D.

               (b) Purchaser and Seller shall work together in good faith to develop a global transition plan in order to facilitate an orderly and successive termination of the Services (as defined in the Transition Services Agreement) on the Termination Date (as defined in the Transition Services Agreement) or at such earlier time as Purchaser assumes performance of the Services in accordance with the Transition Services Agreement. In connection with the development of a global transition plan, Seller and Purchaser will use commercially reasonable efforts to establish specific metrics which will drive a reduction in payments due pursuant to Section 3 of the Transition Services Agreement as Services diminish.

               (c) Between the date of this Agreement and the Closing Date, Seller and Purchaser shall negotiate in good faith to prepare individual service level agreements describing in detail the Services to be performed in accordance with the Transition Services Agreement (the "Service Level Agreements"), which shall become effective as of the Closing Date. Seller shall notify Purchaser of any significant, clearly identifiable cost savings to Seller realized as a result of the terms set forth in any individual Service Level Agreement, and such savings shall be applied to reduce the related transition services fee payable pursuant to Section 3 of the Transition Services Agreement unless otherwise agreed by Seller and Purchaser.

               (d) The parties hereto shall work together to identify and make provision for those premises (other than sales offices) that are not Real Property where Seller and its Subsidiaries operate the Business in space shared by other Seller lines of business and where Purchaser wishes to sublease or otherwise make arrangements to occupy such space for a reasonable period of time. With respect to such premises, Seller and

        Purchaser shall work together to enter into subleases and such other transition agreements and arrangements as may be necessary to permit Purchaser to conduct the Business on such premises. Notwithstanding the foregoing, Seller shall have no obligation in respect of any leased premises where the lease in effect does not permit subletting or similar arrangements.

               (e) Between the date of this Agreement and the Closing Date, Seller shall cooperate with Purchaser in all reasonable respects to facilitate Purchaser's payroll data testing prior to the Closing Date and shall provide file and tape version employee data for such purpose, subject to Seller's obligation to keep such information private, including under applicable local Law. Seller shall provide to Purchaser at Closing all payroll and benefits records and information relating to the Transferred Employees, subject to applicable local Law.

               (f) Seller agrees to use commercially reasonable efforts to work together with Purchaser to facilitate on or prior to the Closing Date or as soon as reasonably practicable thereafter the operation of the Andover SAP system independently of Seller's information technology infrastructure.

        6.9. Certain Performance Obligations.

            After the Closing, Purchaser shall perform any outstanding maintenance, warranty, support and other performance obligations of Seller and its Subsidiaries under any equipment lease relating to the Business held by third parties, including CIT Group/Equipment Financing, Inc. ("CIT") and Hewlett-Packard Company, on terms and conditions to be mutually agreed upon. In addition, Purchaser agrees to negotiate in good faith with Seller and CIT to the extent necessary for Seller to fulfill any of its other obligations to CIT relating to the Business.

        6.10. Non-Competition.

            In order that Purchaser may have and enjoy the full benefit of the Business, Seller agrees that for a period of five years from the Closing Date, Seller and its Subsidiaries will not, without the express written approval of Purchaser, engage in or otherwise have a material direct or indirect interest in any Competing Business (other than the Retained Businesses). For purposes of this Section 6.10, a business shall be deemed to be a "Competing Business" if it is principally or primarily engaged in developing, manufacturing, selling or servicing Medical Products to third parties. Notwithstanding the foregoing, neither Seller nor its Subsidiaries shall be precluded from (i) engaging in those businesses that are engaged in as of the date of this Agreement by Seller through its Test and Measurement Group, Semiconductor Products Group, and Chemical Analysis Group, as each are described in the Seller SEC Reports and reasonably expected extensions of those businesses and the products manufactured or sold in connection therewith, (ii) having a passive investment representing less than 5% of the equity of any entity that is engaged in a Competing Business or (iii) acquiring, merging with or entering into any other business combination with a company the primary business of which is not a Competing Business.

        6.11. Non-Solicitation

               (a) Seller agrees that for a period of one year from and after the Closing Date it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of Purchaser, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Purchaser) (i) any Transferred Employee (other than (A) any manufacturing employee employed by Seller in Germany and (B) any Person involved in the provision of Services pursuant to the Transition Services Agreement, in each case for whom the restriction set forth in this Section 6.11(a) shall apply for a period of 18 months following the Closing) or (ii) any Person employed by Purchaser or any of its Subsidiaries who became known to or was identified to Seller in connection with the transactions contemplated by this Agreement, unless, in the case of clause (i) or (ii) above, such Person ceased to be an employee of Purchaser or its Subsidiaries prior to such action by Seller or any of its Subsidiaries, or, in the case of such Person's voluntary termination of employment with Purchaser, at least three months prior to such action by Seller or any of its Subsidiaries.

               (b) Purchaser agrees that for a period of one year from and after the Closing Date it shall not, and it shall cause its Subsidiaries not to, without the prior written consent of Seller, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Purchaser) (i) any Person that it or they know to be employed by Seller or any of its Subsidiaries, in connection with the Life Science business (as defined in the definition of Retained Business), including any portion of Agilent Labs associated with such business, of Seller and its Subsidiaries immediately following the Closing or (ii) any Person employed by Seller or any of its Subsidiaries who became known to or who was identified to Purchaser in connection with the transactions contemplated by this Agreement (including any Person involved in the provision of services pursuant to the Transition Services Agreement, with respect to whom the restriction set forth in this Section 6.11(b) shall apply for a period of 18 months following the Closing), unless, in the case of clause (i) or (ii) above, such Person ceased to be an employee of Seller or its Subsidiaries prior to such action by Purchaser or any of its Subsidiaries, or, in the case of such Person's voluntary termination of employment with Seller, at least three months prior to such action by Purchaser or any of its Subsidiaries.

               (c) Notwithstanding the foregoing, the restrictions set forth in Sections 6.11(a) and (b) shall not apply to (i) bona fide public advertisements for employment placed by any party and not specifically targeted at the employees of any other party or (ii) an employee's contact of any party on his or her own initiative without any direct or indirect solicitation by or encouragement from such party. Section 6.11(a) shall not apply to any Person who is hired by Seller or any of its Subsidiaries (i) pursuant to any existing agreement with employee representatives (such as a works council agreement) by which Seller or any of its Subsidiaries are bound or (ii) as a result of actions required to be taken by Seller or its Subsidiaries in order to comply with local employment laws.

        6.12. Jointly Developed Intellectual Property.

            It is understood that with respect to Intellectual Property based on inventions, discoveries, designs or writings made jointly by an employee or employees of the Business and an employee or employees of another business owned by Seller, Seller has determined, in the ordinary course of business, whether or not such Intellectual Property relates primarily to the Business or to another business owned by Seller. Schedule 4.10(a) includes all Business Intellectual Property that may reflect such jointly developed Intellectual Property that Seller has determined relates primarily to the Business. Except for any rights granted to Purchaser and its Designees pursuant to the license described in
Section 6.14, Purchaser and its Designees shall have no rights to Intellectual Property that is not primarily related to the Business.

        6.13. Use of Name and Marks

            All trademarks, service marks, trade names and corporate names that are used in the Business as currently conducted by Seller or any Other Seller that are not listed in Schedule 6.13, shall be retained by Seller or the Other Sellers. At the Closing, Seller shall execute and deliver an agreement granting (and shall cause the appropriate Other Seller to execute and deliver an agreement granting) a worldwide, royalty-free, exclusive license to Purchaser and its Designees to use the trademarks, service marks, trade names and corporate names listed in Schedule 6.13 (the "Licensed Trademarks") in the conduct of the Business in the form of the agreements attached hereto as Exhibit E.

        6.14. Intellectual Property License Agreement

            At the Closing, Seller shall execute and deliver an agreement granting (and cause each Other Seller to execute and deliver an agreement granting) a worldwide, royalty-free, non-exclusive license to Purchaser and its Designees to use all Business Intellectual Property not listed in Schedule 4.10(a)) in the field of Medical Products in the form of the agreements attached hereto as Exhibit F and subject to the terms of any preexisting third party license concerning such Business Intellectual Property, which license agreements shall also include a grant back by Purchaser and its Designees of a worldwide, royalty-free, non-exclusive license to Seller and each Other Seller to use all Business Intellectual Property listed in Schedule 4.10(a) in any field other than Medical Products.

        6.15. Insurance Matters

            Purchaser acknowledges that the policies and insurance coverage maintained on behalf of the entities comprising the Business are part of the corporate insurance program maintained by Seller and Hewlett-Packard Company (the "Seller Corporate Policies"), and such coverage will not be available or transferred to Purchaser or any of its Designees. In furtherance and not in limitation of the foregoing, Purchaser agrees not to and to cause each Designee and each Affiliate of the foregoing not to bring any claim for recovery under any of the Seller Corporate Policies, whether or not such Person may be so entitled in accordance with the terms of such Seller Corporate Policies. Furthermore, Purchaser agrees that if at any time in the future it shall sell, directly or indirectly, the shares of capital stock of any Designee, it shall use reasonable efforts to obtain the express agreement of the direct or indirect purchaser of such entity to the matters set forth in this Section 6.15.

        6.16. Tax Matters

               (a) Transfer Taxes.

                   (i) Any Tax Returns that must be filed in connection with any transfer, filing, recordation (including the cost of recording the assignment or transfer of Intellectual Property) or similar fees or taxes (collectively, "Transfer Taxes") shall be prepared by the party that customarily has primary responsibility for filing such Tax Returns pursuant to the applicable Laws under and according to which the respective Tax Returns are due to be filed. Such party shall use its reasonable best efforts to provide such Tax Returns to the other party at least ten days before such Tax Returns are due to be filed. Such Tax Returns shall be consistent with the allocation of the Purchase Price as determined pursuant to Section 3.4.

                   (ii) All Transfer Taxes shall be borne equally by Seller and
               Purchaser and each of Seller and Purchaser shall remit or cause to be remitted its allocable share of such Transfer Taxes. Seller and Purchaser shall cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any Transfer Taxes.

               (b) Tax Returns and Payment of Taxes.

                   (i) Seller shall remit when due or cause to be remitted when due any amount of Taxes due in connection with the Purchased Assets and the Purchased Subsidiaries for any taxable period ending on or before the Closing Date. Seller shall duly file or cause to be duly filed, any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence.

                   (ii) Purchaser shall remit when due or cause to be remitted when due any amount of Taxes due in connection with the Purchased Assets and the Purchased Subsidiaries for any taxable period beginning after the Closing Date. Purchaser shall duly file or cause to be duly filed, any Tax Return required to be filed in respect of any Tax which it is required to pay pursuant to the immediately preceding sentence.

                   (iii) Purchaser shall prepare or cause to be prepared and
               file or cause to be filed any Tax Returns of the Purchased Subsidiaries or with respect to the Purchased Assets for taxable periods which begin before the Closing Date and end after the Closing Date (a "Straddle Period"). Seller shall pay to Purchaser within five days after the date on which Taxes are paid with respect to a Straddle Period an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date. For purposes of this Section 6.16(b)(iii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed to be equal to the amount which would be payable if the relevant taxable period ended on and included the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of Seller.

            (c) Actions that Affect Tax Liability. Except to the extent required by Law, Purchaser or its Affiliates shall not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, amend any Tax Return filed by, or with respect to, any Purchased Subsidiary for any taxable period, or portion thereof, ending on or before the Closing Date. Except to the extent required by Law, Seller or its Affiliates shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, amend any Tax Return filed by, or with respect to, any Purchased Subsidiary for any taxable period ending on or before the Closing Date.

            (d) Pre-Closing Settlement Payments. If, after the Closing, Purchaser or any of its Affiliates receives any refund that is an Excluded Asset or utilizes the benefit of any overpayment or prepayment of Taxes that are Excluded Assets, Purchaser shall promptly remit or cause to be remitted to Seller the entire amount of the refund or overpayment (including any interest paid by the Taxing Authority paying the refund or the overpayment, but net of any Taxes that may be due on such refund or interest amount after giving effect to any deductions in respect of the payment of such amounts to Seller) received or utilized by Purchaser or its Affiliates. If any such refund or benefit is subsequently reduced as a result of an adjustment required by any Taxing Authority, this Section 6.16(d) shall take such adjusted refund or benefit into account. If Purchaser pays any amount to Seller pursuant to this Section 6.16(d) prior to such adjustment, Seller shall repay the difference between the amount paid and the adjusted amount of the refund or benefit, as the case may be, to Purchaser, if the adjusted amount is less than the amount paid by Purchaser to Seller pursuant to this Section 6.16(d), and Purchaser shall pay the difference between the adjusted amount of the refund or benefit and the amount paid by Purchaser to Seller, if the amount paid by Purchaser to Seller is less than the adjusted amount.

            (e) Cooperation and Assistance.

                   (i) Seller and Purchaser shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding. They each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Section 6.16.

                   (ii) If either party is liable under this Section 6.16,
               including any amounts due pursuant to Section 6.16(d), for any portion of a Tax shown due on any Tax Return required to be filed by the other party pursuant to this Section 6.16, the party obligated to file such Tax Return pursuant to this Section 6.16 shall deliver a copy of the relevant portions of such Tax Return (taking into account any extensions, if applicable) to the liable party. If the parties disagree as to the treatment of any item shown on such Tax Return or with respect to any calculation with respect to any Tax Return to be filed pursuant to this Section 6.16, an independent public accounting firm acceptable to both Seller and Purchaser shall determine, consistent with Seller's past practice, how the disputed item is to be treated on such Tax Return.

                   (iii) Upon request or upon payment, each party shall deliver to the tax director of the other party certified copies of all receipts for any foreign Tax with respect to which such other party or any of its Affiliates could claim a foreign tax credit and any supporting documents required in connection with claiming or supporting a claim for such a foreign tax credit.

                   (iv) Seller and Purchaser shall retain records, documents, accounting data and other information in whatever form that are necessary for the preparation and filing, or for any tax audit, of any and all Tax Returns with respect to any taxes that relate to taxable periods that do not begin after the Closing Date. Such retention shall be in accordance with the record retention policy of the respective party. Each party shall give any other party reasonable access to all such records, documents, accounting data and other information as well as to its Personnel and premises to the extent necessary for a reasonable review or a tax audit of such tax Returns and relevant to an obligation under this Section 6.16.

               (f) Tax Controversies. Each of Seller and Purchaser shall promptly notify the other in writing promptly (but in no event later than 30 days) (a "Notification") upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other party (or any of its Affiliates) is liable under Section 6.16. Each party shall be entitled to take control of the complete defense of any tax audit or administrative or court proceeding (a "Tax Claim") relating to Taxes for which it may be liable, and to employ counsel of its choice at its expense; provided, that Seller and Purchaser shall jointly control the defense of any tax audit or administrative or court proceeding relating to Taxes with respect to a Straddle Period. Notwithstanding the immediately preceding sentence, each party shall be entitled to take control of the complete defense of any Tax Claim relating to Taxes for which it is obligated to file a Tax Return (but does not have any indemnification obligation hereunder) under this Section 6.16 (or by Law), and to employ counsel of its choice at its expense; provided, that such party unconditionally releases in writing the other party from its indemnification obligation hereunder with respect to such Tax Claim; provided further, that such party shall take control of such Tax Claim within sixty (60) days of the earlier of (x) the date on which such Notification is provided or (y) the date such Notification is due pursuant to the first sentence of this Section 6.16(f). If one party takes control of any such audit or proceeding, the other party shall be entitled to participate, at its expense, in the defense of such audit or proceeding, and the party controlling such audit or proceeding shall consider in good faith any suggestions made or points raised by the other party. Neither party may agree to settle any claim for Taxes for which the other may be liable without the prior written consent of such other party, which consent shall not be unreasonably withheld. This Section 6.16(f) shall govern to the extent it would otherwise be inconsistent with
Section 9.3(a).

                                  ARTICLE VII
                              CONDITIONS TO CLOSING

        7.1. Conditions Precedent to Obligations of Purchaser and Seller

            The respective obligations of Purchaser and Seller to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the party for whose benefit such condition exists) at or prior to the Closing Date of each of the following conditions:

               (a) No Injunction, etc. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect on the Closing Date which has the effect of prohibiting the Purchase or making the Purchase illegal;

               (b) Regulatory Authorizations. (i) All Consents of any Governmental Authorities listed in Schedule 7.1(b) shall have been obtained, and (ii) the applicable waiting period under the HSR Act shall have expired or been terminated; and

               (c) European Union Approval. Insofar as the transactions contemplated hereunder constitute a concentration with a Community dimension within the scope of Council Regulation (EEC) No. 4064/89 (as amended) (the "Regulation"), in relation to such transactions either:

                   (i) the European Commission shall have issued a decision
               under Article 6(1)(a) that the concentration is not within the scope of the Regulation; or

                   (ii) the European Commission shall have issued a decision
               under Article 6(1)(b) of the Regulation (or shall have been deemed to have made a decision under Article 10(1) of the Regulation) declaring the concentration compatible with the Common Market; or

                   (iii) following the initiation of proceedings under Article
               6(1)(c) of the Regulation, the European Commission shall have issued a decision pursuant to Article 8(2) of the Regulation declaring the concentration compatible with the Common Market; or

                   (iv) the transactions shall have been deemed compatible with the Common Market in accordance with Article 10(6) of the Regulation.

        7.2. Conditions Precedent to Obligation of Seller

            The obligation of Seller to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following conditions:

               (a) Accuracy of Purchaser's Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date, except for such failures to be true and correct (other than such failures relating to Assumed Liabilities) (considered for this purpose only, and not for purposes of determining whether they are true and correct in the first instance, without regard to any materiality qualifiers (other than dollar thresholds), such as "material" or "Purchaser Material Adverse Effect" contained therein) which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect; and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

               (b) Covenants of Purchaser. Purchaser shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing; and Seller shall have received a certificate signed by an officer of Purchaser to such effect.

               (c) Local Asset Transfer Agreements. Purchaser shall have executed and delivered or caused its relevant Subsidiaries to execute and deliver, any local asset transfer agreements that Seller and Purchaser have agreed to execute and deliver pursuant to Section 2.3 of this Agreement.

               (d) Transition Services Agreement. Purchaser shall have executed and delivered the Transition Services Agreement.

               (e) Intellectual Property Agreements. Purchaser shall have executed and delivered a Patent Ownership and License Agreement and the Technology Ownership and License Agreement, each in the form of the agreements attached hereto as Exhibit F.

               (f) Trademark License Agreement. Purchaser shall have executed and delivered a Trademark Ownership and License Agreement in the form of the agreement attached hereto as Exhibit E.

        7.3. Conditions Precedent to Obligation of Purchaser

            The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing Date of each of the following conditions:

               (a) Accuracy of Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Seller that are not so qualified shall be true and correct in all material respects, in each case as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as of such date, except for such failures to be true and correct (other than such failures relating to Excluded Liabilities) (considered for this purpose only, and not for purposes of determining whether they are true and correct in the first instance, without regard to any materiality qualifiers (other than dollar thresholds), such as "material" or "Seller Material Adverse Effect" contained therein) which
        (i) would not, individually or in the aggregate, have a Seller Material Adverse Effect or (ii) arose through the conduct and operation of the Business in the ordinary course consistent with past practice; and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

               (b) Covenants of Seller. Seller shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing; and Purchaser shall have received a certificate signed by an officer of Seller to such effect.

               (c) Local Asset Transfer Agreements. Seller shall have executed and delivered or caused its relevant Subsidiaries to execute and deliver, the local asset transfer agreements that Seller and Purchaser have agreed to execute and deliver pursuant to Section 2.3 of this Agreement.

               (d) Transition Services Agreement. Seller shall have executed and delivered the Transition Services Agreement.

               (e) Intellectual Property Agreement. Seller shall have executed and delivered a Patent Ownership and License Agreement and the Technology Ownership and License Agreement, each in the form of the agreements attached hereto as Exhibit E.

               (f) Trademark License Agreement. Seller shall have executed and delivered Trademark Ownership and License Agreement in the form of the agreement attached hereto as Exhibit F.

                                  ARTICLE VIII
                                     CLOSING

        8.1. Closing Date

            Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Article X hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett in New York at 10:00 a.m., New York City time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the last Business Day (but in no event earlier than the third Business Day after such satisfaction or waiver) of the calendar month in which all of the conditions to Closing set forth in Article VII hereof are satisfied or waived, or such other date, time and place as shall be agreed upon by Seller and Purchaser (the actual date and time being herein called the "Closing Date"). Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at 11:59 p.m., New York City time, on the Closing Date.

        8.2. Purchaser Obligations

            At the Closing, Purchaser shall execute, deliver to Seller and/or file, or shall cause one or more of its Designees to execute, deliver to Seller and/or file the following in such form and substance (except for clause (a)) as may be indicated in any applicable Schedule hereto, or as are reasonably acceptable to Seller:

               (a) the Purchase Price as provided in Section 3.2 hereof;

               (b) the documents described in Section 7.2 hereof;

               (c) the assignment and conveyance instruments referred to in
        Section 2.3 and such other assignment and conveyance documents as shall be necessary to convey the Purchased Assets and consummate the other transactions contemplated hereby in each jurisdiction; and

               (d) such other documents and instruments as counsel for Purchaser and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

        8.3. Seller Obligations

            At the Closing, Seller shall execute, deliver to Purchaser and/or file, or Seller shall cause one or more of the Other Sellers to execute and deliver to Purchaser and/or to file, the following in such form and substance as may be indicated in any applicable Schedule hereto, or as are reasonably acceptable to Purchaser:

               (a) the documents described in Section 7.3 hereof;

               (b) such instruments of conveyance with respect to the Purchased Assets and Assumed Liabilities as are referred to in Section 2.3 and such other assignment and conveyance documents as shall be necessary to convey the Purchased Assets and consummate the other transactions contemplated hereby in each jurisdiction; and

               (c) such other documents and instruments as counsel for Purchaser and Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

                                   ARTICLE IX
                                 INDEMNIFICATION

        9.1. Indemnification

               (a) Following the Closing and subject to the terms and conditions of this Article IX, Seller shall for itself (where it is acting as Seller) and otherwise as agent for the Other Sellers indemnify, defend and hold harmless Purchaser and its Subsidiaries and their respective officers, directors, employees, stockholders, assigns and successors (each, a "Purchaser Indemnified Party") from and against, and shall reimburse each Purchaser Indemnified Party for, all actual losses (but not lost profits or consequential, punitive, special or indirect damages, except to the extent awarded by a court of competent jurisdiction in respect of a third party claim), damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses, imposed upon or incurred by such Purchaser Indemnified Party ("Purchaser Losses"), with respect to
        (i) any failure of any representation or warranty of Seller set forth in this Agreement to be true and correct as of the Closing Date (without regard to any materiality qualifiers (other than dollar thresholds)), such as "material" or "Seller Material Adverse Effect" contained therein) other than with respect to Excluded Liabilities, (ii) any breach by Seller of any covenant or agreement made by Seller herein or
        (iii) any Excluded Liabilities, it being understood that each Purchaser Loss shall be calculated net of any Tax benefit realized by such Purchaser Indemnified Party, as set forth more fully in Section 9.3(b). Purchaser shall not be entitled to recover twice for the same Purchaser Loss.

               (b) Following the Closing and subject to the terms and conditions provided in this Article IX, Purchaser (on behalf of itself and as agent for the Designees) shall indemnify, defend and hold harmless Seller and its Subsidiaries and their respective officers, directors, employees, stockholders, assigns and successors (each, a "Seller Indemnified Party") from and against, and shall reimburse each Seller Indemnified Party for, all actual losses (but not lost profits or consequential, punitive, special or indirect damages, except to the extent awarded by a court of competent jurisdiction in respect of a third party claim), damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses, imposed upon or incurred by such Seller Indemnified Party ("Seller Losses"), with respect to (i) the failure of any representation or warranty of Purchaser set forth in this Agreement to be true and correct as of the Closing Date (without regard to any materiality qualifiers (other than dollar thresholds), such as "material" or "Purchaser Material Adverse Effect" contained therein) other than with respect to Assumed Liabilities, (ii) any breach of any covenant or agreement made by Purchaser herein and
        (iii) any of the Assumed Liabilities, it being understood that such Seller Losses shall be calculated net of any Tax benefit realized by any Seller Indemnified Party, as set forth more fully in Section 9.3(b). Seller shall not be entitled to recover twice for the same Seller Loss.

        9.2. Certain Limitations

               (a) Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of Seller (on behalf of itself and as agent for the Other Sellers) to all Purchaser Indemnified Parties taken together for all Purchaser Losses under Section 9.1(a)(i) (other than Purchaser Losses arising out of breaches of the representations set forth in Section 4.12 or the obligations set forth in Section 6.16 of this Agreement) by Purchaser Indemnified Parties shall be limited to a maximum of $340 million.

               (b) Notwithstanding anything contained herein to the contrary, Seller shall not be obligated to make any indemnification payment under
        Section 9.1(a)(i) unless and until the aggregate Purchaser Losses (other than Purchaser Losses arising out of breaches of the representations set forth in Section 4.12 or the obligations set forth in Section 6.16 of this Agreement) sustained by Purchaser Indemnified Parties collectively (calculated as specified in Section 9.1(a)) exceed $34 million and then any indemnification with respect to Purchaser Losses (other than Purchaser Losses arising out of breaches of the representations set forth in Section 4.12 or the obligations set forth in Section 6.16 of this Agreement) shall be made by Seller only to the extent of such excess over such $34 million.

               (c) The representations and warranties of Seller contained in (i)
        Article IV (other than Sections 4.3, 4.12, 4.13 and 4.13A) and Article V of this Agreement shall survive the Closing until the eighteen month anniversary of the Closing Date, (ii) Sections 4.12, 4.13 and 4.13A of this Agreement shall survive the Closing until 60 days following the expiration of the applicable statute of limitations in respect of such matters and (iii) Section 4.3 shall survive the Closing until the twenty-fifth anniversary of the Closing Date. The covenants and agreements contained in this Agreement shall survive the Closing until the date or dates specified therein or, if not so specified, until the expiration of the applicable statute of limitations with respect to the matters contained therein.

               (d) The obligations to indemnify and hold harmless a party hereto pursuant to Section 9.1(a)(i) or 9.1(b)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.2(c); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the indemnifying Person.

        9.3. Procedures for Third-Party Claims and Excluded Liabilities

               (a) General Procedures. Promptly (but in no event later than 30 days) after the receipt by any Indemnified Party of a notice of any claim, action, suit or proceeding by any third party that may be subject to indemnification hereunder, including any claim relating to any Excluded Liability, such Indemnified Party shall give written notice of such claim to the indemnifying party hereunder (the "Indemnifying Party"), stating the nature and basis of the claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim. The Indemnifying Party shall have the right to assume the defense of the Indemnified Party against the third party claim with counsel reasonably acceptable to the Indemnified Party. So long as the Indemnifying Party has assumed the defense of the third party claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, it being understood the Indemnifying Party shall pay all costs and expenses of counsel for the Indemnified Party for all periods prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such third party claim and after such time as the Indemnified Party has notified the Indemnifying Party of such third party claim, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the third party claim without prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed) and
        (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim (other than a judgment or settlement that is solely for money damages and is accompanied by a release of all indemnified claims against the Indemnified Party) without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed). Whether or not the Indemnifying Party shall have assumed the defense, such party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

               (b) Equitable Remedies. In the case of (i) any third party claims where the Indemnifying Party reasonably believes, and (ii) any Excluded Liabilities where Seller is engaged in litigation or dispute resolution or settlement negotiations and Seller reasonably believes, that it would be appropriate to settle such claim using equitable remedies (i.e. remedies involving the future activity and conduct of the Business), the Indemnifying Party and the Indemnified Party shall work together in good faith to agree to a settlement that would have been reasonable for Seller to agree to if Seller continued to own the Business, including any settlement that involves the licensing of Business Intellectual Property, accommodations on pricing terms and similar matters affecting the future activity and conduct of the business. No party shall be under any obligation to agree to any such settlement.

               (c) Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price. Any indemnity payment under this Agreement shall be decreased by any amounts actually recovered by the Indemnified Party under third party insurance policies with respect to such Loss. If the amount of any Loss for which indemnification is provided under this Agreement (an "Indemnity Claim") gives rise to a current deduction to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit of such current deduction available to the party making the claim; provided, however that the foregoing shall not apply until such time as the aggregate Losses for which Purchaser or Seller, as the case may be, is entitled to indemnification hereunder shall exceed $10 million, at which time all such Losses shall be so reduced. "Tax Benefit" means, with respect to any indemnity payment, the excess, if any, of (i) the Indemnified Party's pro forma tax Liability for the taxable year in which it accrues the indemnity payment, calculated on the basis of the facts and circumstances actually pertaining to the Indemnified Party, but assuming for purposes of this calculation that the Indemnified Party had neither suffered the loss giving rise to the Indemnification Claim nor accrued the indemnity payment, over (ii) the Indemnified Party's Adjusted Actual Tax Liability for such taxable year in each case as calculated in good faith by the Indemnified Party. The "Adjusted Actual Tax Liability" is the actual Tax Liability of the Indemnified Party, taking into account the items excluded from the calculation in clause
        (i).

        9.4. Certain Procedures

               (a) The Indemnified Party shall notify the Indemnifying Party promptly of its discovery of any matter giving rise to a claim for indemnification pursuant hereto. The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters, including by providing the assistance referred to in
        Section 6.5(g). In connection with any actual or threatened claims by, or actual or threatened litigation or other disputes with, third parties relating to Excluded Liabilities (including the matters set forth in Schedule 9.4(a)), any such claims, litigation and disputes being referred to as "claims" for purposes of this Section 9.4), Purchaser shall cooperate in the defense by Seller of such claim (and Purchaser and Seller agree with respect to all Excluded Liabilities that a common interest privilege agreement exists between them), including, (i) permitting Seller to discuss the claim with such officers, employees, consultants and representatives of Purchaser as Seller reasonably requests, (ii) permitting Seller to have reasonable access to the properties, books, records, papers, documents, plans, drawings, electronic mail, databases and computers of Purchaser at reasonable hours to review information and documentation relative to the properties, books, records, papers, documents, plans, drawings, electronic mail, databases and computers, contracts, commitments and other records of Purchaser, (iii) providing to Seller copies of documents and samples of products as Seller reasonably requests, (iv) permitting Seller to conduct privileged interviews and witness preparation of officers, employees and representatives of the Business as Seller reasonably requests, (v) preserving all properties, books, records, papers, documents, plans, drawings, electronic mail and databases of the Business relating to matters relating to Excluded Liabilities, until notified in writing by Seller that such preservation is no longer required, and preserving all other such information of the Business until the earlier of (A) five years from the Closing Date and (B) the time when Purchaser or any of its Designees is notified in writing by Seller that such preservation is no longer required (vi) promptly collecting documents and extracting information from documents for Seller's review and use, as Seller reasonably requests, or allowing Seller's representatives to do the same, (vii) notifying Seller promptly of receipt by Purchaser of any subpoena or other third party request for documents or interviews and testimony, (viii) providing to Seller copies of any documents produced by Purchaser in response to or compliance with any subpoena or other third party request for documents, and (ix) permitting Seller to conduct such other reasonable investigations and studies, and take such other actions, as are reasonably necessary in connection with Seller's defense or investigation of such claim; provided that any such investigation shall only be upon reasonable notice, shall not unreasonably disrupt personnel and operations of the Business and shall be at Seller's sole expense, including with respect to all reasonable out-of-pocket costs and expenses of Purchaser's Subsidiaries, officers, employees, agents and representatives. In connection with any claims, except to the extent inconsistent with Purchaser's obligations under applicable law and except to the extent that to do so would subject Purchaser or its employees, agents or representatives to criminal or civil sanctions, (i) unless ordered by a court to do otherwise, Purchaser shall not produce documents to a third party until Seller has been provided a reasonable opportunity to review, copy and assert privileges covering such documents, (ii) the transfer to Purchaser by Seller of documents covered by Seller's attorney/client or work product privileges shall not constitute a waiver of such privileges, (iii) unless otherwise ordered by a court, Purchaser shall withhold from production to any third party any documents as to which Seller asserts a privilege, (iv) Purchaser shall defend in court any such privilege asserted by Seller and (v) Purchaser shall permit Seller to prepare any employees of Purchaser required or requested to testify or otherwise be deposed or interviewed in connection with any claim and to be present during any such testimony or interviews. The foregoing provisions shall apply to any claims pursuant to this Article IX by any Indemnified Party against any Indemnifying Party, mutatis mutandis. The requesting party shall bear all reasonable out-of-pocket costs and expenses of Purchaser's Subsidiaries, officers, employees, agents and representatives in connection with the foregoing.

               (b) It is agreed and acknowledged by Seller and Purchaser that Seller as principal and on behalf of itself and the other Sellers will give the representations and warranties set out in Article IV to Purchaser as principal and on behalf of the Designees. Seller (on its own behalf and as agent for each Other Seller) and Purchaser (on its own behalf and as agent for each Designee) have agreed that any claim in respect thereof shall be conducted by Purchaser and Seller in their capacities as agent and that such claims shall only be enforceable by Purchaser either for itself (where it is acting as purchaser) or as agent for the relevant Designee, as the case may be, against Seller for itself (where it is acting as seller) or as agent for the relevant Other Seller, as the case may be, under the terms of this Agreement. Notwithstanding anything in this Agreement or in any Local Asset Purchase Agreement to the contrary, no Designee shall make, and Purchaser shall procure that no Designee shall make, any claim for indemnification or otherwise in any circumstances whatsoever against any Other Seller other than through the agency of Purchaser against Seller as agent for such Other Seller pursuant to the terms of this Agreement, and Purchaser shall indemnify Seller for itself and as agent for the Other Sellers against any claim for indemnification made against any Other Seller contrary to this Section 9.4(b). No Other Seller shall make, and Seller shall procure that no Other Seller shall make, any claim for indemnification or otherwise in any circumstances whatsoever against any Designee other than through the agency of Seller against Purchaser as agent for such Designee pursuant to the terms of this Agreement, and Seller shall indemnify Purchaser for itself and as agent for each Designee against any claim for indemnification or otherwise made against any Designee contrary to this Section 9.4(b).

        9.5. Remedies Exclusive

            Following the Closing, the remedies set forth in this Article IX shall constitute the sole and exclusive remedy and shall be in lieu of any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to any statutory or common law (including Environmental
Law) with respect to any Losses of any kind or nature incurred directly or indirectly resulting from or arising out of any of this Agreement, the transactions contemplated hereby, the Business, the Purchased Assets, the Assumed Liabilities or the Excluded Liabilities (except in the case of fraud). Without limiting the foregoing it is understood and agreed that, following the Closing, neither Purchaser nor its Subsidiaries or Affiliates shall have any claim in connection with this Agreement or the transactions contemplated hereby against any Subsidiary or Affiliate of Seller, and neither Seller nor its Subsidiaries or Affiliates shall have any claim in connection with this Agreement or the transactions contemplated hereby against any Subsidiary or Affiliate of Purchaser. Seller and Purchaser each hereby waive any provision of any applicable law to the extent that it would limit or restrict the agreement contained in this Section 9.5.

        9.6. Mitigation

            Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that Purchaser and Seller shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Purchaser or Seller, as the case may be, had made such efforts.

        9.7. Certain Environmental Matters

               (a) Regarding any Environmental Liability, any Losses relating to any breach of any representation or warranty included in Section 4.16 hereof, or any Losses otherwise relating to Environmental Laws that in each case would otherwise be subject to indemnification by Seller under this Article IX ("Indemnified Environmental Losses"), notwithstanding any provision of this Agreement to the contrary, such Indemnified Environmental Losses shall be subject to indemnification hereunder only to the extent consistent with the Indemnified Party's compliance with its obligations under this Section 9.7. With respect to any Indemnified Environmental Losses, Purchaser and its controlled Affiliates shall at all times act in a commercially reasonable manner (without taking into account the benefit of this indemnity) to minimize such Indemnified Environmental Losses, including those Indemnified Environmental Losses relating to any environmental correction, investigation, monitoring or remediation ("Remedial Action"). Provided they do not materially impair the current operations or use of the affected facility, such reasonable actions to minimize Indemnified Environmental Losses shall include (i) not undertaking any environmental correction, monitoring or remediation in excess of that reasonably required by any applicable Law or by a relevant Governmental Authority, (ii) making commercially reasonable efforts to implement the least costly Remedial Action permitted by Environmental Laws and acceptable to the Governmental Authorities with jurisdiction over the Remedial Action, (iii) performing Remedial Actions to non-residential standards when permitted by Environmental Laws and acceptable to the Governmental Authorities with jurisdiction over the Remedial Action, and (iv) using deed restrictions or institutional controls provided, however, that in the event Purchaser elects to undertake any Remedial Actions to a higher standard than those outlined in (i) through (iv) above, the Indemnified Environmental Losses in such case shall be limited to amounts that would have been incurred had the Remedial Action been conducted to the standards outlined in (i) through
        (iv) above. Notwithstanding the foregoing, to the extent that a Remedial Action which is an Indemnified Environmental Loss cannot be performed to non-residential standards by reason of an actual or proposed change to residential use of the Purchased Assets following the Closing Date, Seller's indemnity obligations under this Article IX shall be limited to Indemnified Environmental Losses that would have been incurred to achieve non-residential remedial standards. Notwithstanding the foregoing, following the Closing, without any prejudice to any right to indemnification under this Article IX, Purchaser and its Subsidiaries may undertake environmental investigations including invasive or destructive environmental sampling, testing or analysis.

               (b) Seller shall have the right to review and comment in advance on any proposed plan or scope of work for any Remedial Action for any Indemnified Environmental Losses and Purchaser shall incorporate any reasonable comments that will not materially impair the operation or use of the affected facility or materially delay the Remedial Action. Seller shall also have the right to approve Purchaser's choice of consultants, such approval not to be unreasonably delayed or withheld. Purchaser's conduct of any Remedial Action is subject to the duty of Purchaser to consult in good faith with Seller and to provide copies to Seller of all relevant documentation generated in connection with the management of any Remedial Action. Purchaser and Seller shall cooperate with each other in any Remedial Action for any Indemnified Environmental Losses and they shall provide each other with copies of all reports, studies, maps, site plans and other information in their possession relating to site conditions or Remedial

        Action reasonably requested by the other. In the event of a dispute between Seller and Purchaser over the design of any Remedial Action, their respective environmental consultants shall attempt to promptly reach agreement within sixty (60) days of the start of discussions to reach agreement on remedial or corrective methods and in the event that they cannot reach agreement, the consultants shall agree within thirty
        (30) days on the appointment of a third environmental consultant whose decision shall be binding upon the parties. The cost of such third environmental consultant shall be shared equally by Seller and Purchaser.

                                   ARTICLE X
                                   TERMINATION

        10.1. Termination Events

            Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

               (a) by mutual consent of the parties hereto;

               (b) after August 15, 2001 (the "Outer Date"), by any party by notice to the other party if the Closing shall not have been consummated on or prior to the Outer Date other than for a reason specified in
        Section 10.1(e); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available (i) to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) in the event that the Closing shall not have occurred as a result of a failure of any representation to be true and correct, (A) if the terminating party knew of such failure prior to the date of this Agreement on the basis of written information from the other party or (B) to the party who made such representation; or

               (c) after May 31, 2001, (the "Inner Date"), by Seller by notice to Purchaser if, as of the Inner Date, (i) the condition set forth in
        Section 7.1(b)(ii) shall not have been satisfied, or (ii) the United States Federal Trade Commission (the "FTC") or the Antitrust Division of the United States Department of Justice (the "DOJ"), on the one hand, and Purchaser, on the other hand, shall not have entered into an agreement with respect to a negotiated settlement of the FTC's or the DOJ's objections, if any, to the Purchase and the other transactions contemplated by this Agreement; provided, however, that Seller shall not be entitled to terminate this Agreement or abandon the transactions contemplated herein pursuant to this Section 10.1(c) if Seller is not in substantial compliance with any formal request for additional information or documentary material under the HSR Act; or

               (d) after the Inner Date, by Seller by notice to Purchaser if, as of the Inner Date, the conditions set forth in Section 7.1(c) shall not have been satisfied.

               (e) after the Outer Date, by any party by notice to the other party if the condition set forth in Section 7.1(b)(ii) or the condition set forth in Section 7.1(c) shall not have theretofore been satisfied or the FTC or the DOJ, on the one hand, and Purchaser, on the other hand, shall not have entered into an agreement with respect to a negotiated settlement of the FTC's or the DOJ's objections, if any, to the Purchase and the other transactions contemplated by this Agreement; provided, however, that no party shall be entitled to terminate this Agreement or abandon the transactions contemplated herein pursuant to this Section 10.1(e) in the case of a termination other than on account of the failure of the condition set forth in Section 7.1(c) to be satisfied if such party is not in substantial compliance with any formal request for additional information or documentary material under the HSR Act.

               (f) by any party, if a final order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement has been issued by (i) any federal or state court in the United States having jurisdiction or (ii) any similar court or Governmental Authority in the European Union (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable).

        10.2. Effect of Termination

            In the event of any termination of the Agreement as provided in
Section 10.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Purchaser or Seller, except that (a) the obligations of Purchaser and Seller under Sections 6.2(b), 6.4, 10.3 and Article XI of this Agreement shall remain in full force and effect and (b) except as set forth in Section 10.3(b), such termination shall not relieve either party of any liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

        10.3. Termination Fee

               (a) In the event that this Agreement is terminated by any party pursuant to Section 10.1(c) or Section 10.1(d) or Section 10.1(e) or, if applicable, on the basis of antitrust or competition objections, Section 10.1(f), Purchaser shall pay to Seller a fee equal to $40,000,000 (forty million dollars) (the "Termination Fee"). The Termination Fee shall be due and payable, without set-off, in immediately available funds within five Business Days following the termination of this Agreement and, if not paid at such time, shall bear interest at the Prime Rate on the date of the termination of this Agreement.

               (b) Notwithstanding any other provision of this Agreement, neither party shall have any right to sue or any remedy (other than Seller's right as specified in Section 10.3(a)) for breach or default or alleged breach or default by the other party of its obligations under
        Section 6.3. Seller and Purchaser each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 10.3(b).

                                   ARTICLE XI
                     MISCELLANEOUS AGREEMENTS OF THE PARTIES

        11.1. Dispute Resolution

            Except as otherwise set forth herein, resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively, "Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section 11.1.

               (a) Negotiation. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through negotiation. Within thirty (30) days after notice of a Dispute is given by either party to the other party, each party shall select a first tier negotiating team comprised of director or general manager level employees of such party and shall meet and make a good faith attempt to resolve such Dispute and shall continue to negotiate in good faith in an effort to resolve the Dispute or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then each party shall select a second tier negotiating team comprised of vice president level employees of such party and shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 11.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 11.1(a) shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

               (b) Failure to Resolve Disputes. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within fifteen (15) days after the first meeting of the second tier negotiating teams under Section 11.1(a), the parties may seek any remedies to which they may be entitled in accordance with the terms of this Agreement.

               (c) Proceedings. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation. In the event that litigation is commenced under this Section 11.1(c), the parties agree to continue to attempt to resolve any Dispute according to the terms of Sections 11.1(a) during the course of such litigation proceedings under this
        Section 11.1(c).

               (d) Pay and Dispute. Except as provided herein, in the event of any dispute regarding payment of a third-party invoice (subject to standard verification of receipt of products or services), the party named in a third party's invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Section 11.1. If the party that paid the invoice is found pursuant to this Section 11.1 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at a compound annual rate of the Prime Rate plus 2%, from the party found responsible for such payment.

        11.2. Notices

            All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or seven days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

               If to Purchaser:     c/o Philips Medical Systems Nederland B.V.
                                    P.O. Box 10.000
                                    5680DA BEST
                                    The Netherlands
                                    Attention:  General Counsel
                                    Fax:  +31-40-2762651

               with a copy to:      Sullivan & Cromwell
                                    125 Broad Street
                                    New York, New York 10004
                                    Attention:  Matthew G. Hurd
                                    Fax:  (212) 558-3588

               If to Seller:        Agilent Technologies, Inc.
                                    395 Page Mill Road
                                    Palo Alto, CA 94306
                                    Attention:  General Counsel
                                    Fax:  (650) 752-5082

               with a copy to:      Simpson Thacher & Bartlett
                                    425 Lexington Avenue
                                    New York, NY  10017
                                    Attention:  Caroline B. Gottschalk
                                    Fax:  (212) 455-2502

or to such other address as any such party shall designate by written notice to the other parties hereto.

        11.3. Bulk Transfers

            Purchaser waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Purchased Assets.

        11.4. Severability

            If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

        11.5. Further Assurances; Further Cooperation

            Subject to the terms and conditions hereof (including Section 6.3(b)), each of the parties hereto agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for Seller and Purchaser, to effectuate the provisions of this Agreement. From time to time, whether at or after the Closing, Seller or its Subsidiaries (as appropriate) will execute and deliver such further instruments of conveyance, transfer and assignment and take such other action as Purchaser and/or its Designees may reasonably require to more effectively convey and transfer to Purchaser and/or its Designees any of the Purchased Assets and Purchaser and/or its Designees will execute and deliver such further instruments and take such other action as Seller or its Subsidiaries may reasonably require to more effectively assume the Assumed Liabilities.

        11.6. Counterparts

            This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.6, provided that receipt of copies of such counterparts is confirmed.

        11.7. Expenses

            Whether or not the Closing occurs, Seller and Purchaser shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with this Agreement and the transactions contemplated hereby.

        11.8. Non Assignability

            This Agreement shall not be assigned by either party hereto without the prior written consent of the other party, and any attempted assignment, without such consent, shall be null and void, except that Purchaser shall have the right to assign any or all of its rights and obligations under this Agreement to one or more direct or indirect wholly-owned subsidiaries

(other than directors' qualifying shares) of Purchaser (each, a "Designee"); provided, however, that no such assignment shall release Purchaser from any of its liabilities or obligations hereunder.

        11.9. Amendment; Waiver

            This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or a failure or delay by any party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

        11.10. Specific Performance

            The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement and the Exhibits hereto was not performed in accordance with the terms hereof and that, subject to Section 10.3(b), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

        11.11. Third Parties

            This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

        11.12. Governing Law

            This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except for the internal matters of any corporation, partnership or similar entity which shall be governed by the laws of the jurisdictions of incorporation of such corporation, partnership or similar entity.

        11.13. Consent to Jurisdiction; Waiver of Jury Trial

            Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto, further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.2 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

        11.14. Schedules

            Disclosures included in any Schedule to this Agreement shall be considered to be made for purposes of all other Schedules to this Agreement to the extent that the relevance of any disclosure to any other Schedule is reasonably apparent from the text of such disclosure. Inclusion of any matter or item in any schedule to this Agreement does not imply that such matter or item would, under the provisions of this Agreement, have to be included in any Schedule to this Agreement or that such matter or item is otherwise material.

        11.15. Entire Agreement

            The Transaction Documents, Annex A, the Schedules and the Exhibits hereto and any other agreements between Purchaser and Seller entered into on the date hereof set forth the entire understanding of the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties or their respective Subsidiaries other than those set forth or referred to herein.

        11.16. Section Headings; Table of Contents

            The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the date first above written.

                                AGILENT TECHNOLOGIES, INC.


                                By:  /s/ EDWARD W. BARNHOLT
                                    --------------------------------------------
                                    Name: Edward W. Barnholt
                                    Title: President and Chief Executive Officer

                                KONINKLIJKE PHILIPS ELECTRONICS N.V.


                                By:  /s/ JOHN WHYBROW
                                    --------------------------------------------
                                    Name: John Whybrow
                                    Title: Executive Vice President

                                By:  /s/ JAN HOMMEN
                                    --------------------------------------------
                                    Name: Jan Hommen
                                    Title: Executive Vice President

Disclosure Schedule to Representations and Warranties.

Agilent agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

                                                                  EXHIBIT 2.17

                                     ANNEX A

        "Accountant" shall have the meaning set forth in Section 3.4.

        "Affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

        "Agreement" shall have the meaning set forth in the Recitals to the Agreement.

        "Antitrust Regulations" shall have the meaning set forth in Section 4.2.

        "Arbitrator" shall have the meaning set forth in Section 3.3(e).

        "Assumed Contracts" shall have the meaning set forth in Exhibit A.

        "Assumed Liabilities" shall have the meaning set forth in Section 2.2.

        "Aurora" shall mean the program of Seller in which designated employees received a retention bonus associated with the transactions contemplated by this Agreement.

        "Books and Records" shall have the meaning set forth in Section 6.5(a).

        "Business" means the portion of Seller's business conducted by Seller and its Subsidiaries in the design, development, research, manufacture, supply, distribution, sale and maintenance of Medical Products, as well as training in the use and repair of Medical Products and services related to the planning, implementation and operation of Medical Products. The Business does not include Seller's central research laboratory, called Agilent Labs, nor the current research and development being conducted by Agilent Labs.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are permitted or required by law to close.

        "Business Employee" shall mean (i) except for employees of Seller retained by Seller pursuant to mutual agreement between Seller and Purchaser, all direct employees of the Business and each employee of Seller or any of its Subsidiaries who is 100% dedicated to the infrastructure of the Business including, (A) employees on temporary leave for purposes of jury or annual two-week national service/military duty, employees on vacation and employees on a regularly scheduled day off from work and (B) employees who on the Closing Date are on maternity or paternity leave, education leave, military leave with veteran's re-employment rights under federal law, leave under the Family Medical Leave Act of 1993 or equivalent provisions in other jurisdictions, approved personal leave, short-term disability leave or medical leave but, unless otherwise required under local employment laws, excluding those employees on long-term disability, and (ii) each other employee of Seller or any of its Subsidiaries that Seller and Purchaser have mutually agreed to prior to the Closing Date or whose transfer to Purchaser and its Subsidiaries is required under local law.

        "Business Intellectual Property" shall have the meaning set forth in
Section 4.10(a).

        "Business Intellectual Property Licenses" shall have the meaning set forth in Section 4.10(b).

        "Claimant" shall have the meaning set forth in Section 9.6(a).

        "Closing" shall have the meaning set forth in Section 8.1.

        "Closing Date" shall have the meaning set forth in Section 8.1.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Competing Business" shall have the meaning set forth in Section 6.10.

        "Confidential Information" shall have the meaning set forth in Section 6.2(b).

        "Consent" shall have the meaning set forth in Section 6.3(a).

        "Contracts" means all commitments, contracts or groups of related contracts, indentures and agreements, evidenced in writing, to which Seller or any Other Seller in respect of the Business is a party or by which Seller or any Other Seller in respect of the Business is bound that relates to the Business, excluding any licenses relating to the use of Intellectual Property.

        "Control" means the ownership of more than 50% of the securities entitling the Person holding such securities to vote on the election of directors.

        "Costs" means all Losses, liabilities, penalties, claims, fines, damages, disbursements or expenses of any kind and nature whatsoever (including, without limitation, reasonable attorneys', accountants', consultants' or experts' fees and disbursements (in each case, including, without limitation, any such amounts that are incurred either as a result of third party claims or in connection with proceedings to enforce this Agreement)).

        "Covered Schedules" shall have the meaning set forth in Section 4.8(a).

        "Customer Contract" means any written agreement or arrangement between Seller or any of its Subsidiaries on the one hand and a customer, distributor or dealer of Seller or any of its Subsidiaries on the other hand for the purchase, sale, distribution, marketing, servicing, support or manufacturing (or similar matters) of Medical Products to the extent relating to the Business.

        "Deficiency Amount" shall have the meaning set forth in Section 3.3(a).

        "Designee" shall have the meaning set forth in Section 11.8.

        "Disputes" shall have the meaning set forth in Section 11.1.

        "Dollars" or "$", when used in this Agreement or any other Transaction Document, shall mean United States dollars unless otherwise stated.

        "Dragon" shall mean the global manufacturing simplification program to be undertaken by Seller, including the transfer of manufactured products to Singapore.

        "Environmental Claims" shall have the meaning set forth in Section 4.16.

        "Environmental Costs" means any and all Costs which may be imposed upon, incurred by or asserted or awarded against any Seller Indemnified Party or any Purchaser Indemnified Party, as applicable, in connection with or arising from
(i) any failure or (to the extent such allegation is made in any Environmental Claim by a third party) alleged failure of the Purchased Assets to comply with any Environmental Law at or prior to Closing, (ii) the presence or (to the extent such allegation is made in an Environmental Claim by a third party) alleged presence of any Hazardous Materials on, in, under, emitted from or (to the extent such allegation is made in an Environmental Claim by a third party) alleged exposure are affecting all or any portion of the Purchased Assets at or prior to Closing (or any condition resulting therefrom) or (iii) the transportation or presence at any other location of Hazardous Materials relating to the business at or prior to the Closing (or any condition resulting therefrom), including any such Costs incurred as a result of any natural resource damages, or any violation of Environmental Laws or any investigation, site monitoring, containment, clean-up, removal, restoration or other remedial work. Notwithstanding the foregoing, Environmental Costs shall not include lost profits or special, punitive, indirect or consequential damages except to the extent an indemnified party is held liable to a third-party regarding such damages.

        "Environmental Laws" shall have the meaning set forth in Section 4.16.

        "Environmental Liability" means any Environmental Costs arising out of any claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding related to the ownership or operation of any Purchased Asset prior to the Closing under any Environmental Law and arising from an event or condition constituting a violation of Environmental Law or a Release or (to the extent such allegation is made in an Environmental Claim by a third party) alleged Release of a Hazardous Material in either case prior to the Closing.

        "ERISA" shall have the meaning set forth in Section 4.13(a)

        "Excess Amount" shall have the meaning set forth in Section 3.3(a).

        "Excluded Assets" shall mean the assets set forth in Exhibit B.

        "Excluded Liabilities" shall have the meaning set forth in Section 2.2.

        "Final Closing Purchased Net Assets" shall have the meaning set forth in
Section 3.3(a).

        "Final Closing Statement of Purchased Net Assets" shall have the meaning set forth in Section 3.3(b).

        "Financial Statements" shall have the meaning set forth in Section 4.5.

        "GAAP" shall have the meaning set forth in Section 4.6.

        "Global" shall mean Seller's worldwide reduction in workforce announced on August 14, 2000.

        "Governmental Authority" shall have the meaning set forth in Section
4.4.

        "Guarantor" shall have the meaning set forth in the Recitals to the Agreement.

        "Hazardous Materials" shall have the meaning set forth in Section 4.16.

        "HSR Act" shall have the meaning set forth in Section 6.3(b).

        "Indemnified Environmental Losses" shall have the meaning set forth in
Section 9.7.

        "Indemnified Party" means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

        "Indemnifying Party" shall have the meaning set forth in Section 9.3.

        "Indemnity Claim" shall have the meaning set forth in Section 9.3(b).

        "Intellectual Property" shall have the meaning set forth in Section 4.10(a).

        "IRS" shall mean the United States Internal Revenue Service.

        "Key Jurisdictions" shall have the meaning set forth in Section 4.15.

        To "the knowledge of" or "the best knowledge of" a party hereto shall mean, with respect to Seller, the actual knowledge of John Eaton, Taia Ergueta, Marie Oh Huber, Tom Pierson, Pat Barrett, Kent Wanzek, Greg Petras, Tony Ecock, Sandy Feman, Steve Rusckowski, Brad Rubinstein, Edward Barnholt, Robert Walker and Roxanne Rapson, and with respect to Purchaser, the actual knowledge of Bill Curran, Tim Mickelson, Pamela Dunlap, Max Neves, Wim Punte, Ivo Lurvink, James Nolan, Hans Barella and Carlo van den Akker.

        "Law" means any law, treaty, statute, ordinance, rule, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

        "Leased Real Property" shall have the meaning set forth in Section
4.7(c).

        "Liabilities" shall have the meaning set forth in Section 2.2(a).

        "Licensed Trademarks" shall have the meaning set forth in Section 6.13.

        "Liens" shall have the meaning set forth in Section 4.2.

        "Local Asset Transfer Agreement" shall have the meaning set forth in
Section 2.3.

        "Losses" shall mean Purchaser Losses or Seller Losses, as the case may be.

        "Medical Products" means electrocardiographs; defibrillators; ultrasound imaging systems; patient monitoring devices and systems, including point of care blood analysis and blood monitoring products connected to patient monitors; clinical information management systems; hospital information management systems; Holter monitors; interactive homecare services for congestive heart failure; stethoscopes; replacement parts; and medical supplies for use with the foregoing, including any reasonably foreseeable successor products and services to the foregoing and reasonably foreseeable product line or service line extensions of the foregoing. Medical Products do not include biological sample analysis products such as those that sample, analyze or utilize nucleic acids, DNA, RNA, and blood, body fluid or tissue samples, nor do Medical Products include Retained Business products that may also be used in medical or healthcare environments.

        "Non-U.S. Benefit Plans" means each plan, scheme, fund or arrangement of Seller and its Subsidiaries within the Business operated outside the United States which provides Retirement Benefit Rights (as defined in Schedule 6.7(d)) to or in respect of Non-U.S. Employees, including any such plan, scheme, fund or arrangement which has not been disclosed in the Data Room, but not including Seller's Plans or any other plans, Plans, funds or arrangements operated within the United States.

        "Non-U.S. Employees" means each Business Employee employed other than in the United States by Seller or any of its Subsidiaries.

        "Other Sellers" shall have the meaning set forth in Section 4.2.

        "Owned Real Property" shall have the meaning set forth in Section
4.7(b).

        "Pension Plan" shall have the meaning set forth in Section 6.6(d).

        "Person" means an individual, corporation, partnership, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

        "Personal Property" shall have the meaning set forth in Exhibit A.

        "Prime Rate" shall mean the rate of interest as announced from time to time by The Chase Manhattan Bank at its principal office in New York City as its prime lending rate, the Prime Rate to change when and if such prime lending rate changes.

        "Proposed Adjustment Notice" shall have the meaning set forth in Section 3.3(d).

        "Purchase" means the purchase by Purchaser and/or one or more of its Designees of the Purchased Assets upon the terms and subject to the conditions of this Agreement.

        "Purchase Price" shall have the meaning set forth in Section 3.1.

        "Purchased Assets" shall mean the assets set forth in Exhibit A.

        "Purchaser" shall have the meaning set forth in the Recitals to the Agreement.

        "Purchaser Indemnified Party" shall have the meaning set forth in
Section 9.1(a).

        "Purchaser Losses" shall have the meaning set forth in Section 9.1(a).

        "Purchased Subsidiaries" shall have the meaning set forth in Section
4.3.

        "Purchaser Material Adverse Effect" means a material adverse effect on the ability of Purchaser and/or any Designee to consummate the transactions contemplated hereby and by any documents delivered or entered into in connection herewith.

        "Purchaser Plans" shall have the meaning set forth in Section 6.6(a).

        "Real Property" shall have the meaning set forth in Section 4.7(c).

        "Regulation" shall have the meaning set forth in Section 7.1(c).

        "Release" shall have the meaning set forth in Section 4.16.

        "Remedial Action" shall have the meaning set forth in Section 9.7.

        "Restructuring" shall mean the global restructuring program to be undertaken by Seller and referred to in Seller's press release dated August 14, 2000 and related actions that have been described by Seller to Purchaser prior to the date hereof.

        "Retained Business" means the Communications, Electronics, Life Science and Chemical Analysis businesses owned by Seller and to be retained by Seller, together with the products, employees and services of those businesses. The Communications business includes components and test and measurement solutions to assist in designing, manufacturing, and deploying communication appliances, networks, services, and other communications infrastructure in the telecom, enterprise, IP, wireless, and cable environments. The Electronics business includes test, measurement and related solutions for the aerospace, defense, component manufacturing, computers and peripherals, consumer electronics, electronics manufacturing, factory automation, research and development and semiconductor test businesses. The Life Science business includes products, supplies, services and information that enable and use the understanding of biological information to discover and develop more effective therapeutics and diagnostics, and to improve the quality and yield of animal and agricultural products and to test, analyze, measure or modify biological substances. The Chemical Analysis business includes analytical instrument systems that enable customers to identify, quantify, analyze and test the atomic, molecular, physical and biological properties of substances and products. Retained Business does not include the design, development, research, manufacture, supply, distribution or sale of Medical Products or the training in the use and repair of Medical Products or services related to the planning, implementation or operation of Medical Products.

        "Review Period" shall have the meaning set forth in Section 3.3(c).

        "Securities Act" shall have the meaning set forth in Section 5.4.

        "Seller" shall have the meaning set forth in the Recitals to the Agreement.

        "Seller Corporate Policies" shall have the meaning set forth in Section 6.16.

        "Seller 401(k)" shall have the meaning set forth in Section 6.6(d).

        "Seller Indemnified Party" shall have the meaning set forth in Section 9.1(b).

        "Seller Losses" shall have the meaning set forth in Section 9.1(b).

        "Seller Material Adverse Effect" means a material adverse effect on the business, operations, financial condition or results of operations of the Purchased Assets or Business, in each case taken as a whole.

        "Seller Plans" shall mean each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy under which any employee or former employee or director or former director of the Business has any present or future right to benefits and under which Seller has had or has any present or future liability, and for the avoidance of doubt, shall not include any Non-U.S. Benefit Plan.

        "Seller SEC Reports" means all registration statements, prospectuses, reports, schedules, forms, statements and other documents filed by Seller with the SEC prior to the date of this Agreement, including all exhibits thereto.

        "Subsidiary" or "Subsidiaries" of Purchaser, Seller or any other Person means any corporation, partnership or other legal entity of which Purchaser, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Supplier Contract" means any written agreement or arrangement between Seller or any of its Affiliates on the one hand and a supplier of Seller or any of its Affiliates on the other hand for the purchase or sale of components, subsystems, complete systems or other materials used in the manufacture of Medical Products or to the extent relating to the Business.

        "Tax" or "Taxes" shall mean all federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding, employment, estimated and other taxes of any nature, including interest, penalties and other additions to such taxes.

        "Tax Return" shall mean any return, declaration, report and information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Title Policy" shall mean that certain policy no. 9951-25230 in the amount of $92 million issued by Chicago Title Insurance to Seller and dated November 4, 1999.

        "Transaction Documents" shall have the meaning set forth in Section 4.2.

        "Transferred Employees" shall have the meaning set forth in Section 6.6(a).

        "Transfer Taxes" shall have the meaning set forth in Section
6.16(a)(ii).

        "Transition Services Agreement" shall have the meaning set forth in
Section 6.8.

        "Vacation Policy" shall have the meaning set forth in Section 6.6(f).

        "WARN" shall have the meaning set forth in Section 6.6(g).

        "Wholly Owned Subsidiaries" shall have the meaning set forth in Section 4.3.

                                    EXHIBIT A

                                Purchased Assets

Purchased Assets include all of the assets, properties, goodwill and rights of Seller and its Subsidiaries of whatever kind and nature, real, personal, or mixed, tangible or intangible, that are owned, leased or licensed by Seller and/or its Subsidiaries on the Closing Date in each case (i) only to the extent of Seller's rights therein and (ii) to the extent used in or arising from the Business, subject in all cases to the limitations set forth in clauses (a) through (i) below, other than Excluded Assets, and shall include all of Seller's and its Subsidiaries' entire right, title and interest in and to the following:

               (a) the Owned Real Property and any fixtures, machinery, equipment and tangible personal property attached to or located on the Owned Real Property that relate principally to or are used or held for use principally in connection with the Business (taking like items into consideration on an aggregate basis) including land and land improvements and building and building improvements referred to in
        Schedule 4.7(b);

               (b) the Leased Real Property and any fixtures, machinery, equipment and tangible personal property attached to or located on the Leased Real Property that relate principally to or are used or held for use principally in connection with the Business;

               (c) all inventories to the extent used or held for use in the Business (including raw materials, purchased goods, parts, containers, recycled materials, work in process, supplies, finished goods and demo and consignment inventory) and located on the Real Property, in transit to or from the Real Property, on the books of Seller or any Other Seller, held by vendors or which otherwise are used or held for use to any extent in the Business;

               (d) all machinery, equipment, vehicles, furniture, fixtures, tools, instruments, spare parts, supplies (including storeroom supplies), pallets, office and laboratory equipment, testing facilities, materials, fuel and other personal property, owned or leased, not normally included in inventory, that are used or held for use principally in connection with the Business (taking like items into consideration on an aggregate basis) (the "Personal Property") other than Personal Property that is part of Seller's centralized services for information technology or other matters;

               (e) to the extent transferable, all warranties, guarantees or claims against third parties to the extent relating to or arising from any of the Purchased Assets;

               (f) to the extent transferable, all permits, certificates, licenses, orders, franchises, registrations, variances, tax abatements, approvals and other similar rights or authorizations of any Governmental Authority to the extent necessary for the ownership, maintenance and operation of the Business;

               (g) all customers' files, credit information, supplier lists, parts lists, vendor lists, business correspondence, business lists, sales literature, promotional literature, other selling and advertising materials and all other assets and rights to the extent relating to or arising from or used in connection with the distribution, sale or marketing of the products produced by the Business; provided, however, that to the extent any such information is commingled with information used in the Retained Business, the original version of such information shall not be a Purchased Asset (and both parties shall have equal rights to sue such information) and shall be retained by Seller with accurate and reasonable copies thereof to be provided to Purchaser at Closing;

               (h) all security devices or systems, lock boxes and the contents thereof that are maintained for use exclusively in the conduct of the Business (or, in the case of lock boxes, which contain assets exclusively of the Business);

               (i) to the extent transferable, all right, title or interest in or to the sales contracts, Customer Contracts, Supplier Contracts, maintenance or service agreements, purchase orders for materials and other services, dealer and distributorship agreements, advertising and promotional agreements, leases (including for Leased Real Property), licenses, joint ventures, partnership agreement or other agreements (including but not limited to any agreements of Seller or any other Seller with suppliers, sales representatives, distributors, agents, lessees of Personal Property, licensors, licensees, consignors and consignees specified therein) to the extent relating to or arising from the Business, whether or not entered into in the ordinary course of the Business consistent with past practice, except for those contracts, agreements and commitments set out in Exhibit B and except for licenses or other agreements relating to the use of Intellectual Property, which are addressed in clause (k) and except for contracts, agreements and commitments primarily relating to or arising from the Retained Business (collectively, the "Assumed Contracts");

               (j) all accounts and notes receivable to the extent relating to the Business or arising in the ordinary course of the Business consistent with past practice;

               (k) the Intellectual Property listed in Schedule 4.10(a), subject to any grant of rights to any third party with respect thereto granted prior to the Closing Date, and all licenses or other agreements relating exclusively to the use of the Business Intellectual Property, to the extent of Seller's ability to transfer or assign such licenses or agreements;

               (l) all specifications, inventory, marketing, personnel, financial and other books and all other documents, microfilm and business records and correspondence wherever located, to the extent relating to or arising from or used in connection with the Business; provided, however, that to the extent any such information is commingled with information used in the Retained Business, the original version of such information shall not be a Purchased Asset (and both parties shall have equal rights to sue such information) and shall be retained by Seller with accurate and reasonable copies thereof to be provided to Purchaser at Closing;

               (m) the shares of capital stock and other equity interests specified in Schedule 4.3;

               (n) all servers, software licenses and desktops used, employed and developed exclusively (or in the case of servers, principally) by the Business, including, to the extent transferable, the SAP license for the Andover facility;

               (o) all equipment and items comprising the desktop environment of, and used exclusively by, the Transferred Employees (including field employees); and

               (p) all automobiles owned by Seller and used by Transferred Employees, and, to the extent transferable, leasehold interests in all leases of automobiles leased by Seller or Hewlett Packard Company and used by Transferred Employees.

                                    EXHIBIT B

                                 Excluded Assets

               (a) Cash (excluding petty cash), bank accounts, certificates of deposit and other cash equivalents;

               (b) Accounts receivable from Seller or Subsidiaries of Seller in respect of the Business (other than trade receivables);

               (c) All insurance policies and any rights, claims or chooses in action under such insurance policies;

               (d) All rights to refunds of any Tax payments with respect to periods prior to the Closing;

               (e) Subject to the Technology Licensing Agreement, all Intellectual Property other than that listed in Schedule 4.10(a) and all licenses or other agreements not relating exclusively to the use of the Business Intellectual Property;

               (f) Subject to paragraph (n) of Exhibit A, enterprise-deployed, centrally managed computer software and hardware used by Seller prior to the Closing, including any such computer software or hardware that is used by or for the Business prior to or as of the Closing, and all licenses or other agreements with third parties concerning the use thereof;

               (g) All of Seller's enterprise-wide procurement Contracts and Contracts relating to employee benefit matters;

               (h) The assets being sold to CIT Group/Equipment Financing, Inc. ("CIT") pursuant to the agreement between Seller and CIT announced on October 13, 2000, and any assets to be sold to CIT (including entities related to CIT) under similar agreements entered into between the date hereof and the Closing Date;

               (i) Equipment and/or fixed assets of Celestica and other lessees located on seller-owned property in Andover, Massachusetts, and elsewhere;

               (j) Assets referred to in Schedule 4.17;

               (k) Contracts relating to the Qingdao joint venture;

               (l) Contracts between Seller and Hewlett-Packard Company, including all service level agreements, except as set forth in Schedule 4.8(a);

               (m) Office furniture and shared office equipment, fixtures and leasehold improvements at all locations where the Business is conducted with the Retained Business;

               (n) Real property associated with the Qingdao joint venture; and

               (o) Assets relating to any Seller Plan or Non-U.S. Benefits Plan, except as expressly provided in Sections 6.6 and 6.7.

                                    EXHIBIT C

                     Form of Local Asset Transfer Agreement

                     FORM OF LOCAL ASSET TRANSFER AGREEMENT

THIS SALE AND PURCHASE AGREEMENT is made on [ , 2000]

BETWEEN:

[-] a company incorporated under the laws of [-] whose registered office is at [-] (the Other Seller); and

[-], a company incorporated under the law of [-] whose registered office is at [-] (the Purchaser Designee).

WHEREAS

(A) This Agreement is entered into pursuant to and in connection with the Asset Purchase Agreement (the PRINCIPAL AGREEMENT) entered into on [-] between [-] (SELLER) as Seller on its own behalf and, to the extent therein provided, as agent for the Other Seller, and [-] (PURCHASER) as Purchaser on its own behalf and, to the extent therein provided, as agent for the Purchaser Designee for the sale and purchase of the Business (as defined in the Principal Agreement);

(B) In the Principal Agreement Seller and Purchaser have agreed, inter alia, to procure that the Other Seller shall sell and the Purchaser Designee shall purchase the Local Business (as defined below);

(C) The Other Seller has agreed to sell and the Purchaser Designee has agreed to purchase the Local Business for the consideration and upon the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

APPLICATION OF TERMS OF PRINCIPAL AGREEMENT AND INTERPRETATION

1.1 This Agreement is being entered into pursuant to and in connection with the Principal Agreement and references in this Agreement to the Principal Agreement are to the Principal Agreement as amended, modified, waived or extended from time to time in accordance with the terms thereof.

1.2 Unless expressly provided otherwise in this Agreement, words and expressions defined in the Principal Agreement shall have the same meanings when used in this Agreement. In this Agreement, the following terms shall have the following meanings:

LOCAL ASSETS mean the assets as listed in Schedule 1.

LOCAL CLOSING means closing under this Agreement;

LOCAL BUSINESS has the meaning given in clause 3.1.

1.3 In the event of any conflict between the terms of this Agreement and the Principal Agreement, the terms of the Principal Agreement shall prevail.

COMPLIANCE

2.1 The Other Seller agrees to comply with, perform and observe the obligations and undertakings with which or which under the Principal Agreement Seller has agreed to procure that it shall comply, perform and observe for as long as and to the extent that Seller has agreed under the Principal Agreement to procure such compliance, performance or observance.

2.2 The Purchaser Designee agrees to comply with, perform and observe the obligations and undertakings with which or which under the Principal Agreement Purchaser has agreed to procure that it shall comply, perform and observe for as long as and to the extent that Purchaser has agreed under the Principal Agreement to procure such compliance, performance or observance.

SALE OF THE BUSINESS AND CONSIDERATION

3.1 Subject to and in accordance with the terms of this Agreement, the Other Seller shall sell, transfer, convey, assign and deliver and the Purchaser Designee shall purchase as a going concern as at and with effect from Local Closing all of its rights, title and interest in and to the portion of the Business carried on by the Other Seller from the site at [-] as at the date of Local Closing (the LOCAL BUSINESS) and including, without limitation, the assets and other rights referred to in Schedule 1 of this Agreement (the LOCAL ASSETS).

3.2 The Purchaser Designee shall assume as of and following Local Closing, or as of such other date as provided in Section 2.2(a) of the Principal Agreement, such of the Assumed Liabilities as relate to the Local Business other than the liabilities of the Other Seller which are Excluded Liabilities (as defined in the Principal Agreement) and the Purchaser Designee shall on and from the relevant date be solely responsible for and will keep the Other Seller indemnified from and against the same.

3.3 The consideration payable by the Purchaser Designee to the Other Seller for the Local Business (the LOCAL PURCHASE PRICE) shall be [the portion of the Purchase Price with respect to the Local Business] [which does not, for the avoidance of doubt, include any applicable Goods and Services Tax or VAT], calculated and adjusted pro rata in accordance with Article III of the Principal Agreement (on the basis of the ratio by which the Local Purchase Price relates to the Purchase Price), and paid by Purchaser as agent of the Purchaser Designee to Seller as agent of the Other Seller in accordance with Sections 3.2 and 3.3 of the Principal Agreement. The Local Purchase Price shall be apportioned between the assets of the Local Business as agreed between Seller and Purchaser pursuant to Section 3.4. of the Principal Agreement.

3.4 In relation to itself, the Local Business and the sale of the Local Business pursuant to this Agreement, the Other Seller does not give any representations and warranties other than those given by Seller as agent on its behalf in
Article IV of the Principal Agreement on the terms set out therein.

APPOINTMENT OF AGENTS

4.1 The Other Seller hereby irrevocably appoints and instructs Seller as its sole agent (to the exclusion of itself) to do such acts and things, make such representations, warranties and indemnities, give such undertakings and covenants, undertake such obligations, make or be subject to any such claims as the Principal Agreement expressly provides are done, given, undertaken, received or made by or to be conducted through Seller as agent for the Other Seller and, without prejudice to the generality of the foregoing, the Other Seller hereby irrevocably appoints and instructs Seller as its sole agent to receive or pay, as the case may be, any amounts owed to or by the Other Seller pursuant to any of the provisions of the Principal Agreement, and the Other Seller hereby acknowledges and confirms to the Purchaser Designee that any payment made by Purchaser on behalf of the Purchaser Designee to Seller as agent for the Other Seller shall be deemed to be and considered by the Other Seller to satisfy the Purchaser Designee's obligation(s) to pay any of the same to the Other Seller and any such obligations shall be discharged thereby.

4.2. The Purchaser Designee hereby irrevocably appoints and instructs Purchaser as its sole agent (to the exclusion of itself) to do such acts and things, make such representations, warranties and indemnities, give such undertakings and covenants, undertake such obligations, make or be subject to any such claims as the Principal Agreement expressly provides are done, given, undertaken, received or made by or to be conducted through Purchaser as agent for the Purchaser Designee and, without prejudice to the generality of the foregoing, the Purchaser Designee hereby irrevocably appoints and instructs Purchaser as its sole agent to receive or pay, as the case may be, any amounts owed to or by the Purchaser Designee pursuant to any of the provisions of the Principal Agreement, and the Purchaser Designee hereby acknowledges and confirms to the Other Seller that any payment made by Seller on behalf of the Other Seller to Purchaser as agent for the Purchaser Designee shall be deemed to be and considered by the Purchaser Designee to satisfy the Other Seller's obligation(s) to pay any of the same to the Purchaser Designee and any such obligations shall be discharged thereby.

LOCAL CLOSING

5.1 Local Closing is subject to the satisfaction or waiver of the Conditions to Closing pursuant to the Principal Agreement and is interdependent with the Closing as provided in the Principal Agreement and the steps taken at Local Closing shall have no effect unless Closing as provided for in the Principal Agreement (except insofar as it includes Local Closing) shall have taken place in accordance with the Principal Agreement.

5.2 Subject to clause 5.1, Local Closing shall take place on the Closing Date at [_____] ([-] time) at the offices of [-] in [-], or at such other time and such other venue as may be agreed pursuant to Section 8.1 of the Principal Agreement.

5.3 At Local Closing, the Other Seller shall deliver or make available (or cause to be delivered or made available) to the Purchaser Designee:

- such transfer documents as are necessary to complete the sale and purchase of the Local Business;

-       possession of the Real Property;

-       any accounting records relating exclusively to the Local
Business;

- details of all current engagements, orders, software and databases and lists of customers and suppliers to the extent relating to the Local Business;

- all other documents or documents of title exclusively relating to the Local Business or the assets comprised therein;

- all other assets of the Local Business title to which is capable of passing by delivery;

- a certified copy of the resolutions of the Directors of the Other Seller authorising entry into and execution of this Agreement; and

-       [others],

and in addition the Other Seller shall execute and do and procure to be executed and done all such deeds, documents and things as the Purchaser Designee may reasonably require for vesting in the Purchaser Designee the Local Business.

5.4 At Local Closing the Purchaser Designee shall deliver to the Other Seller a certified copy of the resolutions of the Directors of the Purchaser Designee authorizing the entry into and execution of this Agreement.

5.5 As of and at the Local Closing, risk of loss as to the Local Assets shall pass to the Purchaser Designee, except as may otherwise be provided in the Principal Agreement.

APPROVALS AND CONSENTS - NOVATION AND ASSIGNMENT

6.      The provisions of Sections 2.4. and 2.5. of the Principal
Agreement shall apply to the parties to this Agreement.

OTHER MATTERS

7. [ADD SUCH OTHER PROVISIONS AS MAY BE NECESSARY IN LIGHT OF THE NATURE OF THE LOCAL ASSETS AND REQUIREMENTS OF LOCAL LAW]

EMPLOYEE RELATIONS AND BENEFITS

8. [SUCH PROVISIONS OF SECTIONS 6.6. AND/OR 6.7. OF THE PRINCIPAL AGREEMENT TO BE REPEATED AS SHALL APPLY TO THE PARTIES TO THIS AGREEMENT.]

PENSIONS

9. Schedule 2 to this Agreement sets out the agreement of the Other Seller and the Purchaser Designee (agreed by Seller and Purchaser as their respective agents) in respect of pension arrangements for the relevant Business Employees of the Local Business to take effect on and after Local Closing and each of the Other Seller and the Purchaser Designee agrees to comply with and perform its respective obligations set out therein to the extent they are expressed to apply to the Business Employees of the Local Business, with which or which in such Schedule Seller and Purchaser respectively have agreed to procure that they shall comply or perform, for as long as and to the extent that Seller and Purchaser respectively have agreed under the Principal Agreement to procure such compliance or performance.

GOODS AND SERVICES TAX/VAT

10.1 [EXPLICIT WORDING AS TO THE INTENDED TAX TREATMENT OF THE LOCAL TRANSFER TO BE INCLUDED IF NECESSARY OR CUSTOMARY IN THE RELEVANT JURISDICTION]

10.2 [WORDING TO ENSURE THAT ANY TRANSFER TAXES ARE MITIGATED TO BE INCLUDED HERE OR THROUGHOUT THIS AGREEMENT IF NECESSARY OR CUSTOMARY (AND TO THE EXTENT POSSIBLE) IN THE RELEVANT JURISDICTION.]

FURTHER ASSURANCE

11.1 After Local Closing, the Other Seller and the Purchaser Designee shall do, execute and deliver, at the reasonable request of the other party, all such further acts, deeds, documents, instruments of assignment and transfer as may be necessary to complete the sale and purchase of the Local Business in accordance with the terms of the Principal Agreement and this Agreement and otherwise to give effect to the terms of this Agreement.

11.2 The Other Seller will forward to the Purchaser Designee any documents, information, communications or correspondence which the Other Seller may receive from time to time in relation to the Local Business and will use its reasonable endeavours to pass on to the Purchaser Designee all enquiries relating to the Local Business in accordance with the terms of the Principal Agreement and this Agreement.

VARIATION

12. No variation of this Agreement shall be valid unless it is in writing and signed by both Purchaser and Seller as agent on behalf of the Purchaser Designee and the Other Seller, as appropriate. The expression "variation" shall include any amendment, modification, variation, supplement, deletion or replacement however effected.

ENTIRE AGREEMENT

13. This Agreement and the Schedules hereto and the Principal Agreement and the Transaction Documents listed in Section 11.15 of the Principal Agreement set forth the entire understanding of the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

ANNOUNCEMENTS

14. News releases or other public announcements pertaining to the transaction contemplated in this Agreement or the Principal Agreement shall not be made by the Other Seller or the Designee and shall only be made by Purchaser and Seller in accordance with the provisions of Section 6.4. of the Principal Agreement.

NOTICES

15. The Provisions of Section 11.2 of the Principal Agreement shall apply to the parties to this Agreement. A copy of all communications will be sent to the other party to this Agreement in accordance with the procedures set forth in
Section 11.2 of the Principal Agreement to:

If to the Purchaser Designee:       [-]

If to the Other Seller:             [-]

or to such other address as any such party shall designate by written notice to the other party hereto.

SEVERABILITY

16. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and parties shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed in such illegal, void or unenforceable provision.

COUNTERPARTS

17. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 17, provided that receipt of copies of such counterparts is confirmed.

GOVERNING LAW, JURISDICTION AND CLAIMS

18.1 This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, [LOCAL] law.

18.2 In the event of any dispute arising out of or relating to this Agreement the provisions of Sections 11.1 and 11.13 of the Principal Agreement shall apply.

18.3 Any claim of whatsoever nature arising out of or in connection with this Agreement or the Principal Agreement shall only be enforceable by the parties to this Agreement through the agency of Seller and Purchaser respectively upon the terms of the Principal Agreement. The Purchaser Designee shall not make any claim for indemnification arising out of or in connection with this Agreement or the Principal Agreement in any circumstances whatsoever against the Other Seller other than through the agency of Purchaser against Seller as agent for the Other Seller pursuant to the terms of the Principal Agreement. The Other Seller shall not make any claim for indemnification arising out of or in connection with this Agreement or the Principal Agreement in any circumstances whatsoever against the Purchaser Designee other than through the agency of Seller against Purchaser as agent for the Purchaser Designee pursuant to the terms of the Principal Agreement. Liability in respect of any claim for indemnification arising out of or in connection with this Agreement or the Principal Agreement shall be determined solely in accordance with the terms of the Principal Agreement.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

SIGNED BY

SIGNED BY

                                                                    EXHIBIT 2.17



                            SCHEDULE 1 - LOCAL ASSETS

       [Schedule 1 to mirror Exhibit A to the Principal Agreement to the extent relevant]

                                                                    EXHIBIT 2.17

                          SCHEDULE 2- PENSION SCHEDULE

                                    EXHIBIT D

                      FORM OF TRANSITION SERVICES AGREEMENT

            This Transition Services Agreement (together with Annex A hereto, this "Agreement") is entered into as of the ___ day of __________, 200_, by and between AGILENT TECHNOLOGIES, INC., a Delaware corporation ("Seller"), and KONINKLIJKE PHILIPS ELECTRONICS NV, a company organized under the laws of the Netherlands ("Purchaser").

                              W I T N E S S E T H :

            WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement dated as of November 17, 2000 (the "Purchase Agreement"), pursuant to which, among other things, Purchaser will acquire all of the Purchased Assets (as defined in the Purchase Agreement) and assume certain liabilities, all on the terms and conditions set forth in the Purchase Agreement; capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Purchase Agreement;

            WHEREAS, pursuant to Section 6.8 of the Purchase Agreement, Seller has agreed to continue to provide to Purchaser and/or its Subsidiaries certain transition services which are necessary on a temporary basis for the continuation of the Business by Purchaser and are, in all material respects, of a quality and type provided by Seller in respect of the Business and Purchased Assets during the year preceding the date of this Agreement, at costs consistent with past practices or the terms of this Agreement, as the case may be; and

            NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

                         ARTICLE XII SERVICES PROVIDED

        12.1. During the twelve month period (or such other period set forth in Annex A to this Agreement) commencing on the Closing Date (the "Transition Period"), Seller shall provide to Purchaser, or at Seller's option shall cause one or more of its Affiliates or a third party to provide to Purchaser and/or its Subsidiaries, the services and functions currently provided by or on behalf of Seller to the Business other than (i) general management oversight and (ii) payroll functions (the "Services"), including but not limited to the services and functions set forth in Annex A to this Agreement. Seller and Purchaser each agree to (i) designate an appropriate point of contact for all questions and issues relating to the Services during the term of this Agreement, (ii) make available the services of appropriate qualified employees and resources to allow for the provision of the Services and to allow each party to perform its duties, responsibilities and obligations related to the Services, and (iii) as soon as practicable after the date hereof, create a joint management committee responsible for reviewing the strategy and assumptions related to this Agreement.

        12.2. Purchaser and Seller shall work together in good faith to develop a global transition plan in order to facilitate an orderly and successive termination of the Services on the Termination Date or at such earlier time as Purchaser assumes performance of the Services in accordance with this Section 1. In connection with the development of a global transition plan, Seller and Purchaser will use their reasonable best efforts to establish specific metrics which will drive a reduction in payments due pursuant to Section 3 hereof as Services diminish.

        12.3. Purchaser shall make a commercially reasonable and good faith effort to assume performance of the Services within shorter time periods than those specified. In furtherance of the foregoing, Purchaser shall use commercially reasonable efforts to make or obtain any approvals, permits and licenses and implement any systems as may be necessary for it to provide the Services independently in each country as soon as practicable following the Closing.

        12.4. It is assumed that all Services provided hereunder will be terminated on or before the one year anniversary of the Closing Date. Seller shall be under no obligation to provide any Services to Purchaser after the one year anniversary of the Closing Date, except to the extent agreed in writing by Seller and Purchaser, it being understood that Seller shall not unreasonably refuse to agree to any such lengthier period in the case of customer support systems implementation. If Purchaser requires Services for customer support beyond the Transition Period, and Seller cannot provide such Services, Seller and Purchaser shall negotiate in good faith arrangements pursuant to which Seller shall provide Purchaser with access to the necessary customer support software and hardware environment to support the Business themselves for an agreed upon duration.

        ARTICLE XIII Service Level Agreements. Between the date of the Purchase Agreement and the Closing Date, Seller and Purchaser shall negotiate in good faith to prepare individual service level agreements describing in detail the Services to be performed in accordance with this Agreement (the "Service Level Agreements"), which shall become effective as of the Closing Date. Seller shall notify Purchaser of any significant, clearly identifiable cost savings to Seller realized as a result of the terms set forth in any individual Service Level

Agreement, and such savings shall be applied to reduce the related transition services fee payable pursuant to Section 3 unless otherwise agreed by Seller and Purchaser.

                           ARTICLE XIV CONSIDERATION

        14.1. Costs and Fees

                   (i) Purchaser shall pay to Seller all direct and indirect
               costs (as set forth in the Service Level Agreements) incurred by Seller and associated with the provision of Services and the transition services activities performed by or on behalf of Seller.

                   (ii) Any costs in excess of $106,000,000 incurred by Seller in its centrally managed, enterprise-wide functions as a result of (A) a request from the Purchaser for the material expansion of the Services provided, or (B) significant changes in the current transition services strategy or assumptions will be borne by Seller and Purchaser according to a set of predetermined metrics; provided that Workplace Services (as described in Annex A to this Agreement) shall be excluded from this calculation and Purchaser shall reimburse Seller for such Workplace Services in accordance with the metrics set forth in the Workplace Services Service Level Agreement. If there are no relevant predetermined metrics, Purchaser and Seller shall make a good faith effort to agree to a set of relevant metrics that are consistent with the predetermined metrics. In addition, Seller and Purchaser shall work together in good faith to establish milestones that, upon completion, would reduce the adjusted threshold of $106,000,000 set forth in this Section 3(a)(ii).

        14.2. Invoices and Payment. Seller shall invoice Purchaser for the Services provided hereunder in arrears on a monthly basis, and shall provide reasonable documentation supporting the amounts owed pursuant to Section 3(a). Purchaser shall pay the amount of such invoice by electronic transfer of immediately available funds not later than the fifteenth Business Day of each month. In the event Purchaser does not pay Seller in accordance with the preceding sentence or within 30 days of the receipt of any invoices for Services hereunder, (i) all amounts so payable and past due shall accrue interest from the 30th day after the receipt of the invoice to the receipt of payment at a floating rate per annum equal to the per annum interest rate announced from time to time by Morgan Guaranty Trust Company of New York as its prime rate in effect, plus 2%, and (ii) Purchaser shall pay, as additional fees, all reasonable costs and expenses incurred by Seller in attempting to collect and collecting amounts due under this Section 3, including all reasonable attorneys fees and expenses.

ARTICLE XV OBLIGATIONS OF PURCHASER. Purchaser shall: (a) provide Seller with such information and documentation as is reasonably necessary for Seller to perform the Services; and (b) perform such other duties and tasks as may be reasonably required to permit Seller to perform the Services.

               ARTICLE XVI PERFORMANCE STANDARD; CONFIDENTIALITY.

        16.1. Nothing in this Agreement shall require or be interpreted to require Seller to provide a Service to Purchaser beyond the scope and content of such Service as provided by Seller to the Business immediately prior to November 17, 2000. In performing the Services, Seller and each of its Affiliates shall provide, or ensure that any third party will provide, substantially the same level of service and use substantially the same degree of care as its personnel provided and used in providing the Services prior to November 17, 2000, unless Seller and Purchaser mutually agree to a different level of service. Each party will handle and protect from disclosure all proprietary and confidential information disclosed to it by the other party, or accessible within Seller's shared systems environment, in the same general manner as it handles and protects its own information that it considers proprietary and confidential, including but not limited to any information received with respect to the products of Seller, Purchaser or Hewlett-Packard Company. All Services shall be performed in substantial compliance with applicable Law.

        16.2. In performing the Services, Seller shall prepare and furnish to Purchaser reports concerning the Business containing substantially the same data, in substantially the same format, and prepared and delivered on substantially the same timetable, as reports prepared in connection with the Business prior to November 17, 2000. Upon Purchaser's written request for modifications to the reporting and data transfer practices, Seller shall cooperate and consult in good faith with Purchaser to make such modifications; provided that Seller shall have no obligation to make any such modifications to the reporting and data transfer practices.

        ARTICLE XVII NEW SERVICES. Purchaser may from time to time during the term of this Agreement request that Seller perform a new service ("New Service") in addition to the Services being provided hereunder. Upon receipt of such a request from Purchaser, Seller, if it determines to provide the New Service to Purchaser, shall provide Purchaser with, and enter good faith negotiations with Purchaser regarding, (1) a written description of the work Seller anticipates performing in connection with such New Service, (2) a schedule for commencing and completing the New Service and (3) Seller's prospective fees (to be negotiated on a time and materials basis) for such New Service. Seller shall not begin performing any New Service until agreement thereon has been reached in writing and Purchaser has entered into a Service Level Agreement or otherwise provided Seller with written authorization to perform the New Service from a duly authorized representative of Purchaser. Each New Service shall be provided to Purchaser at the same level and in substantially the same manner (except as may be required for security) as Seller provides the same or similar services to its business units or Subsidiaries during the term of such New Service.

        ARTICLE XVIII SECURITY. During the Transition Period, Purchaser's access to Seller's information technology infrastructure for applications shall be through secured controlled processes determined by Seller in consultation with Purchaser. Those employees of Purchaser and Seller having access to such infrastructure and applications and other shared systems may be required by Seller or Purchaser, as the case may be, to enter into a customary non-disclosure agreement in connection with, and as a condition to, such access. Seller shall not transfer to Purchaser, and Purchaser shall have no rights in or access to, application software/systems source code associated with shared systems through which Seller is providing services to Purchaser hereunder. Purchaser shall not, through reverse engineering or any other technique or means, attempt to access such source code and will use the application software/systems only for their intended use.

        ARTICLE XIX RECORDS. SELLER SHALL PROVIDE TO PURCHASER ALL INFORMATION AND RECORDS REASONABLY REQUIRED TO MAINTAIN FULL AND ACCURATE BOOKS RELATING TO THE PROVISION OF SERVICES AND ALL OTHER RECORDS RELEVANT TO THE TRANSITION AGREEMENTS. UPON REASONABLE NOTICE FROM THE OTHER PARTY EACH PARTY SHALL MAKE AVAILABLE FOR INSPECTION AND COPY BY SUCH OTHER PARTY'S AGENTS SUCH INFORMATION, BOOKS AND RECORDS DURING REASONABLE BUSINESS HOURS.

        ARTICLE XX FORCE MAJEURE; REDUCTION OF SERVICES. Neither party shall be liable for any loss or damage whatsoever arising out of any delay or failure in the performance of its obligations pursuant to this Agreement to the extent such delay or failure results from events beyond the control of that party, including but not limited to acts of God, acts or regulations of any Governmental Entity, war, riots, insurrection or other hostilities, accident, fire, flood, strikes, lockouts, industrial disputes or shortages of fuel. Neither party shall be entitled to terminate this Agreement in respect of any such delay or failure resulting from any such event.

        ARTICLE XXI DISPUTE RESOLUTION. In the event of any dispute between Seller and Purchaser with respect to the provision of any Service pursuant to this Agreement, each of Seller and Purchaser shall designate an employee as its representative to attempt to resolve the dispute and each such representative will use reasonable commercial efforts to resolve the dispute promptly. If the individuals designated by Seller and Purchaser are unable to resolve the dispute promptly, the dispute will be submitted to a member of senior management of each party. Such members of senior management will meet in person or by telephone conference at least once in the 10-day period following the submission of the dispute to them and will use commercially reasonable efforts to resolve the dispute promptly. If such members of senior management are unable to resolve the dispute within 15 days of the submission of the dispute to them, the parties may exercise any rights or remedies available to them in the Purchase Agreement.

        ARTICLE XXII DISCLAIMER: LIMITED LIABILITY; INDEMNIFICATION.

               (a) Seller makes no express or implied representations, warranties or guarantees relating to the Services to be performed under this Agreement, including, without limitation, any warranty of merchantability or fitness for a particular purpose. However, upon Purchaser's written request, Seller shall pass through benefits of any express warranties received from third parties relating to the Services, and shall (at Purchaser's expense) assist Purchaser with any warranty claims related thereto.

               (b) Seller and its Affiliates shall not be liable, whether in negligence, breach of contract or otherwise, for any damages suffered or incurred by Purchaser or any other Person arising out of or in connection with the rendering of a Service or any failure to provide a Service, except to the extent that such damages are caused by the willful misconduct or gross negligence of Seller or any of its Affiliates. In no event shall Seller or any of its Affiliates be liable for any lost profits or consequential, punitive, special or indirect damages, except to the extent awarded by a court of competent jurisdiction in respect of a third party claim. Seller's maximum liability for any action, regardless of the form of action, whether in tort or contract, arising under this Agreement, shall be limited to the amount of fees paid by Purchaser hereunder. Purchaser shall indemnify and hold harmless Seller and any landlord of property with respect to which Seller is lessee for any claims in the nature of personal injury, occupational health and similar matters brought by any employee, visitor, invitee or similar person of Purchaser for any incident which occurs on the premises for which space is being made available by Seller to Purchaser or any of its Designees pursuant to this Agreement.

                      ARTICLE XXIII TERM AND TERMINATION.

               (a) This Agreement shall become effective on the Closing Date and, unless sooner terminated or extended in accordance with the terms hereof, shall continue in effect until the one year anniversary of the Closing Date (the "Termination Date").

               (b) Purchaser may terminate any Service (provided that related Services may not be terminated in part) prior to the expiration of the term thereof by providing to Seller written notice of termination not less than 60 days before the date of such earlier termination and the provision of such Service shall terminate at the end of the period of notice.

               (c) This Agreement may be terminated in whole or in part (provided that related Services may not be terminated in part) by either party if:

                   (i) the other party is unable to pay the Service fees as they become due;

                   (ii) the other party is in material breach of any provision of this Agreement, including its obligation to pay the fees due pursuant to Section 3, provided that the party seeking to terminate this Agreement for breach shall notify the other party of such breach and provide such other party with 30 days to cure such breach; or

                   (iii) the provision or receipt of any such Service is
               prohibited by applicable Law, subjects Seller or any of its Affiliates, or Purchaser or any of its Affiliates (as the case may be), to increased regulation by any Governmental Entity or requires Seller to obtain any license or permit that would materially impact Seller's businesses.

               (d) Specific termination or exit plans will be determined pursuant to good faith negotiations and reflected in individual Service Level Agreements, but in general will reflect the most expedient means of exiting each particular Service, whether it be country or process oriented.

ARTICLE XXIV INDEPENDENT CONTRACTOR. The parties hereto understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other party, or to bind any other party in any manner whatsoever. The parties expressly acknowledge (i) that Seller is an independent contractor with respect to Purchaser in all respects, including, without limitation, the provision of the Services, and (ii) that the parties are not partners, joint venturers, employees or agents of or with each other.

        ARTICLE XXV CONFIDENTIALITY. SELLER AND PURCHASER SHALL KEEP CONFIDENTIAL IN ACCORDANCE WITH THE PURCHASE AGREEMENT ALL THE PROPRIETARY OR CONFIDENTIAL INFORMATION RECEIVED FROM EACH OTHER PARTY REGARDING THE SERVICES, INCLUDING ANY INFORMATION RECEIVED WITH RESPECT TO PRODUCTS OF PURCHASER, SELLER OR HEWLETT PACKARD COMPANY AND TO USE SUCH INFORMATION ONLY FOR PURPOSES OF PROVIDING THE SERVICES.

        ARTICLE XXVI BENEFICIARY OF SERVICES; NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto, and nothing expressed or implied shall give or be construed to give any person any legal or equitable rights hereunder, whether as a third party beneficiary or otherwise. Seller and Purchaser agree, and Purchaser represents and warrants, that the Services will be provided solely to, and will be used solely by, Purchaser, its subsidiaries and, to the extent reasonably necessary and appropriate with respect to particular Services, its suppliers, in each case only in connection with the Purchased Assets and the Assumed Liabilities. Purchaser shall not resell or provide the Services to any other Person, or permit the use of the Services by any Person other than Purchaser and its Subsidiaries.

        ARTICLE XXVII ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

        ARTICLE XXVIII AMENDMENT; WAIVER. This Agreement may be amended, and any provision of this Agreement may be waived, if but only if such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the party against whom the waiver is effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        ARTICLE XXIX NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given as follows:

if to Seller:

Agilent Technologies, Inc.
395 Page Mill Road Palo Alto, California 94306
Attention: General Counsel
Fax: (650) 752-5082



with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett
425 Lexington Avenue
New York, NY  10017
Attention: Caroline B. Gottschalk
Fax:  (212) 455-2502


if to Purchaser:

c/o Philips Medical Systems Nederland B.V.
P.O. Box 10,000
5680DA BEST
The Netherlands
Attention: General Counsel
Fax: +31-40-27-62651


with a copy (which shall not constitute notice) to:

Sullivan & Cromwell
125 Broad Street
New York, New York  10004
Attention:  Matthew G. Hurd
Fax:  (212) 558-3588


or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose of notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by fax, when such fax is transmitted to the fax number specified in this Section 18 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 18.

ARTICLE XXX NON ASSIGNABILITY. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party, and any attempted assignment, without such consent, shall be null and void, except that Purchaser shall have the right to assign any or all of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries (other than directors' qualifying shares) of Purchaser (each, a "Designee"); provided, however, that no such assignment shall release Purchaser from any of its liabilities or obligations hereunder.

               ARTICLE XXXI DEFINITIONS AND RULES OF CONSTRUCTION

               (A) DEFINED TERMS USED IN THIS AGREEMENT HAVE THE MEANINGS ASCRIBED TO THEM BY DEFINITION IN THIS AGREEMENT OR IN ANNEX A TO THE PURCHASE AGREEMENT.

               (B) THIS AGREEMENT SHALL BE CONSTRUED WITHOUT REGARD TO ANY PRESUMPTION OR RULE REQUIRING CONSTRUCTION OR INTERPRETATION AGAINST THE PARTY DRAFTING OR CAUSING ANY INSTRUMENT TO BE DRAFTED.

               (C) WHENEVER THE WORDS "INCLUDE", "INCLUDING", OR "INCLUDES" APPEAR IN THIS AGREEMENT, THEY SHALL BE READ TO BE FOLLOWED BY THE WORDS "WITHOUT LIMITATION" OR WORDS HAVING SIMILAR IMPORT.

               (D) AS USED IN THIS AGREEMENT, THE PLURAL SHALL INCLUDE THE SINGULAR AND THE SINGULAR SHALL INCLUDE THE PLURAL.

ARTICLE XXXII COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 21, provided that receipt of copies of such counterparts is confirmed. This Agreement shall become effective when each party has received a counterpart hereof signed by the other party hereto.

ARTICLE XXXIII SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE XXXIV SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void, or unenforceable provision.

ARTICLE XXXV GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except for the internal matters of any corporation, partnership or similar entity which shall be governed by the laws of the jurisdictions of incorporation of such corporation, partnership or similar entity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                            AGILENT TECHNOLOGIES, INC.

                                            By:
                                               ---------------------------------
                                            Printed Name:
                                                         -----------------------
                                            Title:
                                                  ------------------------------


                                            KONINKLIJKE PHILIPS ELECTRONICS NV

                                            By:
                                               ---------------------------------
                                            Printed Name:
                                                         -----------------------
                                            Title:
                                                  ------------------------------

                                     ANNEX A

                                    SERVICES

            Seller will continue to provide, or cause its Affiliates or any third party to continue to provide, as the case may be, the following services and functions set forth below in accordance with the terms of the Transition Services Agreement to which this Annex A is attached. The descriptions set forth in this Annex A are intended to be general in nature. Specific services and functions will be described in detail in the individual Service Level Agreements.

                             1. Information Technology

Network                              Continued access to and use of the current
                             wide-area network, including data circuits, network hubs and routers, modem pools, and the continued support of any local area network ("LAN") that is managed and supported by Seller in respect of the Business.

Data Center                          Continued access to and use of running data
                             services, including the operation of computers, servers and applications of systems used by Seller in respect of the Business, and those hosted at data centers around the world that are run and managed by Seller, including Colorado Springs, Germany and Singapore. The provision of running data services shall also include disaster recovery, and the e-commerce initiatives and web-based infrastructure relating to the Business.

Help Desk                            Continued access to and use of the service
                             arms of Seller responsible for end-user phone support for network, desktop and application support for the Seller environment outside of the US. All US support will be provided by the Business from its US factory site.

E-Mail/Desktop                       Continued support and use of common
                             operating environment e-mail services and desktop/laptop support currently provided by Seller in respect of the Business. These services will include any account administration and break/fix activities provided by Seller. End-user upgrades and new equipment related to this Service shall be provided at Purchaser's sole expense.

Voice                                Continued support and access in respect of
                             the current phone and phone switch usage and voice mail services provided by Seller in respect of the Business. These services include moves, additions, changes and break/fix services consistent with the past practice of the Business.

Application Services                 Continued support and access to the
                             business applications and web-based applications (supplies sales) used by Seller in respect of the Business.

                             2. Customer Services

Business Applications                Continued use and access to all business
                             application and data access in respect of customer support and medical supplies business.

Service Parts and Supplies           Continued use and access to the
                             infrastructure, people and systems required to provide services in respect of the supply of service parts and supplies, including, but not limited to, distribution, logistics, warehousing, planning, purchasing and inventory control.

Front & Back Office Support          Continued use and access to the
                             infrastructure, people and systems required to provide "front office & back office" support for sales and service. This will include, but is not limited to, order management, which includes order processing, contract administration, quotation, billing, collections, credit, order fulfillment, response center activities and delivery coordination.

                             3. Finance - Accounting and Reporting Systems

Accounting Information               Provision of accurate, detailed accounting
                             and reporting information associated with the Business, substantially similar to the information currently prepared for Seller. These activities include transaction processing, including, but not limited to, revenue, gross margin, expense, accounts receivable, intracompany, inventory, fixed assets, cash, accounts payable, warranty reserves, as well as general ledger maintenance, posting and reconciling. In no event shall the reporting include activities not currently reported in respect of the Business as of the Closing Date. The final structure of reporting for accounting information will be defined prior to closing in the relevant service level agreements.

                                     Such detailed accounting and reporting
                             information shall be provided on a monthly basis, and shall comply with Seller's policies and procedures which materially comply with US GAAP practices, consistent with Seller closing cycles and month end cutoffs. Unless Purchaser and Seller mutually agree otherwise, Seller shall provide Purchaser with customary IT generated reports on substantially the same time schedule as currently provided, which

                                     xviii
                             will include detail for worldwide Seller bookings, product and service revenue, product gross margin and cash activity for the month associated with the business.

                             4. OPERATIONS

Products Database                    Continued support from and access to
                             Seller's product/parts logistics support and parts numbering system, including the provision of services and information relating to numbering system linkages, the establishment or development of a link into the Purchaser systems infrastructure, and the down-loading of all related part information.

Global Trade                         Continued support and assistance from
                             Seller's Global Trade Group in respect of
                             International materials distribution, including Inter-company cross-border transport, freight forwarding, customs compliance, reporting, logistics, and Seller's materials distribution services.

                             5. WORKPLACE SERVICES

General                              Continued support in respect of workplace
                             services provided to employees in shared offices, including the provision of occupancy, maintenance of workplace building, program delivery for environmental, health and safety services including janitorial services, reception, security utilities and call management services.

                             6. COLLECTION OF RECEIVABLES

Remittance of Receivables            Seller shall provide to Purchaser a
                             schedule of outstanding receivables related to the Business ("Receivables"). Separate bank accounts will be set up in order to collect all Purchaser receivables after the closing. Both Seller and Purchaser shall transfer any misdirected payments with respect to the receivables to the appropriate company within seven days of receipt thereof.

                                    EXHIBIT E

                    TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS........................................................  1
        1.1.   AUTHORIZED DEALERS............................................  2
        1.2.   BUSINESS......................................................  2
        1.3.   COLLATERAL MATERIALS..........................................  2
        1.4.   CORPORATE IDENTITY MATERIALS..................................  2
        1.5.   CLOSING DATE..................................................  2
        1.6.   HP MARKS......................................................  2
        1.7.   LICENSED MARKS................................................  2
        1.8.   MARK..........................................................  2
        1.9.   PURCHASER PRODUCTS............................................  2
        1.10.   PERSON.......................................................  2
        1.11.   PURCHASER BUSINESS MARKS.....................................  2
        1.12.   QUALITY STANDARDS............................................  2
        1.13.   SELL.........................................................  2
        1.14.   SELLER MARKS.................................................  2
        1.15.   SUBSIDIARY...................................................  3
        1.16.   THIRD PARTY..................................................  3
        1.17.   TRADEMARK USAGE GUIDELINES...................................  3

ARTICLE II ASSIGNMENT........................................................  3
        2.1.   ASSIGNMENT OF PURCHASER BUSINESS MARKS........................  3
        2.2.   PRIOR GRANTS..................................................  3

ARTICLE III LICENSES.........................................................  4
        3.1.   LICENSE GRANT.................................................  4
        3.2.   LICENSE RESTRICTIONS..........................................  4
        3.3.   LICENSEE UNDERTAKINGS.........................................  5

ARTICLE IV PERMITTED SUBLICENSES.............................................  6
        4.1.   SUBLICENSES TO SUBSIDIARIES...................................  6
        4.2.   AUTHORIZED DEALERS' USE OF MARKS..............................  6
        4.3.   ENFORCEMENT OF AGREEMENTS.....................................  6

ARTICLE V TRADEMARK USAGE GUIDELINES.........................................  6
        5.1.   TRADEMARK USAGE GUIDELINES....................................  6
        5.2.   TRADEMARK REVIEWS.............................................  7

ARTICLE VI TRADEMARK USAGE GUIDELINES ENFORCEMENT............................  7
        6.1.   INITIAL CURE PERIOD...........................................  7
        6.2.   SECOND CURE PERIOD............................................  7
        6.3.   FINAL CURE PERIOD.............................................  8

ARTICLE VII QUALITY STANDARDS................................................  8
        7.1.   GENERAL.......................................................  8
        7.2.   QUALITY STANDARDS.............................................  8
        7.3.   QUALITY CONTROL REVIEWS.......................................  8

ARTICLE VIII QUALITY STANDARD ENFORCEMENT....................................  8
        8.1.   INITIAL CURE PERIOD...........................................  8
        8.2.   SECOND CURE PERIOD............................................  9
        8.3.   FINAL CURE PERIOD.............................................  9

ARTICLE IX PROTECTION OF LICENSED MARKS......................................  9
        9.1.   OWNERSHIP AND RIGHTS..........................................  9
        9.2.   PROTECTION OF MARKS...........................................  9
        9.3.   SIMILAR MARKS................................................. 10
        9.4.   INFRINGEMENT PROCEEDINGS...................................... 10

ARTICLE X CONFIDENTIALITY.................................................... 10
        10.1.   CONFIDENTIAL INFORMATION..................................... 11
        10.2.   EXCEPTIONS................................................... 11
        10.3.   DURATION..................................................... 11

ARTICLE XI TERM OF LICENSE................................................... 12

ARTICLE XII TERMINATION...................................................... 13
        12.1.   VOLUNTARY TERMINATION........................................ 13
        12.2.   SURVIVAL..................................................... 13

ARTICLE XIII DISPUTE RESOLUTION.............................................. 13
        13.1.   NEGOTIATION.................................................. 13
        13.2.   NONBINDING MEDIATION......................................... 14
        13.3.   PROCEEDINGS.................................................. 14

ARTICLE XIV LIMITATION OF LIABILITY.......................................... 14

ARTICLE XV MISCELLANEOUS PROVISIONS.......................................... 15
        15.1.   DISCLAIMER................................................... 15
        15.2.   NO IMPLIED LICENSES.......................................... 15
        15.3.   INFRINGEMENT SUITS........................................... 15
        15.4.   NO OBLIGATION TO OBTAIN OR MAINTAIN MARKS.................... 15
        15.5.   ENTIRE AGREEMENT............................................. 15
        15.6.   GOVERNING LAW................................................ 16
        15.7.   CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL................ 16
        15.8.   SECTION HEADINGS; TABLE OF CONTENTS.......................... 16
        15.9.   NOTICES...................................................... 16
        15.10.   NONASSIGNABILITY............................................ 18
        15.11.   SEVERABILITY................................................ 18
        15.12.   AMENDMENT; WAIVER; REMEDIES CUMULATIVE...................... 18
        15.13.   COUNTERPARTS................................................ 18

                             TRADEMARK OWNERSHIP AND
                                LICENSE AGREEMENT
                                     BETWEEN
                           AGILENT TECHNOLOGIES, INC.
                                       AND
                      KONINKLIJKE PHILIPS ELECTRONICS N.V.




                     EFFECTIVE AS OF ____________ ___, 2000

                    TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

            This Trademark Ownership and License Agreement (the "Agreement") is effective as of the Closing Date (as defined herein), between Agilent Technologies, Inc., a Delaware corporation ("Seller"), and Koninklijke Philips Electronics N.V., a company incorporated under the laws of The Netherlands.

        WHEREAS, Seller and certain direct and indirect Subsidiaries of Seller are engaged in, among other things, supplying Medical Products (as defined in the Asset Purchase Agreement);

        WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of November 16, 2000 ("Asset Purchase Agreement"), pursuant to which Purchaser, through one or more of its direct or indirect Subsidiaries, shall purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, shall sell, transfer and assign substantially all of the assets and liabilities of the Business (as defined in the Asset Purchase Agreement) to Purchaser;

        WHEREAS, in connection with the foregoing, Seller desires to assign to Purchaser ownership of certain marks and grant to Purchaser a license to use certain other marks; and

        NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                 ARTICLE XXXVI
                                   DEFINITIONS

        For the purpose of this Agreement, the following capitalized terms are defined in this Article I and shall have the meaning specified herein:

        36.1. AUTHORIZED DEALERS. "Authorized Dealers" means any distributor, dealer, OEM customer, VAR customer, VAD customer, systems integrator or other agent that on or after the Closing Date is authorized by Purchaser or any of its Subsidiaries to market, advertise, sell, lease, rent, service or otherwise offer Purchaser Products.

        36.2. BUSINESS. "Business" shall have the meaning set forth in the Asset Purchase Agreement.

        36.3. COLLATERAL MATERIALS. "Collateral Materials" means all packaging, tags, labels, advertising, promotions, display fixtures, instructions, warranties and other materials of any and all types associated with the Purchaser Products that are marked with at least one of the Licensed Marks.

        36.4. CORPORATE IDENTITY MATERIALS. "Corporate Identity Materials" means materials that are not products or product-related and that Purchaser may now or hereafter use to communicate its identity, including, by way of example and without limitation, business cards, letterhead, stationery, paper stock and other supplies, signage on real property, buildings, fleet and uniforms.

        36.5. CLOSING DATE. "Closing Date" means the Closing Date as defined in the Asset Purchase Agreement.

        36.6. HP MARKS. "HP Marks" means those Marks that are owned by the Hewlett-Packard Company ("HP"), which Seller has certain rights to license under a Master Trademark Ownership and Licensing Agreement, dated November 1, 1999, between HP and Seller, and that are identified on Schedule A to this Agreement as "HP Marks".

        36.7. LICENSED MARKS. "Licensed Marks" means the Seller Marks and the HP Marks listed on Schedule A to this Agreement.

        36.8. MARK. "Mark" means any trademark, service mark, trade name, domain name and the like, or other word, name, symbol or device or any combination thereof, used or intended to be used by a Person to identify and distinguish the products or services of that Person from the products or services of others and to indicate the source of such goods or services, including without limitation all registrations and applications therefor throughout the world and all common law and other rights therein throughout the world.

        36.9. PURCHASER PRODUCTS. "Purchaser Products" means Medical Products as defined in the Asset Purchase Agreement.

        36.10. PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        36.11. PURCHASER BUSINESS MARKS. "Purchaser Business Marks" means the Marks listed on Schedule B to this Agreement.

        36.12. QUALITY STANDARDS. "Quality Standards" means written standards of quality applicable to the Purchaser Products, as in use immediately prior to the Closing Date, unless otherwise communicated in writing by Seller or HP (as the case may be) from time to time during the Term; such standards as may be communicated in writing by Seller after the Closing Date to be reasonably acceptable to Purchaser.

        36.13. SELL. To "Sell" a product means to sell, transfer, lease or otherwise dispose of a product. "Sale" and "Sold" have the corollary meanings ascribed thereto.

        36.14. SELLER MARKS. "Seller Marks" means the Marks that are owned by Seller as of the Closing Date and that are identified on Schedule A to this Agreement as "Seller Marks".

        36.15. SUBSIDIARY. "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. For example, if Seller owns 70% of the stock of another corporation, and that corporation owns 60% of the equity interest of a limited liability company, then that corporation is a Subsidiary of Seller but that limited liability company is not. However, if such corporation owns 90% of the equity interest of a limited liability company, then that limited liability company is a Subsidiary of Seller.

        36.16. THIRD PARTY. "Third Party" means a Person other than Seller and its Subsidiaries or Purchaser and its Subsidiaries.

        36.17. TRADEMARK USAGE GUIDELINES. "Trademark Usage Guidelines" means the written guidelines for proper usage of the Licensed Marks, as in use immediately prior to the Closing Date, and as such guidelines may be revised and updated in writing by Seller or HP (as the case may be) from time to time during the Term.

                                 ARTICLE XXXVII
                                   ASSIGNMENT

        37.1. ASSIGNMENT OF PURCHASER BUSINESS MARKS. Subject to Sections 2.2 and 2.3 below, Seller hereby grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to Purchaser, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its (and their) right, title and interest in and to the Purchaser Business Marks, including all goodwill of the Business appurtenant to such Purchaser Business Marks, as well as all renewals and extensions of the registrations that are or may be secured in the United States, its territories and possessions and throughout the world, now or hereinafter in effect, to be held and enjoyed by Purchaser and its Subsidiaries, its successors and assigns. Seller further grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to Purchaser all its (and their) right, title and interest in and to any and all rights to the proceeds, causes of action and rights of recovery for past infringement of the Purchaser Business Marks. Seller will, without demanding any further consideration therefor, at the request and 50% of the expense of Purchaser (except for the costs of the time of Seller employees and 50% of the recordation and filing fees), do (and cause its Subsidiaries to do) all lawful and just acts that may be or become reasonably necessary for assigning, transferring, conveying, evidencing, maintaining, recording and perfecting Purchaser's rights to such Purchaser Business Marks, including but not limited to execution and acknowledgement of (and causing its Subsidiaries to execute and acknowledge) assignments and other instruments in a form reasonably required by Purchaser or the relevant governmental or other authorities for each Mark in all jurisdictions in which Seller or its appropriate Subsidiary owns rights thereto.

        37.2. PRIOR GRANTS. Purchaser acknowledges and agrees that the foregoing assignment is subject to any and all licenses or other rights that may have been granted by Seller or its Subsidiaries (or their predecessors in interest) with respect to the Purchaser Business Marks prior to the Closing Date. Seller shall respond to reasonable inquiries from Purchaser regarding any such prior grants.

                                 ARTICLE XXXVIII
                                    LICENSES

        38.1. LICENSE GRANT.

               (a) Seller grants (and agrees to cause its appropriate Subsidiaries to grant) to Purchaser a personal, non-exclusive, worldwide, fully-paid and non-transferable (except as set forth in Section 15.10 hereof) license during the Term (as set forth in Article XI hereof) to use the Licensed Marks that are Seller Marks on the Purchaser Products and in connection with the Sale and offer for Sale, promotion and maintenance of such Purchaser Products (or, in the case of Purchaser Products in the form of software, in connection with licensing of such Purchaser Products) and to use the Licensed Marks that are Seller Marks in the advertisement and promotion of such Purchaser Products. Seller covenants not to grant any other licenses under the Licensed Marks that are Seller Marks in Purchaser's Field of Use during the Term.

               (b) Seller grants to Purchaser a sublicense to use the HP Marks to the extent permitted under Section 4.1(b) of the Master Trademark Ownership and License Agreement between Hewlett-Packard and Seller, dated as of November 1, 1999, in connection with the Sale or licensing of Purchaser Products.

        38.2. LICENSE RESTRICTIONS

               (a) Once Purchaser abandons the use of all of the Licensed Marks on a particular Purchaser Product, then Purchaser agrees that its license granted hereunder with respect to that Purchaser Product shall thereupon terminate.

               (b) Purchaser may not make any use whatsoever, in whole or in part, of the Licensed Marks, or any other Mark owned by Seller, in connection with Purchaser's corporate, doing business as, or fictitious name, or on Corporate Identity Materials.

               (c) Purchaser may not use any Licensed Mark in direct association with another Mark such that the two Marks appear to be a single Mark or in any other composite manner with any Marks of Purchaser or any Third Party (other than the Purchaser Business Marks as permitted herein).

               (d) In all respects, Purchaser's usage of the Licensed Marks during the Term pursuant to the license granted hereunder shall be in a manner consistent with the high standards, reputation and prestige of the Seller or HP (as the case may be) as represented by its use of the Licensed Marks, and any usage by Purchaser that is inconsistent with the foregoing shall be deemed to be outside the scope of the license granted hereunder. As a condition to the license granted hereunder, Purchaser shall at all times present, position and promote the Purchaser Products marked with one or more of the Licensed Marks in a manner consistent with the high standards and prestige of the Seller or HP (as the case may be).

               (e) The license hereunder to the HP Marks is subject to the provisions of the Master Trademark Ownership and License Agreement between HP and Agilent dated

        November 1, 1999, which supersedes any inconsistent provisions of this Agreement with respect to the HP Marks.

        38.3. LICENSEE UNDERTAKINGS. As a condition to the licenses granted hereunder, Purchaser undertakes to Seller that:

               (a) Purchaser shall not use the Licensed Marks (or any other Mark of Seller) in any manner contrary to public morals, in any manner which is deceptive or misleading, which ridicules or is derogatory to the Licensed Marks, or which compromises or reflects unfavorably upon the goodwill, good name, reputation or image of Seller or the Licensed Marks, or which might jeopardize or limit Seller's proprietary interest therein.

               (b) Purchaser shall not use the Licensed Marks in connection with any products or services other than the Purchaser Products, including without limitation any other products sold by Purchaser.

               (c) Purchaser shall not (i) misrepresent to any Person the scope of its authority under this Agreement, (ii) incur or authorize any expenses or liabilities chargeable to Seller, or (iii) take any actions that would impose upon Seller any obligation or liability to a Third Party other than obligations under this Agreement, or other obligations which Seller expressly approves in writing for Purchaser to incur on its behalf.

                                 ARTICLE XXXIX
                              PERMITTED SUBLICENSES

        39.1. SUBLICENSES TO SUBSIDIARIES. Subject to the terms and conditions of this Agreement, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this Agreement, Purchaser may grant sublicenses to its Subsidiaries to use the Licensed Marks in accordance with the license grant in Section 3.1 above; provided, that (i) Purchaser enters into a written sublicense agreement with each such Subsidiary sublicensee, and (ii) such agreement does not include the right to grant further sublicenses. If Purchaser grants any sublicense rights pursuant to this Section 4.1(a) and any such sublicensed Subsidiary ceases to be a Subsidiary, then the sublicense granted to such Subsidiary pursuant to this Section 4.1(a) shall terminate immediately upon the date of such cessation.

        39.2. AUTHORIZED DEALERS' USE OF MARKS. Subject to the terms and conditions of this Agreement, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this Agreement, Purchaser (and those Subsidiaries sublicensed to use the Licensed Marks pursuant to Section 4.1) may allow Authorized Dealers to, and may allow such Authorized Dealers to allow other Authorized Dealers to, use the Licensed Marks in the advertisement and promotion of Purchased Products Sold and/or maintained by such Authorized Dealers, provided that such Authorized Dealers execute written agreements with Purchaser (or its Subsidiaries) that impose upon such Authorized Dealers an obligation of full compliance with all relevant provisions of this Agreement.

        39.3. ENFORCEMENT OF AGREEMENTS. Purchaser shall take all reasonably appropriate measures at Purchaser's expense promptly and diligently to enforce the terms of any sublicense agreement or other agreement with any Subsidiary or Authorized Dealer and shall restrain any such Subsidiary or Authorized Dealer from violating such terms, including without limitation (i) monitoring the Subsidiaries', and Authorized Dealers' compliance with the relevant Trademark Usage Guidelines and Quality Standards and causing any noncomplying Subsidiary or Authorized Dealer promptly to remedy any failure, (ii) if need be, terminating such agreement and/or (iii) if need be, commencing legal action, in each case, using a standard of care consistent with Seller's practices as of the Closing Date. In the event that Seller reasonably determines that Purchaser has failed promptly and diligently to enforce the terms of any such agreement using such standard of care, Seller reserves the right to enforce such terms, and Purchaser shall reimburse Seller for its fully allocated direct costs and expenses incurred and evidenced in enforcing such agreement.

                                   ARTICLE XL
                           TRADEMARK USAGE GUIDELINES

        40.1. TRADEMARK USAGE GUIDELINES. Purchaser, its Subsidiaries and Authorized Dealers shall use the Licensed Marks during the Term only in a manner that is consistent with the Trademark Usage Guidelines.

        40.2. TRADEMARK REVIEWS. At Seller's reasonable request, Purchaser agrees to furnish or make available for inspection to Seller samples of all Purchaser Products and Collateral Materials of Purchaser and its Subsidiaries that are marked with one or more of the Licensed Marks. Purchaser further agrees to take reasonably appropriate measures to require its Authorized Dealers to furnish or make available for inspection to Purchaser samples of all Collateral Materials of its Authorized Dealers that are marked with one or more of the Licensed Marks (to the extent that Purchaser has the right to obtain such samples). If Purchaser is notified or reasonably determines that it or any of its Subsidiaries or Authorized Dealers is not complying with any Trademark Usage Guidelines, it shall notify Seller and the provisions of Article VI and Section
3.3 hereof shall apply to such noncompliance.

                                  ARTICLE XLI
                     TRADEMARK USAGE GUIDELINES ENFORCEMENT

        41.1. INITIAL CURE PERIOD. If Seller becomes aware that Purchaser or any Subsidiary is not complying with any Trademark Usage Guidelines, Seller shall notify Purchaser in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Purchaser shall then have thirty (30) days after receipt of such notice ("Guideline Initial Cure Period") to correct such noncompliance or submit to Seller a written plan to correct such noncompliance, which written plan is reasonably acceptable to Seller, unless Seller previously affirmatively concurs in writing, in its sole discretion, that Purchaser or its Subsidiary is not in noncompliance. If Seller or Purchaser becomes aware that an Authorized Dealer is not complying with any Trademark Usage Guidelines, Purchaser (but not Seller) shall promptly notify such Authorized Dealer in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Such Authorized Dealer shall then have the Guideline Initial Cure Period to correct such noncompliance or submit to Purchaser a written plan to correct such noncompliance, which written plan is reasonably acceptable to Purchaser and Seller.

        41.2. SECOND CURE PERIOD. If the noncompliance with the Trademark Usage Guidelines continues beyond the Guideline Initial Cure Period, Purchaser and Seller shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have fifteen (15) days following the expiration of the Guideline Initial Cure Period to agree on corrective actions, and Purchaser shall have fifteen (15) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance ("Second Guideline Cure Period").

        41.3. FINAL CURE PERIOD. If the noncompliance with the Trademark Usage Guidelines by Purchaser or any Subsidiary (as the case may be) remains uncured after the expiration of the Second Guideline Cure Period, then at Seller's election, Purchaser or the noncomplying Subsidiary (as the case may be) promptly shall cease using the noncomplying Collateral Materials until Seller reasonably determines that Purchaser or the noncomplying Subsidiary (as the case may be) has demonstrated its ability and commitment to comply with the Trademark Usage Guidelines. If the noncompliance with the Trademark Usage Guidelines by an Authorized Dealer remains uncured after the expiration of the Second Guideline Cure Period, then at Purchaser's election, such Authorized Dealer promptly shall cease using the noncomplying Collateral Materials until Purchaser determines that such Authorized Dealer has demonstrated its ability and commitment to comply with the Trademark Usage Guidelines. Nothing in this Article VI shall be deemed to limit Purchaser's obligations under Section 4.3 above or to preclude Seller from exercising any rights or remedies under Section 4.3 above.

                                  ARTICLE XLII
                                QUALITY STANDARDS

        42.1. GENERAL. Purchaser acknowledges that the Purchaser Products permitted by this Agreement to be marked with one or more of the Licensed Marks must continue to be of sufficiently high quality as to provide protection of the Licensed Marks and the goodwill they symbolize.

        42.2. QUALITY STANDARDS. Purchaser and its Subsidiaries shall use the Licensed Marks only on and in connection with Purchaser Products that meet or exceed in all respects the Quality Standards.

        42.3. QUALITY CONTROL REVIEWS. At Seller's reasonable request, Purchaser agrees to furnish or make available to Seller for inspection sample Purchaser Products marked with one or more of the Licensed Marks. If Purchaser is notified or reasonably determines that it or any of its Subsidiaries is not complying with any Quality Standards, it shall notify Seller and the provisions of Article VIII and Section 3.3 shall apply to such noncompliance.

                                 ARTICLE XLIII
                          QUALITY STANDARD ENFORCEMENT

        43.1. INITIAL CURE PERIOD. If Seller becomes aware that Purchaser or any Subsidiary is not complying with any Quality Standard, Seller shall notify Purchaser in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Following receipt of such notice, Purchaser shall make an inquiry promptly and in good faith concerning each instance of noncompliance described in the notice. Unless Purchaser reasonably determines that the noncompliance described in the notice is not, in fact, a material deviation from the applicable Quality Standards, and so notifies Seller in writing within fourteen (14) days of receipt of such notice, Purchaser shall then have thirty (30) days after receipt of such notice ("Initial Cure Period") to correct such noncompliance or submit to Seller a written plan to correct such noncompliance, which written plan is reasonably acceptable to Seller, unless Seller previously affirmatively concurs in writing, in its sole discretion, that Purchaser or its Subsidiaries is not in noncompliance.

        43.2. SECOND CURE PERIOD. If the said noncompliance with the Quality Standards continues beyond the Initial Cure Period, Purchaser and Seller shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have fifteen
(15) days following the expiration of the Initial Cure Period to agree on corrective actions, and Purchaser shall have fifteen (15) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance ("Second Cure Period").

        43.3. FINAL CURE PERIOD. If the said noncompliance with the Quality Standards by Purchaser or any Subsidiary (as the case may be) remains uncured after the expiration of the Second Cure Period, then at Seller's election, Purchaser or the noncomplying Subsidiary (as the case may be) promptly shall cease offering the noncomplying Purchaser Products under the Licensed Marks until Seller reasonably determines that Purchaser, or the noncomplying Subsidiary (as the case may be) has reasonably demonstrated its ability and commitment to comply with the Quality Standards. Nothing in this Article VIII shall be deemed to limit Purchaser's obligations under Section 4.3 above or to preclude Seller from exercising any rights or remedies under Section 4.3 above.

                                  ARTICLE XLIV
                          PROTECTION OF LICENSED MARKS

        44.1. OWNERSHIP AND RIGHTS. Purchaser agrees not to challenge the ownership or validity of the Licensed Marks. Purchaser shall not disparage, dilute or adversely affect the validity of the Licensed Marks. Purchaser's use of the Licensed Marks shall inure exclusively to the benefit of Seller or, in the case of the HP Marks, to the benefit of HP, and Purchaser shall not acquire or assert any rights therein. Purchaser recognizes the value of the goodwill associated with the Licensed Marks, and that the Licensed Marks may have acquired secondary meaning in the minds of the public.

        44.2. PROTECTION OF MARKS. Purchaser shall assist Seller, at Seller's or HP's request and expense, in the procurement and maintenance of Seller's or HP's respective intellectual property rights in the Licensed Marks. Purchaser will not grant or attempt to grant a security interest in the Licensed Marks or record any such security interest in the United States Patent and Trademark Office or elsewhere against any trademark application or registration belonging to Seller. Purchaser agrees to, and to cause its Subsidiaries to, execute all documents reasonably requested by Seller or HP (as the case may be) to effect further registration of, maintenance and renewal of the Licensed Marks, recordation of the license relationship between Seller and Purchaser, and recordation of Purchaser as a registered user. Seller makes no warranty or representation that trademark registrations have been or will be applied for, secured or maintained in the Licensed Marks throughout, or anywhere within, the world. Purchaser shall cause to appear on all Purchaser Products, and all Collateral Materials, such legends, markings and notices as may be required by applicable law or reasonably requested by Seller or HP (as the case may be).

        44.3. SIMILAR MARKS. Purchaser agrees not to use or register in any country any Mark that infringes on the rights of Seller or HP (as the case may be) in the Licensed Marks, or any element thereof. If any application for registration is, or has been, filed in any country by Purchaser which relates to any Mark that infringes the rights of Seller or HP in the Licensed Marks, Purchaser shall immediately abandon any such application or registration or assign it to Seller or HP. Purchaser shall not challenge Seller's or HP's ownership of or the validity of the Licensed Marks or any application for registration thereof throughout the world. Purchaser shall not use or register in any country any copyright, domain name, telephone number or any other intellectual property right, whether recognized currently or in the future, or other designation which would affect the ownership or rights of Seller or HP in and to the Licensed Marks, or otherwise to take any action which would adversely affect any of such ownership rights, or assist anyone else in doing so. Purchaser shall cause its Subsidiaries and Authorized Dealers to comply with the provisions of this Section 9.3.

        44.4. INFRINGEMENT PROCEEDINGS. In the event that the Purchaser learns, during the Term of this Agreement, of any infringement or threatened infringement of the Licensed Marks, or any unfair competition, passing-off or dilution with respect to the Licensed Marks, Purchaser shall immediately notify Seller or its authorized representative giving particulars thereof, and Purchaser shall provide necessary information and assistance to Seller or its authorized representatives at Seller's expense in the event that Seller decides that proceedings should be commenced. Notwithstanding the foregoing, Purchaser is not obligated to monitor or police use of the Licensed Marks by Third Parties other than as specifically set forth in Section 4.3 hereof. Except for those actions initiated by Purchaser pursuant to Section 4.3 hereof to enforce any sublicense or other agreement with any Subsidiary or Authorized Dealer, Seller shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings. The decision whether to bring, maintain or settle any such proceedings shall be at the exclusive option and expense of Seller, and all recoveries shall belong exclusively to Seller. Purchaser shall not and shall have no right to initiate any litigation, opposition, cancellation or related legal proceedings with respect to the Licensed Marks in its own name (except for those actions initiated by Purchaser pursuant to Section 4.3 hereof), but, at Seller's request, agrees to cooperate with Seller at Seller's expense to enforce its rights in the Licensed Marks, including to join or be joined as a party in any action taken by Seller against a third party for infringement or threatened infringement of the Licensed Marks, to the extent such joinder is required under mandatory local law for the prosecution of such an action. Seller shall incur no liability to Purchaser or any other Person under any legal theory by reason of Seller's failure or refusal to prosecute or by Seller's refusal to permit Purchaser to prosecute, any alleged infringement by Third Parties, nor by reason of any settlement to which Seller may agree.

                                  ARTICLE XLV
                                 CONFIDENTIALITY

        45.1. CONFIDENTIAL INFORMATION. The parties hereto expressly acknowledge and agree that all information, whether written or oral, furnished by either party to the other party or any Subsidiary of such other party pursuant to this Agreement ("Confidential Information") shall be deemed to be confidential and shall be maintained by each party and their respective Subsidiaries in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Except as authorized in writing by the other party, neither party shall at any time disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity, (i) except as may reasonably be required in connection with the performance of this Agreement by Purchaser, Seller or its respective Subsidiaries, as the case may be, and (ii) except as may reasonably be required after the Closing by Purchaser or its Subsidiaries in connection with the use of the Licensed Marks or operation of the Business, and
(iii) except to the parties' agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality, and (iv) in the course of due diligence in connection with the sale of all or a portion of either party's business provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to Sections
10.1 and 10.2 hereof.

        45.2. EXCEPTIONS. The obligation not to disclose information under
Section 10.1 hereof shall not apply to information that, as of the Closing Date or thereafter, (i) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Asset Purchase Agreement by the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof, (ii) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis,
(iii) is or becomes available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Subsidiaries, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Subsidiaries or by legal, fiduciary or ethical constraints on disclosure of such information, or (iv) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in this Section 10.2 shall limit in any respect either party's ability to disclose information in connection with the enforcement by such party of its rights under this Agreement; provided that the proviso of clause (v) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

        45.3. DURATION. The obligations of the parties set forth in this Article X, with respect to the protection of Confidential Information, shall remain in effect until five years after (i) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (ii) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

                                  ARTICLE XLVI
                                 TERM OF LICENSE

        The term of the license and sublicense granted by Seller to Purchaser pursuant to Section 3.1 hereof shall begin on the Closing Date and, unless terminated sooner pursuant to the provisions of Article XII hereof, shall last for a period of one (1) year following the Closing Date; and (with respect only to the license granted by Seller to Purchaser pursuant to Section 3.1(a) hereof) may last for such additional period as may be strictly necessary to permit Purchaser, its Subsidiaries and Authorized Dealers to dispose of inventory of Purchaser Products marked with any of the Licensed Marks that are Seller Marks that was on hand or on order as of the Closing Date, or that was ordered by Purchaser or its Subsidiaries after the Closing Date but before Purchaser, acting with reasonable expedition, is able to commence manufacture of Purchaser Products in a form that is not marked with any of the Licensed Marks that are Seller Marks, provided that Purchaser shall order only such quantities of Purchaser Products marked with Seller Marks as are reasonably necessary to meet anticipated demand during the period after the Closing Date and before Purchaser is able to commence such manufacture, and further provided that Purchaser shall commence no new uses of the Licensed Marks that are Seller Marks following the expiration of the period of one (1) year, and that all use of such Licensed Marks by Purchaser, its Subsidiaries and Authorized Dealers shall cease in all events within a period of eighteen (18) months following the Closing Date (all such periods of permissible use, collectively, the "Term"). Notwithstanding the foregoing, it is understood and agreed that it shall not be a violation of this Agreement for Purchaser, its Subsidiaries or Authorized Dealers, at any time after the Term, to make accurate references to the fact that Purchaser has succeeded to the business of Seller with respect to the Purchaser Products, or to advertise or promote its or their provision of maintenance services or supply of spare parts for Purchaser Products previously sold under any of the Licensed Marks that are Seller Marks, provided that Purchaser, its Subsidiaries and Authorized Dealers do not in connection therewith suggest any affiliation with Seller, do not claim to be authorized by Seller in any manner with respect to such activities, and do not brand any spare parts Sold after the Term with any of the Licensed Marks.

                                 ARTICLE XLVII
                                   TERMINATION

        47.1. VOLUNTARY TERMINATION. By written notice to Seller, Purchaser may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by Seller. Such notice shall specify the effective date of such termination and shall clearly specify any affected Licensed Marks, Purchaser Products or services.

        47.2. SURVIVAL. Any voluntary termination of licenses and rights of Purchaser under Section 12.1 hereof shall not affect Purchaser's licenses and rights with respect to any Purchaser Products made or furnished prior to such termination.

                                 ARTICLE XLVIII
                               DISPUTE RESOLUTION

        48.1. NEGOTIATION. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties' first tier negotiating teams (as determined by each party's Director of Intellectual Property (or person holding a similar position or title) or his or her delegate) shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties' second tier negotiating teams (as determined by each party's Director of Intellectual Property or his or her delegate) shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 13.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 13.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

        48.2. NONBINDING MEDIATION. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties within fifteen (15) days after the first meeting of the second tier negotiating teams under Section 13.1 hereof, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 13.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules, and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

        48.3. PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 13.3, the parties agree to continue to attempt to resolve any dispute or claim according to the terms of Sections 13.1 and 13.2 hereof during the course of such litigation proceedings under this Section 13.3.

                                  ARTICLE XLIX
                             LIMITATION OF LIABILITY

        IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ANY OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                                   ARTICLE L
                            MISCELLANEOUS PROVISIONS

        50.1. DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE ASSET PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL (A) PURCHASER BUSINESS MARKS ASSIGNED PURSUANT TO THIS AGREEMENT AND (B) LICENSED MARKS AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR FURNISHED HEREUNDER ARE ASSIGNED, LICENSED OR FURNISHED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Except as otherwise set forth herein or in the Asset Purchase Agreement, neither Seller nor any of its Subsidiaries makes any warranty or representation as to the validity of any Mark licensed by it to Purchaser or any warranty or representation that any use of any Mark with respect to any product or service will be free from infringement of any rights of any Third Party.

        50.2. NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to the Licensed Marks. Neither party is required hereunder to furnish or disclose to the other any information (including copies of registrations of the Marks), except as specifically provided herein or in the Asset Purchase Agreement.

        50.3. INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any of the Licensed Marks or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of the Licensed Marks. Purchaser shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Marks.

        50.4. NO OBLIGATION TO OBTAIN OR MAINTAIN MARKS. Neither party, nor any of its Subsidiaries, is obligated to (i) file any application for registration of any Mark, or to secure any rights in any Marks, (ii) to maintain any Mark registration, or (iii) provide any assistance, except for the obligations expressly assumed in this Agreement.

        50.5. ENTIRE AGREEMENT. This Agreement and the Asset Purchase Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent there is a conflict between this Agreement and the Asset Purchase Agreement between the parties, the terms of the Asset Purchase Agreement shall govern, provided, however, that the terms of this Agreement shall govern with respect to (a) Article X with respect to Confidential Information transferred or disclosed pursuant to this Agreement, (b) Article XII with respect to termination of the licenses granted hereunder, (c) Article XIII concerning dispute resolution, (d) Article XIV solely with respect to intellectual property that is licensed by one party to another party pursuant to this Agreement, (e) Section 15.9 concerning notice, and (f) Section 15.10 concerning assignment or transfer of rights or obligations arising under this Agreement.

        50.6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within the state, except for the internal matters or any corporation, partnership or similar entity, which shall be governed by the laws of the jurisdictions of incorporation or organization of such corporation, partnership or similar entity.

        50.7. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 15.9 hereof shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

        50.8. SECTION HEADINGS; TABLE OF CONTENTS. The section headings contained in this Agreement and the Table of Contents to this Agreement are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this Agreement.

        50.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

        if to Seller:
               c/o Agilent Technologies, Inc.
               395 Page Mill Road, MS A3-10
               P.O. Box 10395
               Palo Alto, California 94303-0870
               Attention:  Vice President, Associate General Counsel and
                           Director of Intellectual Property
               Telecopy:  +1 (650) 752-5742

        with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY 10017
               Attention:  Kerry L. Konrad
               Telecopy:  +1 (212) 455-2502

        if to Purchaser:
               c/o Philips Medical Systems B.V.
               P.O. Box 10.000
               5680 DA Best, The Netherlands
               Attention:  General Counsel
               Telecopy:  +31 40 2762651

        with a copy to:
               Sullivan & Cromwell
               125 Broad Street
               New York, NY 10004
               Attention:  Matthew G. Hurd
               Telecopy:  +1 (212) 558-3588

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 15.9, "Business Day" means day other than a Saturday, a Sunday or a day on which banking institutions located in the jurisdiction in which the person to whom notice is to be provided is located are authorized or obligated by law or executive order to close.

        50.10. NONASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer any or all of its rights or obligations under this Agreement to one or more Subsidiaries of such party; provided, however, that no such assignment or transfer shall release the assigning party from any of its liabilities or obligations hereunder. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

        50.11. SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

        50.12. AMENDMENT; WAIVER; REMEDIES CUMULATIVE. This Agreement, including this provision of this Agreement, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this Agreement, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        50.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this
Section 15.13, provided that receipt of copies of such counterparts is confirmed.

        WHEREFORE, the parties have signed this Trademark Ownership and License Agreement effective as of the Closing Date first set forth above.

AGILENT TECHNOLOGIES, INC.              KONINKLIJKE PHILIPS
                                        ELECTRONICS N.V.

By:                                     By:
   -------------------------------         ------------------------------------
Name:                                   Name:
     -----------------------------           ----------------------------------
Title:                                  Title:
      ----------------------------            ---------------------------------








          [SIGNATURE PAGE TO TRADEMARK OWNERSHIP AND LICENSE AGREEMENT]

                                   SCHEDULE A
                  TO TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

                                 LICENSED MARKS

          Agilent Technologies, Inc. and Hewlett-Packard Company logos

             SCHEDULE B TO TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

                            PURCHASER BUSINESS MARKS

            Table of Registered and Pending Applications as of 8/9/00

Agilent agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

                                    EXHIBIT F

                     PATENT OWNERSHIP AND LICENSE AGREEMENT

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I DEFINITIONS 1
        1.1     ASSIGNED PATENTS.............................................  1
        1.2     CLOSING DATE.................................................  2
        1.3     FIRST EFFECTIVE FILING DATE..................................  2
        1.4     INVENTION DISCLOSURE.........................................  2
        1.5     NON-DESIGN PATENTS...........................................  2
        1.6     PATENTS......................................................  2
        1.7     PERSON.......................................................  2
        1.8     PURCHASER'S FIELD OF USE.....................................  2
        1.9     PURCHASER PRODUCTS...........................................  2
        1.10    LICENSED SELLER PATENTS......................................  2
        1.11    SELLER PRODUCTS..............................................  3
        1.12    SELLER FIELD OF USE..........................................  3
        1.13    SUBSIDIARY...................................................  3
        1.14    THIRD PARTY..................................................  3

ARTICLE II ASSIGNMENTS.......................................................  3
        2.1     ASSIGNED PATENTS.............................................  4
        2.2     PRIOR GRANTS.................................................  4

ARTICLE III LICENSES AND RIGHTS..............................................  4
        3.1     LICENSE GRANTS TO PURCHASER..................................  5
        3.2     LICENSE GRANTS TO SELLER.....................................  5
        3.3     SUBLICENSE RIGHTS............................................  5
        3.4     HAVE MADE RIGHTS.............................................  6
        3.5     DURATION.....................................................  6
        3.6     SALE OF PART OF A BUSINESS...................................  6
        3.7     SALE OF A PARTY OR SUBSTANTIALLY ALL THE ASSETS OF A
                  PARTY......................................................  7
        3.8     PATENT APPLICATIONS AND INVENTION DISCLOSURES................  8

ARTICLE IV ADDITIONAL OBLIGATIONS............................................  8
        4.1     ADDITIONAL OBLIGATIONS WITH REGARD TO ASSIGNED PATENTS.......  9
        4.2     ADDITIONAL OBLIGATIONS WITH REGARD TO SELLER PATENTS......... 10

        4.3     ASSIGNMENT OF PATENTS........................................ 10
        4.4     RESPONSE TO REQUESTS......................................... 10
        4.5     PRESERVATION OF THIRD PARTY LICENSES......................... 10
        4.6     JOINT INVENTIONS; RECORDATION OF LICENSES.................... 10

ARTICLE V CONFIDENTIALITY.................................................... 12
        5.1     CONFIDENTIAL INFORMATION..................................... 12
        5.2     EXCEPTIONS................................................... 12
        5.3     DURATION..................................................... 13

ARTICLE VI TERMINATION....................................................... 13
        6.1     VOLUNTARY TERMINATION........................................ 13
        6.2     SURVIVAL..................................................... 13
        6.3     NO OTHER TERMINATION......................................... 13

ARTICLE VII DISPUTE RESOLUTION............................................... 13
        7.1     NEGOTIATION.................................................. 14
        7.2     NONBINDING MEDIATION......................................... 14
        7.3     PROCEEDINGS.................................................. 14

ARTICLE VIII LIMITATION OF LIABILITY......................................... 14

ARTICLE IX MISCELLANEOUS PROVISIONS.......................................... 15
        9.1     DISCLAIMER................................................... 16
        9.2     NO IMPLIED LICENSES.......................................... 16
        9.3     INFRINGEMENT SUITS........................................... 16
        9.4     NO OBLIGATION TO OBTAIN OR MAINTAIN PATENTS.................. 16
        9.5     ENTIRE AGREEMENT............................................. 17
        9.6     GOVERNING LAW................................................ 17
        9.7     CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL................ 17
        9.8     SECTION HEADINGS; TABLE OF CONTENTS.......................... 17
        9.9     NOTICES...................................................... 17
        9.10    NONASSIGNABILITY............................................. 19
        9.11    SEVERABILITY................................................. 19
        9.12    AMENDMENT; WAIVER; REMEDIES CUMULATIVE....................... 19
        9.13    COUNTERPARTS................................................. 19

                                                                      ST&B DRAFT
                                                               NOVEMBER 16, 2000


                     PATENT OWNERSHIP AND LICENSE AGREEMENT

                                     BETWEEN

                           AGILENT TECHNOLOGIES, INC.

                                       AND

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.



                     EFFECTIVE AS OF ____________ ___, 2000

                     PATENT OWNERSHIP AND LICENSE AGREEMENT

This Patent Ownership and License Agreement (the "Agreement") is effective as of the Closing Date (as defined herein), between Agilent Technologies, Inc., a Delaware corporation ("Seller") and Koninklijke Philips Electronics N.V., a company incorporated under the laws of The Netherlands ("Purchaser").

WHEREAS, Seller and certain direct and indirect Subsidiaries of Seller are engaged in, among other things, supplying Medical Products (as defined in the Asset Purchase Agreement);

WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of November 16, 2000 ("Asset Purchase Agreement"), pursuant to which Purchaser, through one or more of its direct or indirect Subsidiaries, shall purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, shall sell, transfer and assign substantially all of the assets and liabilities of the Business (as defined in the Asset Purchase Agreement) to Purchaser; and

WHEREAS, as part of the foregoing, Seller desires to assign to Purchaser ownership of certain patents and each party desires to license to the other party certain of its patents;

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                   ARTICLE LI
                                   DEFINITIONS

For the purpose of this Agreement the following capitalized terms are defined in this Article I and shall have the meaning specified herein:

        51.1. ASSIGNED PATENTS. "Assigned Patents" means those

               (a) (i) Patents, Patent applications and Invention Disclosures listed on Schedule 4.10(a) to the Asset Purchase Agreement; and (ii) Patents granted, Patent applications filed, and Invention Disclosures recorded with a control number in the Seller's records subsequent to execution of the Asset Purchase Agreement but prior to the Closing Date;

               (b) Patent applications filed on the foregoing Invention Disclosures described in Section 1.1(a) hereinabove;

               (c) continuations, continuations-in-part, divisions and substitutions of any of the foregoing Patent applications described in Sections 1.1(a) and (b) hereinabove;

               (d) Patents which may issue on any of the foregoing Patent applications described in Sections 1.1(a)-(c) hereinabove;

               (e) renewals, reissues, reexaminations and extensions of the foregoing Patents described in Sections 1.1(a) and (d) hereinabove; and

               (f) foreign Patent applications and Patents that are counterparts of any of the foregoing Patent applications or Patents described in Sections 1.1(a)-(e), including any Patent application or Patent to the extent that it claims priority from any of the foregoing Patent applications or Patents described in Sections 1.1(a)-(e) hereinabove, including all priority rights under the Paris Convention.

        51.2. CLOSING DATE. "Closing Date" means the closing date defined in the Asset Purchase Agreement.

        51.3. FIRST EFFECTIVE FILING DATE. "First Effective Filing Date" means the earliest effective filing date in the particular country for any Patent or any application for any Patent by claiming the priority of one or more earlier applications, filed in or for any country which is a party to the Paris Convention for the Protection of Industrial Property or a similar provision in the national law of the particular country. By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (i) the actual filing date of the United States Patent application which issued into such Patent, (ii) the priority date under 35 U.S.C. Section 119 for such Patent, or (iii) the priority date under 35 U.S.C. Section 120 for such Patent.

        51.4. INVENTION DISCLOSURE. "Invention Disclosure" means a disclosure of an invention (i) written for the purpose of allowing legal and business people to determine whether to file a Patent application with respect to such invention and (ii) recorded with a control number in the Seller's records prior to the Closing Date.

        51.5. NON-DESIGN PATENTS. "Non-Design Patents" means Patents except for design patents (other than typeface design patents and typeface design registrations) with a First Effective Filing Date after the Closing Date.

        51.6. PATENTS. "Patents" means patents, utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations, continuations, continuations-in-part, divisionals, substitutions and extensions of any of the foregoing.

        51.7. PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        51.8. PURCHASER'S FIELD OF USE. "Purchaser's Field of Use" means the Business (as defined in the Asset Purchase Agreement).

        51.9. PURCHASER PRODUCTS. "Purchaser Products" means Medical Products (as defined in the Asset Purchase Agreement).

        51.10. LICENSED SELLER PATENTS. "Licensed Seller Patents" means:

               (a) every Non-Design Patent to the extent entitled to a First Effective Filing Date prior to the Closing Date, provided that Seller (or any Subsidiary of Seller):

                   (i) has ownership or control of any such Non-Design Patent,
               or

                   (ii) otherwise has the right under such Non-Design Patent to grant any licenses of the type and on the terms herein granted by Seller without the obligation to pay royalties or other consideration to Third Parties; or

                   (iii) is not restricted from granting a license under such
               Non-Design Patents by any other agreements;

               (b) applications for the foregoing Non-Design Patents described in Section 1.9(a), including without limitation any continuations, continuations-in-part, divisions and substitutions; and

               (c) Patents jointly owned by Seller and Hewlett-Packard as set forth on Schedule 4.10(a), but

               (d) notwithstanding the foregoing, the term "Licensed Seller Patents" does not include Assigned Patents.

        51.11. SELLER PRODUCTS. "Seller Products" means any and all products and services of the businesses in which Seller or any of its Subsidiaries is now or hereafter engaged (including the business of making (but not having made) Third Party products for Third Parties when Seller is acting as a contract manufacturer or foundry for such Third Parties), other than Medical Products.

        51.12. SELLER FIELD OF USE. "Seller Field of Use" means the business of Seller, as currently or hereafter conducted, other than Medical Products.

        51.13. SUBSIDIARY. "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. For example, if Seller owns 70% of the stock of another corporation, and that corporation owns 60% of the equity interest of a limited liability company, then that corporation is a Subsidiary of Seller but that limited liability company is not. However, if such corporation owns 90% of the equity interest of a limited liability company, then that limited liability company is a Subsidiary of Seller

        51.14. THIRD PARTY. "Third Party" means a Person other than Seller and its Subsidiaries or Purchaser and its Subsidiaries.

                                  ARTICLE LII
                                   ASSIGNMENTS

        52.1. ASSIGNED PATENTS. Subject to Section 2.2 below, Seller hereby grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to Purchaser, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its (and their) right, title and interest in and to the Assigned Patents, to be held and enjoyed by Purchaser, its Subsidiaries, its successors and assigns. Seller further grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to Purchaser all its (and their) right, title and interest in and to any and all proceeds, causes of action and rights of recovery for past and future infringement of the Assigned Patents and the right to claim priority from the Assigned Patents. Seller will, without demanding any further consideration therefor, at the request and expense of Purchaser (except for the costs of the time of Seller employees), do (and cause its Subsidiaries to do) all lawful and just acts, that may be or become reasonably necessary for transferring, conveying, prosecuting, sustaining, obtaining continuations, continuations-in-part, or divisionals of, reissuing or re-examining said Assigned Patents, and for evidencing, maintaining, recording and perfecting Purchaser's rights to said Assigned Patents, including but not limited to execution and acknowledgement of (and causing its Subsidiaries to execute and acknowledge) assignments and other instruments in a form reasonably required by Purchaser for each Patent jurisdiction.

        52.2. PRIOR GRANTS. Purchaser acknowledges and agrees that the foregoing assignments are subject to any and all licenses or other rights that may have been granted by Seller or its Subsidiaries or their predecessors in interest with respect to the Assigned Patents prior to the Closing Date. Seller shall respond to reasonable inquiries from Purchaser regarding any such prior grants.

                                  ARTICLE LIII
                               LICENSES AND RIGHTS

        53.1. LICENSE GRANTS TO PURCHASER. Seller grants (and agrees to cause its appropriate Subsidiaries to grant) to Purchaser, under the Licensed Seller Patents, an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free and non-transferable (except as set forth in Section 9.10 hereof) license to design, develop, make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale, maintain and import Medical Products (as that term is defined in the Asset Purchase Agreement; except that for purposes of this Section 3.1, the definition of Medical Products shall also include successor products and services and product line or service line extensions to those products defined as Medical Products in the Asset Purchase Agreement, whether or not reasonably foreseeable as of the Closing
Date) in Purchaser's Field of Use. Seller covenants and agrees to cause its Subsidiaries not to grant any other licenses under the Licensed Seller Patents in Purchaser's Field of Use for a period of five (5) years, commencing on the Closing Date. With respect to those Licensed Seller Patents owned by a Third Party, the license grant set forth in this Section hereof shall be subject to the limitations set forth in the relevant license agreement between Seller and such Third Party (such license agreements, "Third Party Licenses").

        53.2. LICENSE GRANTS TO SELLER. Purchaser grants (and agrees to cause its appropriate Subsidiaries to grant) to Seller, under the Assigned Patents, an irrevocable, non-exclusive, worldwide, fully-paid, royalty-free and non-transferable (except as set forth in Section 9.10 hereof) license to design, develop, make (including the right to practice methods, processes and procedures), have made, use, lease, sell, offer for sale, maintain and import Seller Products in Seller's Field of Use.

        53.3. SUBLICENSE RIGHTS

               (a) Subject to Sections 3.5 and 3.6, each party may grant sublicenses to its respective Subsidiaries within the scope of its respective license hereunder (with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of such party and as described in Sections 3.3(c) and (d) below).

               (b) Any sublicense under Section 3.3(a) may be made effective retroactively, but not prior to the sublicensee's becoming a Subsidiary of the granting party.

               (c) Any licenses granted by Seller to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any Seller Product in the form of software, may include a sublicense under the Assigned Patents within the scope of Seller's license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted by Seller with respect to the Seller Product.

               (d) Any licenses granted by Purchaser to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers with respect to any Purchaser Product in the form of software may include a sublicense under the Licensed Seller Patents within the scope of Purchaser's license hereunder, provided that the scope of such sublicense is limited to the exercise of the rights granted by Purchaser with respect to the Purchaser Product.

        53.4. HAVE MADE RIGHTS. Each party understands and acknowledges that the "have made" rights granted to it in Section 3.1 or 3.2, as applicable, and the sublicenses of such "have made" rights granted pursuant to Sections 3.3(a) are intended to cover only the products of such party and its Subsidiaries (including private label or OEM versions of such products), and are not intended to cover foundry or contract manufacturing activities that such party may undertake through Third Parties for Third Parties.

        53.5. DURATION

               (a) All licenses granted herein with respect to each Patent shall expire upon the expiration of the term of such Patent; provided, however, that licenses for those Licensed Seller Patents owned by a Third Party shall expire on the expiration of the term of the relevant license agreement between Seller and such Third Party.

               (b) All sublicenses granted pursuant to this Agreement to a particular Subsidiary of a party hereto shall terminate the date that the Subsidiary ceases to be a Subsidiary of such party; provided however, that the foregoing shall not affect the other party's obligations under Section 3.6 below. The licenses granted to such other party hereunder with respect to Patents and Patent applications of such Subsidiary with a First Effective Filing Date prior to the date of such cessation shall remain in effect notwithstanding such cessation.

        53.6. SALE OF PART OF A BUSINESS

               (a) If either party (the "Transferring Party"), after the Closing Date, transfers a going business (but not all or substantially all of its business or assets), and such transfer includes at least one marketable product and tangible assets having a net value of at least ten million U.S. dollars ($10,000,000.00), regardless of whether such transfer is part of (i) an asset sale to any Third Party, (ii) a sale of shares or securities in a Subsidiary to a Third Party such that (A) the Subsidiary ceases to be a Subsidiary and (B) the Third Party owns at least eighty percent (80%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority, or (iii) a sale of shares or securities in a Subsidiary such that (A) the Subsidiary ceases to be a Subsidiary and
        (B) no single Third Party owns at least eighty percent (80%) of the outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such ex-Subsidiary;

               (b) then, upon written request to the other party (the "Non-Transferring Party") jointly by the Transferring Party and the Transferee (as defined below) within sixty (60) days following the transfer, the Non-Transferring Party shall grant a royalty-free license to the Transferee under the same terms as the license granted to the Transferring Party under this Agreement subject to the following:

                   (i) the effective date of such license shall be the effective date of such transfer,

                   (ii) the products, services and processes of the Transferee that are subject to such license shall be limited to the products, services and processes of the Subsidiary or the products, services and processes in the transferred business that are commercially released or for which substantial steps have been taken to commercialization and for new versions that have merely minor incremental differences from such products, services and processes,

                   (iii) the Patents of the Non-Transferring Party that are
               subject to such license shall be limited to Licensed Seller Patents or Assigned Patents, as the case may be,

                   (iv) the Transferee shall have no right to grant sublicenses except that the Transferee shall have the right to grant sublicenses to any Person at least eighty percent (80%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority are, directly or indirectly, owned by the Transferee ("Transferee Subsidiaries"), only for so long as such ownership exists, and

                (i) the license to be granted by the Non-Transferring Party pursuant to this Section 3.6 shall not contain this provision or a provision containing comparable terms;

               (c) provided, further, that in the event that the Non-Transferring Party and the Transferee are engaged in litigation, arbitration or other formal dispute resolution proceedings covering Patent infringement (pending in any court, tribunal, or administrative agency or before any appointed or agreed upon arbitrator in any jurisdiction worldwide), then the Non-Transferring Party shall have no obligation to enter into a license with the Transferee under this
        Section 3.6; and

               (d) provided, further, that the Transferring Party shall relinquish its license under this Agreement in the field of use covered by the license granted to the Transferee.

               (e) As used above in this Section 3.6, "Transferee" in the case of Sections 3.6(a)(i) and (ii) means the Third Party acquiring the going business or eighty percent (80%) of the Subsidiary and in the case of
        Section 3.6(a)(iii) means the ex-Subsidiary only.

        53.7. SALE OF A PARTY OR SUBSTANTIALLY ALL THE ASSETS OF A PARTY

               (a) Each party (including its respective Subsidiaries or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent in connection with a corporate reorganization which leaves such party substantially equivalent in terms of business, assets and ownership as before the reorganization (e.g., a reincorporation in another state).

               (b) Each party (including its respective Subsidiaries or its permitted successive assignees or transferees hereunder) (the "Acquired Party") may assign or transfer this Agreement as a whole without consent to a Person that succeeds to all or substantially all of the business or assets of such party (the "Acquiring Party"); provided, however, that in the event of any assignment or transfer under this Section 3.7(b) that is not covered by Section 3.7(a) above:

                   (i) the Acquired Party promptly shall give notice of such
               acquisition to the other party (the "Non-Acquired Party"),

                   (ii) the license granted to the Acquired Party by the
               Non-Acquired Party pursuant to this Agreement, and any sublicenses granted by the Acquired Party to its Subsidiaries, shall automatically become limited to the products, processes and services of the Acquired Party or its Subsidiaries that are commercially released or for which substantial steps have been taken to commercialization as of the effective date of the acquisition and for new versions that have merely minor incremental differences from such products, processes and services and shall not in any event include any products, processes or services of the Acquiring Party; provided, however, that in any event such license shall be terminable at will by the Non-Acquired Party if the Non-Acquired Party and the Acquiring Party are engaged in litigation, arbitration or other formal dispute resolution proceedings covering Patent infringement (pending in any court, tribunal, or administrative agency or before any appointed or agreed upon arbitrator in any jurisdiction worldwide) at the time that the acquisition agreement between the Acquired Party and the Acquiring Party is entered into or if such proceedings are initiated by the Acquiring Party within one hundred twenty-one days (121) days after the date that such acquisition agreement is entered into, and

                   (iii) the license granted by the Acquired Party to the
               Non-Acquired Party pursuant to this Agreement shall remain in place unchanged.

        53.8. PATENT APPLICATIONS AND INVENTION DISCLOSURES. Seller agrees, at its own expense, to provide to Purchaser a complete and authentic set of Seller's files concerning all Patents, Patent applications and Invention Disclosures that are listed in the Schedule 4.10(a) to the Asset Purchase Agreement, as well as any other Patents and Patent applications referred to in
Article 1.1(f), at the Closing Date or such other time as the parties may agree. Except as otherwise set forth in the Asset Purchase Agreement, neither party has any obligation to disclose or provide copies to the other party any other Patents, Patent applications or Invention Disclosures. The licenses granted under this Agreement cover only statutory rights under Patents and statutory rights (if any) under Patent applications. Trade secret and other non-Patent licenses with respect to inventions described in Invention Disclosures and Patent applications shall be solely as set forth in the Technology Ownership and License Agreement. On the Closing Date, Seller shall provide to Purchaser a listing of all Licensed Patents owned by Seller or its Subsidiaries then issued, such listing to include the appropriate identification number for each relevant Patent jurisdiction.

                                  ARTICLE LIV
                             ADDITIONAL OBLIGATIONS

        54.1. ADDITIONAL OBLIGATIONS WITH REGARD TO ASSIGNED PATENTS

               (a) The parties will cooperate to effect a smooth transfer of the responsibility for prosecution, maintenance and enforcement of the Assigned Patents from Seller to Purchaser. Until such transfer has been effected, Seller agrees to continue the prosecution and maintenance of, and ongoing litigation (if any) with respect to, the Assigned Patents (including payment of maintenance fees), and to maintain its files and records relating to the Assigned Patents using the same standard of care and diligence that it uses with respect to the Licensed Seller Patents. Purchaser will reimburse Seller for all actual and reasonable expenses (excluding the costs of the time of Seller employees) to continue to prosecute and maintain the Assigned Patents after the Closing Date until the transfer of responsibility for the Assigned Patents has been completed and to continue any such ongoing litigation. The parties shall agree on a case by case basis on compensation, if any, of Seller for the costs of time of Seller's employees as reasonably required in connection with any such litigation.

               (b) Seller shall provide continuing reasonable support to Purchaser with respect to the Assigned Patents, including by way of example the following:

                   (i) executing all documents prepared by Purchaser necessary for prosecution, maintenance, and litigation of the Assigned Patents,

                   (ii) making available to Purchaser or its counsel, inventors and other persons employed by Seller for interviews and/or testimony to assist in good faith in further prosecution, maintenance or litigation of the Assigned Patents, including the signing of documents related thereto,

                   (iii) forwarding copies of all correspondence sent and
               received concerning the Assigned Patents within a reasonable period of time after receipt by Seller, and

                   (iv) making all relevant documents in the possession or
               control of Seller and corresponding to the Assigned Patents, or any licenses thereunder, available to Purchaser or its counsel.

Any actual and reasonable out-of-pocket expenses associated with any such assistance shall be borne by Purchaser, expressly excluding the costs of the time of such Seller employees; provided, however, that in the case of assistance with litigation, the parties shall agree on a case by case basis on compensation, if any, of Seller for the value of the time of Seller's employees as reasonably required in connection with such litigation.

        54.2. ADDITIONAL OBLIGATIONS WITH REGARD TO SELLER PATENTS. Purchaser acknowledges that its employees and contractors who are former Seller employees and contractors have a continuing duty to assist Seller with the prosecution of Seller Patent applications and, accordingly, Purchaser agrees to make available, to Seller or its counsel, inventors and other persons employed by Purchaser for interviews and/or testimony to assist in good faith in further prosecution, maintenance or litigation of the Licensed Seller Patents, including the signing of documents related thereto. Any actual and reasonable out-of-pocket expenses associated with such assistance shall be borne by Seller, expressly excluding the costs of the time of such Purchaser personnel; provided, however, that in the case of assistance with litigation, the parties shall agree on a case by case basis on compensation, if any, of Purchaser for the value of the time of Purchaser's employees as reasonably required in connection with such litigation.

        54.3. ASSIGNMENT OF PATENTS. Seller shall not assign or grant any rights under any of the Licensed Seller Patents unless such assignment or grant is made subject to the licenses granted by Seller in this Agreement. Purchaser shall not assign or grant any rights under any of the Assigned Patents unless such assignment or grant is made subject to the licenses granted by Purchaser in this Agreement.

        54.4. RESPONSE TO REQUESTS. Each party shall, upon a request from the other party sufficiently identifying any Patent or Patent application, inform the other party as to the extent to which said Patent or Patent application is subject to the licenses and other rights granted hereunder.

        54.5. PRESERVATION OF THIRD PARTY LICENSES. Seller agrees not to adversely affect Purchaser's rights under the Licensed Seller Patents by: (a) voluntarily terminating or relinquishing any of Seller's rights under any Third Party Licenses in such a manner as would materially restrict any of Purchaser's rights derived from Seller pursuant thereto; or (b) materially breaching any Third Party License. Seller further agrees to notify Purchaser promptly of any notice received by Seller of any alleged material breach or termination of a Third Party License.

        54.6. JOINT INVENTIONS; RECORDATION OF LICENSES.

               (a) For any country, now or in the future, that requires by law the express consent of all inventors or their assignees to the grant of licenses or rights under Patents issued in such countries for joint inventions:

                   (i) each party shall give such consent, or shall obtain such consent from its employees, its Subsidiaries or employees of any of its Subsidiaries, as required to make full and effective any such licenses and rights respecting any joint invention granted to a grantee hereunder by such party; and

                   (ii) each party shall take steps that are reasonable under the circumstances to obtain from Third Parties whatever other consents are necessary to make full and effective such licenses and rights respecting any joint invention purported to be granted by it hereunder. If, in spite of such reasonable steps, such party is unable to obtain the requisite consents from such Third Parties, the resulting inability of such party to make full and effective its purported grant of such licenses and rights shall not be considered to be a breach of this Agreement.

               (b) Each party agrees, without demanding any further consideration, to execute (and to cause its Subsidiaries to execute) all documents reasonably requested by the other party to effect recordation of the license relationship between the parties created by this Agreement.

                                   ARTICLE LV
                                 CONFIDENTIALITY

        55.1. CONFIDENTIAL INFORMATION. The parties hereto expressly acknowledge and agree that all information, whether written or oral, furnished by either party to the other party or any Subsidiary of such other party pursuant to this Agreement ("Confidential Information") shall be deemed to be confidential and shall be maintained by each party and their respective Subsidiaries in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Except as authorized in writing by the other party, neither party shall at any time disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity, (i) except as may reasonably be required in connection with the performance of this Agreement by Purchaser, Seller or its respective Subsidiaries, as the case may be, and (ii) except as may reasonably be required after the Closing by Purchaser or its Subsidiaries in connection with the use of the Licensed Seller Patents or operation of their businesses or by Seller or its Subsidiaries in connection with the use of the Assigned Patents or operation of their businesses, and (iii) except to the parties' agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality, and (iv) in the course of due diligence in connection with the sale of all or a portion of either party's business provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to Sections 5.1 and 5.2 hereof.

        55.2. EXCEPTIONS. The obligation not to disclose information under
Section 5.1 hereof shall not apply to information that, as of the Closing Date or thereafter, (i) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Asset Purchase Agreement by the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof, (ii) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis,
(iii) is or becomes available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Subsidiaries, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Subsidiaries or by legal, fiduciary or ethical constraints on disclosure of such information, or (iv) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in this Section 5.2 shall limit in any respect either party's ability to disclose information in connection with the enforcement by such party of its rights under this Agreement; provided that the proviso of clause (v) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

        55.3. DURATION. The obligations of the parties set forth in this Article V, with respect to the protection of Confidential Information, shall remain in effect until five years after (i) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (ii) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

                                  ARTICLE LVI
                                   TERMINATION

        56.1. VOLUNTARY TERMINATION. By written notice to the other party, each party may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by such other party. Such notice shall specify the effective date of such termination and shall clearly specify any affected Patent, Patent application, Invention Disclosure, product or service.

        56.2. SURVIVAL. Any voluntary termination of licenses and rights of a party under Section 6.1 shall not affect such party's licenses and rights with respect to any licensed product made or service furnished prior to such termination, and shall not affect the licenses and rights granted to the other party hereunder.

        56.3. NO OTHER TERMINATION. Each party acknowledges and agrees that its remedy for breach by the other party of the licenses granted to it hereunder or of any other provision hereof, shall be, subject to the requirements of Article VII, to bring a claim to recover damages subject to the limits set forth in this Agreement and to seek any other appropriate equitable relief, other than termination of the licenses granted by it in this Agreement.

                                  ARTICLE LVII
                               DISPUTE RESOLUTION

        57.1. NEGOTIATION. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties' first tier negotiating teams (as determined by each party's Director of Intellectual Property (or person holding a similar position or title) or his or her delegate) shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties' second tier negotiating teams (as determined by each party's Director of Intellectual Property or his or her delegate) shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 7.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 7.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

        57.2. NONBINDING MEDIATION. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties within fifteen (15) days after the first meeting of the second tier negotiating teams under Section 7.1 hereof, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 7.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

        57.3. PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 7.3, the parties agree to continue to attempt to resolve any dispute according to the terms of Sections 7.1 and 7.2 hereof during the course of such litigation proceedings under this Section 7.3.

                                 ARTICLE LVIII
                            LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT,

INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT DAMAGES FOR INFRINGEMENT AVAILABLE TO EITHER PARTY UNDER APPLICABLE LAW IN THE EVENT OF BREACH BY THE OTHER PARTY OF SECTIONS 3.1 OR 3.2 HEREOF; PROVIDED FURTHER THAT THE EXCLUSION OF PUNITIVE DAMAGES SHALL APPLY IN ANY EVENT.

                                  ARTICLE LIX
                            MISCELLANEOUS PROVISIONS

        59.1. DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE ASSET PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL (A) PATENTS, PATENT APPLICATIONS AND INVENTION DISCLOSURES ASSIGNED PURSUANT TO THIS AGREEMENT AND (B) PATENTS, PATENT APPLICATIONS AND INVENTION DISCLOSURES, AND OTHER INFORMATION OR MATERIALS, LICENSED OR FURNISHED HEREUNDER ARE ASSIGNED, LICENSED OR FURNISHED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Except as otherwise set forth herein or in the Asset Purchase Agreement, neither party nor any of its Subsidiaries makes any warranty or representation as to the validity and/or scope of any Patent licensed by it to the other party hereunder or any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any Patent or other intellectual property right of any Third Party.

        59.2. NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to the Assigned Patents and the Licensed Seller Patents. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of the Assigned Patents and the Licensed Seller Patents, Patent applications or Invention Disclosures) except as specifically provided herein or in the Asset Purchase Agreement.

        59.3. INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any of the Assigned Patents or the Licensed Seller Patents or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of the Assigned Patents or the Licensed Seller Patents. Seller shall not have any right to institute any action or suit against Third Parties for infringement of any of the Assigned Patents, and Purchaser shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Seller Patents. Notwithstanding the foregoing, if, at any time prior to five (5) years from the Closing Date, Purchaser believes a patent to which it is licensed by Seller is being infringed by a Third Party in the field of the license, it may present evidence of such infringement to Seller, together with its recommendation for enforcement. Seller may thereafter consult with Purchaser concerning the proposed enforcement and shall make a good faith evaluation of the desirability of taking any enforcement action, considering the evidence available to it, the materiality of the alleged infringement, the costs and risks of taking such action, and such other reasonable, legal and commercial factors as it would ordinarily consider in determining whether to take such action.

        59.4. NO OBLIGATION TO OBTAIN OR MAINTAIN PATENTS. Except as otherwise set forth herein or in the Asset Purchase Agreement neither party, nor any of its Subsidiaries is obligated to (i) file any Patent application, or to secure any Patent or Patent rights, (ii) to maintain any Patent in force, or (iii) provide any technical assistance, except for the obligations expressly assumed in this Agreement.

        59.5. ENTIRE AGREEMENT. This Agreement and the Asset Purchase Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent there is a conflict between this Agreement and the Asset Purchase Agreement between the parties, the terms of the Asset Purchase Agreement shall govern, provided, however, that the terms of this Agreement shall govern with respect to (a) Sections 3.6, 3.7 and 9.10 of this Agreement concerning assignment or transfer of rights or obligations arising under this Agreement, (b) Article V with respect to Confidential Information transferred, licensed or disclosed pursuant to this Agreement, (c) Article VI with respect to termination of the licenses granted hereunder, (d) Article VII concerning dispute resolution, (e) Article VIII solely with respect to intellectual property that is licensed by one party to another party pursuant to this Agreement, and (f) Section 9.9 concerning notice.

        59.6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within the state, except for the internal matters or any corporation, partnership or similar entity, which shall be governed by the laws of the jurisdictions of incorporation or organization of such corporation, partnership or similar entity.

        59.7. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 9.9 hereof shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

        59.8. SECTION HEADINGS; TABLE OF CONTENTS. The section headings contained in this Agreement and the Table of Contents to this Agreement are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this Agreement.

        59.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

        if to Seller:
               c/o Agilent Technologies, Inc.
               395 Page Mill Road, MS A3-10
               P.O. Box 10395
               Palo Alto, California 94303-0870
               Attention: Vice President, Associate General Counsel and
                          Director of Intellectual Property
               Telecopy:  +1 (650) 752-5742

        with a copy to
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY 10017
               Attention:  Kerry L. Konrad
               Telecopy:  +1 (212) 455-2502

        if to Purchaser:
               c/o Philips Medical Systems B.V.
               P.O. Box 10.000
               5680 DA Best, The Netherlands
               Attention:  General Counsel
               Telecopy:  +31 40 2762651

        with a copy to
               Sullivan & Cromwell
               125 Broad Street
               New York, NY 10004
               Attention:  Matthew G. Hurd
               Telecopy:  +1 (212) 558-3588

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 9.9, "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions located in the jurisdiction in which the person to whom notice is to be provided is located are authorized or obligated by law or executive order to close.

        59.10. NONASSIGNABILITY. Except as set forth in Sections 3.6 or 3.7 hereof, neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer any or all of its rights or obligations under this Agreement to one or more Subsidiaries of such party; provided, however, that no such assignment or transfer shall release the assigning party from any of its liabilities or obligations hereunder. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

        59.11. SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

        59.12. AMENDMENT; WAIVER; REMEDIES CUMULATIVE. This Agreement, including this provision of this Agreement, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this Agreement, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        59.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this
Section 9.13, provided that receipt of copies of such counterparts is confirmed.

        WHEREFORE, the parties have signed this Patent Ownership and License Agreement effective as of the Closing Date first set forth above.

AGILENT TECHNOLOGIES, INC.              KONINKLIJKE PHILIPS
                                        ELECTRONICS N.V.

By:                                     By:
   -------------------------------         ------------------------------------
Name:                                   Name:
     -----------------------------           ----------------------------------
Title:                                  Title:
      ----------------------------            ---------------------------------








           [SIGNATURE PAGE TO PATENT OWNERSHIP AND LICENSE AGREEMENT]

                   TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT



                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I DEFINITIONS........................................................  1
        1.1    CLOSING DATE..................................................  2
        1.2    COPYRIGHTS....................................................  2
        1.3    DATABASE RIGHTS...............................................  2
        1.4    IMPROVEMENTS..................................................  2
        1.5    INVENTION DISCLOSURE..........................................  2
        1.6    MASK WORK RIGHTS..............................................  2
        1.7    PATENTS.......................................................  2
        1.8    PERSON........................................................  2
        1.9    PURCHASER'S FIELD OF USE......................................  2
        1.10   PURCHASER PRODUCTS............................................  2
        1.11   PURCHASER TECHNOLOGY..........................................  2
        1.12   SELL..........................................................  3
        1.13   SELLER FIELD OF USE...........................................  3
        1.14   SELLER PRODUCTS...............................................  3
        1.15   SELLER TECHNOLOGY.............................................  3
        1.16   SUBSIDIARY....................................................  3
        1.17   TECHNOLOGY....................................................  3
        1.18   THIRD PARTY...................................................  3

ARTICLE II ASSIGNMENT OF OWNERSHIP...........................................  3
        2.1    ASSIGNMENT....................................................  4
        2.2    PRIOR GRANTS..................................................  4
        2.3    COPIES IN ITS POSSESSION......................................  4

ARTICLE III LICENSE GRANTS...................................................  5
        3.1    LICENSE TO PURCHASER..........................................  5
        3.2    LICENSE BACK TO SELLER........................................  7
        3.3    IMPROVEMENTS..................................................  9
        3.4    DURATION OF SUBLICENSES TO SUBSIDIARIES....................... 10
        3.5    NO PATENT LICENSES............................................ 10
        3.6    THIRD PARTY TECHNOLOGY........................................ 10

ARTICLE IV CONFIDENTIALITY................................................... 10
        4.1    CONFIDENTIAL INFORMATION...................................... 10

                                TABLE OF CONTENTS

                                   (CONTINUED)

        4.2    EXCEPTIONS.................................................... 11
        4.3    DURATION...................................................... 11

ARTICLE V TERMINATION........................................................ 11
        5.1    VOLUNTARY TERMINATION......................................... 11
        5.2    SURVIVAL...................................................... 11
        5.3    NO OTHER TERMINATION.......................................... 11

ARTICLE VI DISPUTE RESOLUTION................................................ 12
        6.1    NEGOTIATION................................................... 12
        6.2    NONBINDING MEDIATION.......................................... 12
        6.3    PROCEEDINGS................................................... 12

ARTICLE VII LIMITATION OF LIABILITY.......................................... 13

ARTICLE VIII MISCELLANEOUS PROVISIONS........................................ 14
        8.1    DISCLAIMER.................................................... 14
        8.2    NO IMPLIED LICENSES........................................... 14
        8.3    INFRINGEMENT SUITS............................................ 14
        8.4    NO OBLIGATION TO OBTAIN OR MAINTAIN RIGHTS IN TECHNOLOGY...... 15
        8.5    ENTIRE AGREEMENT.............................................. 15
        8.6    GOVERNING LAW................................................. 15
        8.7    CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL................. 15
        8.8    SECTION HEADINGS; TABLE OF CONTENTS........................... 15
        8.9    NOTICES....................................................... 16
        8.10   NONASSIGNABILITY.............................................. 18
        8.11   SEVERABILITY.................................................. 18
        8.12   AMENDMENT; WAIVER; REMEDIES CUMULATIVE........................ 18
        8.13   COUNTERPARTS.................................................. 18

                                                                      ST&B DRAFT
                                                               NOVEMBER 16, 2000


                            TECHNOLOGY OWNERSHIP AND
                                LICENSE AGREEMENT
                                     BETWEEN
                           AGILENT TECHNOLOGIES, INC.
                                       AND
                      KONINKLIJKE PHILIPS ELECTRONICS N.V.




                      EFFECTIVE AS OF ___________ ___, 2000

                   TECHNOLOGY OWNERSHIP AND LICENSE AGREEMENT

This Technology Ownership and License Agreement (the "Agreement") is effective as of the Closing Date (as defined herein), between Agilent Technologies, Inc., a Delaware corporation ("Seller"), and Koninklijke Philips Electronics N.V., a company incorporated under the laws of The Netherlands ("Purchaser").

WHEREAS, Seller and certain direct and indirect Subsidiaries of Seller are engaged in, among other things, supplying Medical Products (as defined in the Asset Purchase Agreement);

WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of November 16, 2000 ("Asset Purchase Agreement"), pursuant to which Purchaser, through one or more of its direct or indirect Subsidiaries, shall purchase and assume, and Seller, through itself and one or more of its direct or indirect Subsidiaries, shall sell, transfer and assign substantially all of the assets and liabilities of the Business (as defined in the Asset Purchase Agreement) to Purchaser;

WHEREAS, as part of the foregoing, Seller desires to assign to Purchaser ownership of certain technology and each party desires to license to the other party certain of its technology; and

NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                   ARTICLE LX
                                   DEFINITIONS

For the purpose of this Agreement the following capitalized terms are defined in this Article I and shall have the meaning specified herein:

        60.1. CLOSING DATE. "Closing Date" means the Closing Date as defined in the Asset Purchase Agreement.

        60.2. COPYRIGHTS. "Copyrights" mean (i) any copyright in any original works of authorship fixed in any tangible medium of expression as set forth in 17 U.S.C. Section 101 et. seq., whether registered or unregistered, including any applications for registration thereof, (ii) any corresponding foreign copyrights under the laws of any jurisdiction, in each case, whether registered or unregistered, and any applications for registration thereof, and (iii) moral rights under the laws of any jurisdiction.

        60.3. DATABASE RIGHTS. "Database Rights" means any rights in databases under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration thereof.

        60.4. IMPROVEMENTS. "Improvements" to Technology means (i) with respect to Copyrights, any modifications, derivative works, and translations of works of authorship, (ii) with respect to Database Rights, any database that is created by extraction or re-utilization of another database, and (iii) with respect to Mask Work Rights, trade secrets and other intellectual property rights included within the definition of Technology and not covered by Sections 1.4(i) - (ii) above, any improvements of Technology. For the purposes of clarification, an item of Technology will be deemed to be an Improvement of another item of Technology only if it is actually derived from such other item of Technology and not merely because it may have the same or similar functionality or use as such other item of Technology.

        60.5. INVENTION DISCLOSURE. "Invention Disclosure" means a disclosure of an invention (i) written for the purpose of allowing legal and business people to determine whether to file a Patent application with respect to such invention and (ii) recorded with a control number in the owning party's records prior to the Closing Date.

        60.6. MASK WORK RIGHTS. "Mask Work Rights" means (i) any rights in mask works, as defined in 17 U.S.C. Section 901, whether registered or unregistered, including applications for registration thereof, and (ii) any foreign rights in semiconductor topologies under the laws of any jurisdiction, whether registered or unregistered, including applications for registration thereof.

        60.7. PATENTS. "Patents" means patents, utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, re-examinations, continuations, continuations-in-part, divisionals, substitutions and extensions of any of the foregoing.

        60.8. PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

        60.9. PURCHASER'S FIELD OF USE. "Purchaser's Field of Use" means the Business (as defined in the Asset Purchase Agreement).

        60.10. PURCHASER PRODUCTS. "Purchaser Products" means Medical Products (as defined in the Asset Purchase Agreement).

        60.11. PURCHASER TECHNOLOGY. "Purchaser Technology" means all Technology primarily associated with the development, design, testing, manufacture, maintenance, support, debugging, quality control, repair, use, marketing and sale of the Purchaser Products as of the Closing Date.

        60.12. SELL. To "Sell" a product means to sell, transfer, lease or otherwise dispose of a product. "Sale" and "Sold" have the corollary meanings ascribed thereto.

        60.13. SELLER FIELD OF USE. "Seller Field of Use" means the business of Seller, as currently or hereafter conducted, other than Medical Products.

        60.14. SELLER PRODUCTS. "Seller Products" means any and all products and services of the businesses in which Seller or any of its Subsidiaries is now or hereafter engaged (including the business of making (but not having made) Third Party products for Third Parties when Seller, its Subsidiaries is acting as a contract manufacturer or foundry for such Third Parties), other than Medical Products.

        60.15. SELLER TECHNOLOGY. "Seller Technology" means any other Technology not included within the definition of Purchaser Technology that is associated with the development, design, testing, manufacture, maintenance, support, debugging, quality control, repair, use, marketing and sale of the Purchaser Products as of the Closing Date.

        60.16. SUBSIDIARY. "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. For example, if Seller owns 70% of the stock of another corporation, and that corporation owns 60% of the equity interest of a limited liability company, then that corporation is a Subsidiary of Seller but that limited liability company is not. However, if such corporation owns 90% of the equity interest of a limited liability company, then that limited liability company is a Subsidiary of Seller.

        60.17. TECHNOLOGY. "Technology" means technological models, algorithms, manufacturing processes, design processes, behavioral models, logic diagrams, schematics, test vectors, know-how, computer and electronic data processing and other apparatus programs and software (object code and source code), optical, hydraulic and fluidic apparatus and processes, detection and analytical devices, databases and documentation thereof, trade secrets, technical information, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, data or the like. The term Technology includes Copyrights, Database Rights, Mask Work Rights, trade secrets and any other intellectual property right, but expressly does not include (i) any trademark, trade name, trade dress or service mark, or applications for registration thereof or (ii) any Patents or applications therefor, including any of the foregoing that may be based on Invention Disclosures that are covered by the Patent Ownership and Assignment Agreement between the parties, but does include trade secret rights in and to inventions disclosed in such Patent applications and Invention Disclosures.

        60.18. THIRD PARTY. "Third Party" means a Person other than Seller and its Subsidiaries or Purchaser and its Subsidiaries.

                                  ARTICLE LXI
                             ASSIGNMENT OF OWNERSHIP

        61.1. ASSIGNMENT. Subject to Sections 2.2 and 2.3 below, Seller hereby grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to Purchaser, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its (and their) right, title and interest in and to the Purchaser Technology, to be held and enjoyed by Purchaser, its Subsidiaries, its successors and assigns. Seller further grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to Purchaser all its (and their) right, title and interest in and to any and all proceeds, causes of action and rights of recovery for past and future infringement of Copyrights, Database Rights and Mask Work Rights in and to the Purchaser Technology, and for past and future misappropriation of trade secrets in and to the Purchaser Technology. Seller further covenants that Seller will, without demanding any further consideration therefor, at the request and expense of Purchaser (except for the costs of the time of Seller employees), do (and cause its Subsidiaries to do) all lawful and just acts that may be or become reasonably necessary for transferring, conveying, evidencing, maintaining, recording and perfecting Purchaser's rights to such Purchaser Technology, including but not limited to, execution and acknowledgement of (and causing its Subsidiaries to execute and acknowledge) assignments and other instruments in a form reasonably required by Purchaser for each Copyright, Mask Work Right or Database Right jurisdiction.

        61.2. PRIOR GRANTS. Purchaser acknowledges and agrees that the foregoing assignment is subject to any and all licenses or other rights that may have been granted by Seller or its Subsidiaries (or their predecessors in interest) with respect to the Purchaser Technology prior to the Closing Date. Seller shall respond to reasonable inquiries from Purchaser regarding any such prior grants.

        61.3. COPIES IN ITS POSSESSION.

               (a) Notwithstanding the assignment of ownership in this Article II, Seller shall have the right to retain copies of all materials and other tangible items reflecting, incorporating, embodying or describing any Purchaser Technology that it may have in its possession as of the Closing Date, and Purchaser shall have the right to retain copies of all materials and other tangible items reflecting, incorporating, embodying or describing any Seller Technology that it may have in its possession as of the Closing Date. By agreeing to the retention of such copies, the parties do not agree that either party shall have any right to use the Purchaser Technology or the Seller Technology, as the case may be, in a manner inconsistent with the Asset Purchase Agreement, this Agreement, or any other agreement executed concurrently therewith.

               (b) If, at any time prior to two years after the Closing Date, Purchaser becomes aware of the existence of certain documents or other tangible materials that are not in its possession but are or are likely to be in the possession of Seller that Purchaser requires in order to make effective use of the Purchaser Technology to be assigned to Purchaser pursuant to the Asset Purchase Agreement and this Agreement, Purchaser may make a request therefor to Seller; whereupon Seller shall conduct a reasonable search therefor and advise Purchaser as to whether or not Seller is in possession of such documents or tangible materials. If Seller is not in possession of such documents or tangible materials, it shall have no further obligation to Purchaser with respect thereto. If Seller is in such possession, it shall provide Purchaser or its designees, at Purchaser's expense, with access to such documents or tangible materials under such reasonable terms and conditions as the parties may agree. Nothing in this provision, however, shall create any obligation on the part of Seller to preserve, keep or maintain in any particular order or condition any documents or other tangible materials for any period of time after the Closing Date.

                                  ARTICLE LXII
                                 LICENSE GRANTS

        62.1. LICENSE TO PURCHASER.

               (a) Seller grants (and agrees to cause its appropriate Subsidiaries to grant) to Purchaser and its Subsidiaries the following personal, irrevocable, non-exclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 8.10 below) licenses for use solely within Purchaser's Field of Use, to design, develop, make, have made, sell, use, maintain and practice and have practiced any methods with Medical Products (as that term is defined in the Asset Purchase Agreement; except that for purposes of this Section 3.1, the definition of Medical Products shall also include successor products and services and product line or service line extensions to those products defined as Medical Products in the Asset Purchase Agreement, whether or not reasonably foreseeable as of the Closing Date):

                   (i) under its and their Copyrights in and to the Seller
               Technology that it owns, (A) to reproduce and have reproduced the works of authorship included in such Seller Technology and Improvements thereof prepared by or for Purchaser, in whole or in part, as part of Purchaser Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in such Seller Technology in order to create Purchaser Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in such Seller Technology and Improvements thereof prepared by or for Purchaser to the public by sale or other transfer of ownership or by rental, lease or lending, as part of Purchaser Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in such Seller Technology and Improvements thereof prepared by or for Purchaser, as part of Purchaser Products;

                   (ii) under its and their Database Rights in and to the Seller
               Technology it owns, to extract data from the databases included in such Seller Technology and to re-utilize such data to design, develop, manufacture and have manufactured Purchaser Products and to Sell such Purchaser Products that incorporate such data, databases and Improvements thereof prepared by or for Purchaser;

                   (iii) under its and their Mask Work Rights in and to the
               Seller Technology it owns, (A) to reproduce and have reproduced mask works and semiconductor topologies included in such Seller Technology and embodied in Purchaser Products by optical, electronic or any other means, (B) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (C) to induce or knowingly to cause a Third Party to do any of the acts described in Sections 3.1(a)(iii)(A) and (B) above; and

                   (iv) under its and their trade secrets and other intellectual property rights in and to the Seller Technology it owns to use such Seller Technology and Improvements thereof prepared by or for Purchaser to design, develop, manufacture and have manufactured Purchaser Products and to Sell and maintain such Purchaser Products.

Seller covenants and agrees to cause its Subsidiaries not to grant any other licenses under any of the foregoing in Purchaser's Field of Use for a period of five (5) years , commencing on the Closing Date.

               (b) With regard to Seller Technology that is owned by Hewlett-Packard, Seller grants to Purchaser and its Subsidiaries a sublicense to use such Seller Technology solely in the Purchaser Field of Use, in connection with Medical Products, and solely to the extent of Seller's right to grant any such sublicense to Purchaser under the relevant provisions of the Master Technology Ownership and License Agreement between Hewlett-Packard and Seller, dated as of November 1, 1999.

               (c) Without limiting the generality of the foregoing licenses granted in Section 3.1(a) above, with respect to software included within the Seller Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for Purchaser or its Subsidiaries to create Purchaser Products, in source code and object code form, and to Sell and maintain such software and Improvements thereof made by or for Purchaser or its Subsidiaries, in source code and object code form, as part of Purchaser Products; provided, however, that with respect to Seller's software products that are Seller Products and are commercially released as of the Closing Date, Purchaser shall be limited to using no more than ten percent (10%) of the lines of code of any such commercially released software product in any Purchaser Product Sold or maintained by Purchaser or its Subsidiaries to a Third Party after the Closing Date (it being understood that such restriction shall not apply, however, to Purchaser's or its Subsidiaries' use of any code contained in any Purchaser Product that was commercially released by Seller as of or prior to the Closing Date, to the extent that Purchaser desires to continue to sell such Purchaser Product in a form containing such code or improvements thereto). Any other rights of Purchaser and its Subsidiaries to Sell and maintain such commercially released software products of Seller shall be solely as set forth in a separate written agreement, which may be entered into by the parties, consistent with the licensing criteria and commercial terms and conditions upon which Seller makes such software products available to Third Parties at the time of such separate written agreement. For purposes of this Section 3.1(c), a "commercially released" product shall mean a product that has been placed on a corporate price list by Seller or any of its Subsidiaries, or (if applicable) that has been released by Seller or any of its Subsidiaries to Third Parties for beta testing.

               (d) The foregoing licenses in this Section 3.1 include the right to have contract manufacturers and foundries manufacture Purchaser Products for Purchaser.

               (e) Purchaser may grant sublicenses within the scope of the licenses granted under Sections 3.1(a) and (b) above as follows:

                   (i) Purchaser may grant sublicenses to its Subsidiaries for so long as they remain its Subsidiaries, with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of such party; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee's becoming a Subsidiary; and

                   (ii) Purchaser may grant sublicenses with respect to
               Purchaser Products in the form of software, in object code and source code form, to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers.

        62.2. LICENSE BACK TO SELLER.

               (a) Purchaser grants back (and agrees to cause its appropriate Subsidiaries to grant back) to Seller and its Subsidiaries the following personal, irrevocable, non-exclusive, worldwide, fully paid, royalty-free and non-transferable (except as specified in Section 8.10 below) licenses for use solely within Seller's Field of Use to design, develop, make, have made, sell, use, maintain and practice and have practiced any methods with Seller Products:

                   (i) under its and their Copyrights in and to the Purchaser
               Technology, (A) to reproduce and have reproduced the works of authorship included in the Purchaser Technology and Improvements thereof prepared by or for Seller, in whole or in part, as part of Seller Products, (B) to prepare Improvements or have Improvements prepared for it based upon the works of authorship included in the Purchaser Technology in order to create Seller Products, (C) to distribute (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) copies of the works of authorship included in the Purchaser Technology and Improvements thereof prepared by or for Seller to the public by sale or other transfer of ownership or by rental, lease or lending, as part of Seller Products, and (D) to perform (by any means and using any technology, whether now known or unknown, including without limitation electronic transmission) and display the works of authorship included in the Purchaser Technology and Improvements thereof prepared by or for Seller, as part of Seller Products;

                   (ii) under its and their Database Rights in and to the
               Purchaser Technology, to extract data from the databases included in the Purchaser Technology and to re-utilize such data to design, develop, manufacture and have manufactured

               Seller Products and to Sell such Seller Products that incorporate such data, databases and Improvements thereof prepared by or for Seller;

                   (iii) under its and their Mask Work Rights in and to the
               Purchaser Technology, (A) to reproduce and have reproduced mask works and semiconductor topologies included in the Purchaser Technology and embodied in Seller Products by optical, electronic or any other means, (B) to import or distribute a product in which any such mask work or semiconductor topology is embodied, and (C) to induce or knowingly to cause a Third Party to do any of the acts described in Sections 3.2(a)(iii)(A) and (B) above; and

                   (iv) under its and their trade secrets and other intellectual property rights in and to the Purchaser Technology, to use the Purchaser Technology and Improvements thereof prepared by or for Seller to design, develop, manufacture and have manufactured Seller Products and to Sell such Seller Products.

               (b) Without limiting the generality of the foregoing licenses granted in Section 3.2(a) above, with respect to software included within the Purchaser Technology, such licenses include the right to use, modify, and reproduce such software and Improvements thereof made by or for Seller or its Subsidiaries to create Seller Products, in source code and object code form, and to Sell and maintain such software and Improvements thereof made by or for Seller or its Subsidiaries, in source code and object code form, as part of Seller Products; provided, however, that, with respect to Purchaser's software products that are Purchaser Products and are commercially released as of the Closing Date, Seller shall be limited to using no more than ten percent (10%) of the lines of code of any such commercially released software product in any Seller Product Sold or maintained by Seller or its Subsidiaries to a Third Party after the Closing Date (it being understood that such restriction shall not apply, however, to Seller's or its Subsidiaries' use of any code contained in any Seller Product that was commercially released by Seller as of or prior to the Closing Date, to the extent that Seller desires to continue to sell such Seller Products in a form containing such code or improvements thereto). Any other rights of Seller and its Subsidiaries to Sell and maintain such commercially released software products of Purchaser shall be solely as set forth in a separate written agreement. For purposes of this Section 3.2(b), a "commercially released" product shall mean a product that has been placed on a Purchaser corporate price list or (if applicable) released by Purchaser to Third Parties for beta testing; and

               (c) The foregoing licenses in this Section 3.2 include the right to have contract manufacturers and foundries manufacture Seller Products for Seller.

               (d) Seller may grant sublicenses within the scope of the licenses granted under Sections 3.2(a) and (b) above as follows:

                   (i) Seller may grant sublicenses to its Subsidiaries for so long as they remain its Subsidiaries, with no right to grant further sublicenses other than, in the case of a sublicensed Subsidiary, to another Subsidiary of such party; provided that any such sublicense may be made effective retroactively but not prior to the sublicensee's becoming a Subsidiary; and

                   (ii) Seller may grant sublicenses with respect to Seller
               Products in the form of software, in object code and source code form, to its distributors, resellers, OEM customers, VAR customers, VAD customers, systems integrators and other channels of distribution and to its end user customers.

        62.3. IMPROVEMENTS. As between the parties, after the Closing Date:

               (a) Seller hereby retains all right, title and interest, including all intellectual property rights, in and to any Improvements to Purchaser Technology made by or for Seller in the exercise of the licenses granted to it hereunder, subject only to the ownership of Purchaser in the underlying Purchaser Technology. Seller shall not have any obligation under this Agreement to notify Purchaser of any Improvements made by or for it or to disclose or license any such Improvements to Purchaser; and

               (b) Purchaser hereby retains all right, title and interest, including all intellectual property rights, in and to any Improvements to Seller Technology made by or for Purchaser in the exercise of the licenses granted to it hereunder, subject only to the ownership of Purchaser in the underlying Seller Technology. Purchaser shall not have any obligation under this Agreement to notify Seller of any Improvements made by or for it or to disclose or license any such Improvements to Seller.

        62.4. DURATION OF SUBLICENSES TO SUBSIDIARIES . Any sublicenses granted by either party to a particular Subsidiary pursuant to Sections 3.1(d)(i) or
(ii) and 3.2(d)(i) or (ii), respectively, shall terminate upon the date that such Subsidiary ceases to be a Subsidiary of the respective party.

        62.5. NO PATENT LICENSES. Nothing contained in this Agreement shall be construed as conferring to either party by implication, estoppel or otherwise any license or right under any Patent or applications therefor, whether or not the exercise of any right herein granted necessarily employs an invention of any existing or later issued Patent. The applicable assignments and licenses granted between Seller and Purchaser with respect to Patents are set forth in a separate Patent Ownership and License Agreement.

        62.6. THIRD PARTY TECHNOLOGY. The assignment of any applicable license agreements with respect to Third Party Technology will be set forth in a separate Agreement between the parties.

                                 ARTICLE LXIII
                                 CONFIDENTIALITY

        63.1. CONFIDENTIAL INFORMATION. The parties hereto expressly acknowledge and agree that all information, whether written or oral, furnished by either party to the other party or any Subsidiary of such other party pursuant to this Agreement ("Confidential Information") shall be deemed to be confidential and shall be maintained by each party and their respective Subsidiaries in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature and in no event less than a reasonable degree of care. Except as authorized in writing by the other party, neither party shall at any time disclose or permit to be disclosed any such Confidential Information to any person, firm, corporation or entity, (i) except as may reasonably be required in connection with the performance of this Agreement by Purchaser, Seller or its respective Subsidiaries, as the case may be, and (ii) except as may reasonably be required after the Closing (A) by Purchaser or its Subsidiaries in connection with the use of the Purchaser Technology, Seller Technology and the operation of the Business or (B) by Seller or its Subsidiaries in connection with the use of the Purchaser Technology and the operation of its business, and (iii) except to the parties' agents or representatives who are informed by the parties of the confidential nature of the information and are bound to maintain its confidentiality, and (iv) in the course of due diligence in connection with the sale of all or a portion of either party's business provided the disclosure is pursuant to a nondisclosure agreement having terms comparable to Sections 4.1 and 4.2 hereof.

        63.2. EXCEPTIONS. The obligation not to disclose information under
Section 4.1 hereof shall not apply to information that, as of the Closing Date or thereafter, (i) is or becomes generally available to the public other than as a result of disclosure made after the execution of the Asset Purchase Agreement by the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof, (ii) was or becomes readily available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis,
(iii) is or becomes available to the party desiring to treat such information as non-confidential or any of its Subsidiaries or representatives thereof on a non-confidential basis from a source other than its own files or personnel or the other party or its Subsidiaries, provided that such source is not known by the party desiring to treat such information as non-confidential to be bound by confidentiality agreements with the other party or its Subsidiaries or by legal, fiduciary or ethical constraints on disclosure of such information, or (iv) is required to be disclosed pursuant to a governmental order or decree or other legal requirement (including the requirements of the U.S. Securities and Exchange Commission and the listing rules of any applicable securities exchange), provided that the party required to disclose such information shall give the other party prompt notice thereof prior to such disclosure and, at the request of the other party, shall cooperate in all reasonable respects in maintaining the confidentiality of such information, including obtaining a protective order or other similar order. Nothing in this Section 4.2 shall limit in any respect either party's ability to disclose information in connection with the enforcement by such party of its rights under this Agreement; provided that the proviso of clause (v) in the immediately preceding sentence shall apply to the party desiring to disclose such information.

        63.3. DURATION. The obligations of the parties set forth in this Article IV, with respect to the protection of Confidential Information, shall remain in effect until five years after (i) the Closing Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Closing Date, or (ii) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Closing Date.

                                  ARTICLE LXIV
                                   TERMINATION

        64.1. VOLUNTARY TERMINATION. By written notice to Purchaser, Seller may voluntarily terminate all or a specified portion of the license and rights granted to it hereunder by Purchaser. Such notice shall specify the effective date of such termination and shall clearly specify any affected Technology, product or service.

        64.2. SURVIVAL. Any voluntary termination by Seller of the license and rights granted to it by Purchaser under Section 5.1 hereof shall not affect Seller's license and rights with respect to any licensed product made or service furnished prior to such termination.

        64.3. NO OTHER TERMINATION. Each party acknowledges and agrees that its remedy for breach by the other party of the licenses granted to it hereunder or of any other provision hereof shall be, subject to the requirements of Article VI, to bring a claim to recover damages subject to the limits set forth in this Agreement and to seek any other appropriate equitable relief, other than termination of the licenses granted by it in this Agreement.

                                  ARTICLE LXV
                               DISPUTE RESOLUTION

        65.1. NEGOTIATION. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties' first tier negotiating teams (as determined by each party's Director of Intellectual Property (or person holding a similar position or title) or his or her delegate) shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties' second tier negotiating teams (as determined by each party's Director of Intellectual Property or his or her delegate) shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 6.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. All negotiations between the parties pursuant to this Section 6.1 shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future litigation.

        65.2. NONBINDING MEDIATION. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties within fifteen (15) days after the first meeting of the second tier negotiating teams under Section 6.1 hereof, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 6.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

        65.3. PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 6.3, the parties agree to continue to attempt to resolve any dispute or claim according to the terms of Sections 6.1 and 6.2 hereof during the course of such litigation proceedings under this Section 6.3.

                                  ARTICLE LXVI
                            LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 ARTICLE LXVII
                            MISCELLANEOUS PROVISIONS

        67.1. DISCLAIMER. EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE ASSET PURCHASE AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL (A) TECHNOLOGY ASSIGNED PURSUANT TO THIS AGREEMENT AND (B) ALL TECHNOLOGY AND OTHER INFORMATION OR MATERIALS LICENSED OR FURNISHED HEREUNDER ARE ASSIGNED, LICENSED OR FURNISHED WITHOUT ANY WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Except as otherwise set forth herein or in the Asset Purchase Agreement, neither party nor any of its subsidiaries makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service will be free from infringement of any patent or other intellectual property right of any third party.

        67.2. NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to the Purchaser Technology or the Licensed Technology. Neither party is required hereunder to furnish or disclose to the other any technical or other information (including copies of the Purchaser Technology or the Licensed Technology), except as specifically provided herein or in the Asset Purchase Agreement.

        67.3. INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any Copyrights, Database Rights or Mask Work Rights or misappropriation of any trade secret rights in or to any Technology licensed to the other party hereunder, or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of such rights or which claims that any Technology assigned or licensed to the other party hereunder infringes any Patent, Copyright, Database Right, Mask Work Right or other intellectual property right of any Third Party or constitutes a misappropriated trade secret of any Third Party. Seller shall not have any right to institute any action or suit against Third Parties for infringement of any of the Copyrights, Database Rights or Mask Work Rights in or to the Purchaser Technology. Purchaser shall not have any right to institute any action or suit against Third Parties for infringement of any of the Copyrights, Database Rights or Mask Work Rights in or to the Seller Technology. Notwithstanding the foregoing, if Purchaser believes that certain Technology to which it is licensed by Seller is being infringed by a Third Party in the field of use of the license, it may present evidence of such infringement to Seller, together with its recommendation for enforcement. Seller may thereafter consult with Purchaser concerning the proposed enforcement and shall make a good faith evaluation of the desirability of taking any enforcement action, considering the evidence available to it, the materiality of the alleged infringement, the costs and risks of taking such action, and such other reasonable, legal and commercial factors as it would ordinarily consider in determining whether to take such action.

        67.4. NO OBLIGATION TO OBTAIN OR MAINTAIN RIGHTS IN TECHNOLOGY. Except as otherwise set forth herein or in the Asset Purchase Agreement, neither party, nor any of its Subsidiaries, shall be obligated to provide the other party with any technical assistance or to furnish the other party with, or obtain, any documents, materials or other information or Technology.

        67.5. ENTIRE AGREEMENT. This Agreement and the Asset Purchase Agreement constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent there is a conflict between this Agreement and the Asset Purchase Agreement between the parties, the terms of the Asset Purchase Agreement shall govern, provided, however, that the terms of this Agreement shall govern with respect to (a) Article IV with respect to Confidential Information transferred, licensed or disclosed pursuant to this Agreement, (b)
Article V with respect to termination of the licenses granted hereunder, (c)
Article VI concerning dispute resolution, (d) Article VII solely with respect to intellectual property that is licensed by one party to another party pursuant to this Agreement, (e) Section 8.9 concerning notice, and (f) Section 8.10 concerning assignment or transfer of rights or obligations arising under this Agreement.

        67.6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within the state, except for the internal matters or any corporation, partnership or similar entity, which shall be governed by the laws of the jurisdictions of incorporation or organization of such corporation, partnership or similar entity.

        67.7. CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 8.9 hereof shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

        67.8. SECTION HEADINGS; TABLE OF CONTENTS. The section headings contained in this Agreement and the Table of Contents to this Agreement are inserted for reference purposes only and are not intended to be a part, nor should they affect the meaning or interpretation, of this Agreement.

        67.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by an internationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

        if to Seller:

               c/o Agilent Technologies, Inc.
               395 Page Mill Road, MS A3-10
               P.O. Box 10395 Palo Alto, California
               94303-0870
               Attention:  Vice President, Associate General Counsel and
                           Director of Intellectual Property
               Telecopy:  +1 (650) 752-5742

        with a copy to:
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY 10017
               Attention:  Kerry L. Konrad
               Telecopy:  +1 (212) 455-2502

        if to Purchaser:
               c/o Philips Medical Systems B.V.
               P.O. Box 10.000
               5680 DA Best, The Netherlands
               Attention:  General Counsel
               Telecopy:  +31 40 2762651

        with a copy to:
               Sullivan & Cromwell
               125 Broad Street
               New York, NY 10004
               Attention:  Matthew G. Hurd
               Telecopy:  +1 (212) 558-3588


or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 8.9, "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions located in the jurisdiction in which the person to whom notice is to be provided is located are authorized or obligated by law or executive order to close.

        67.10. NONASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party; provided, however, that neither party shall withhold its consent to any proposed assignment or transfer unless the non-transferring party has a good faith, reasonable belief, grounded in an articulable basis in fact, that the proposed transfer will create a substantial risk that the confidentiality of information belonging to the non-transferring party which is to be transferred to the proposed transferee will not be preserved or maintained with a reasonable degree of care by the proposed transferee or otherwise as a result of the proposed transfer. Notwithstanding the foregoing, each party (including its respective Subsidiaries or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole, without consent, (a) in connection with a corporate reorganization that leaves such party substantially equivalent in terms of business, assets or ownership as before the reorganization (e.g., a reorganization in another state); or (b) any or all of its rights or obligations under this Agreement to one or more Subsidiaries of such party, provided, however, that no such assignment or transfer made pursuant to this Section 8.10(b) shall release the transferring or assigning party from any of its liabilities or obligations hereunder. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

        67.11. SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

        67.12. AMENDMENT; WAIVER; REMEDIES CUMULATIVE. This Agreement, including this provision of this Agreement, may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party or a failure or delay by any party in exercising any power, right or privilege under this Agreement, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

        67.13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this
Section 8.13, provided that receipt of copies of such counterparts is confirmed.

WHEREFORE, the parties have signed this Technology Ownership and License Agreement effective as of the Closing Date first set forth above.

AGILENT TECHNOLOGIES, INC.              KONINKLIJKE PHILIPS
                                        ELECTRONICS N.V.

By:                                     By:
   -------------------------------         ------------------------------------
Name:                                   Name:
     -----------------------------           ----------------------------------
Title:                                  Title:
      ----------------------------            ---------------------------------


















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